UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Cigna Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

2019 PROXY STATEMENT

Accelerating Health

Together, all the way.®

Cigna®

March 15, 2019

900 Cottage Grove Road
Bloomfield, Connecticut 06002

Dear Cigna Shareholder:

On behalf of the Cigna Corporation Board of Directors, our Enterprise Leadership Team and our colleagues worldwide, we invite you to attend our 2019 Annual Meeting of Shareholders to be held April 24, 2019. The attached Notice of 2019 Annual Meeting of Shareholders and Proxy Statement contains important information about the business to be conducted at the Annual Meeting.

By any measure, 2018 was a pivotal year for Cigna during which we accelerated our strategy to improve the health, well-being and peace of mind of those we serve. Our combination with Express Scripts added 26,000 talented colleagues who are just as passionate and committed to transforming healthcare as we are. Our colleagues around the globe remained focused on delivering value at every turn for those we are so proud to serve.

For the sixth consecutive year, Cigna delivered industry-leading medical cost trend of 3.6%. Express Scripts delivered its lowest commercial drug trend — 0.4% — in its 25 years of measuring that figure. By bringing together two companies that are leaders in driving affordable solutions, we now have greater opportunities to provide better care, greater choice, and lower costs for our customers and clients.

The innovation we bring to the marketplace is highly valued and in demand. In an environment where health care can be an episodic, disconnected, and complex experience for people, we deliver something better: a holistic, connected, simpler approach to whole person health. We now serve more than 160 million customer relationships, and with more than a billion touchpoints each year, we have our greatest opportunity to help people get well and stay well for the long-term.

Affordability and choice are two important guideposts for us as we enter 2019, and both are foundational components of our Go strategy, which we adopted in 2009, and evolved in 2017 to Go Deeper, Go Local and Go Beyond. By leveraging technology and data-driven insights, coupled with our unique ability to care for people, and being the partner of choice across the healthcare ecosystem, Cigna is best positioned to deliver more affordability and greater choice for those we serve.

This past year marked yet another year of strong, differentiated results, while generating considerable momentum for 2019 and the years ahead. This strong performance reflects the efforts of an exceptionally talented Cigna team — individuals who are proud to serve as champions for our customers and communities around the world.

We steadfastly believe that our communities play an essential role in health and wellness needs. To that end, this year we have embarked on a five-year initiative to address food insecurity and eradicate hunger that affects the lives of so many of our young people around the world. A hungry child may not be able to play, learn, or interact in the way they want. We will answer the call to do more to solve this problem. Healthier Kids for Our Future is our commitment to help children get on and stay on a path to realize their full potential.

We can do more for our communities because we do more for our customers. As we grow, we create more opportunities to deliver on our unwavering mission to improve the health, well-being and peace of mind of those we are privileged to serve.

Our ability to create and deliver value is clearly reflected in our financial performance and our attractive top and bottom line growth. As we enter 2019, Cigna’s strong capital position and flexibility further enable our organization to drive attractive earnings and customer growth over the long-term.

In addition to adding talented people throughout our organization, we also added five new members to our Board of Directors, four of whom joined upon the combination with Express Scripts. Each of these individuals brings diverse experiences and skills that further complement our Board. We remain committed to strong corporate governance as a framework for financial integrity, shareholder transparency and competitively attractive performance.

Your vote is very important. Whether or not you plan to attend our Annual Meeting, we hope that you will cast your vote as soon as possible.

As always, thank you for your continued support of Cigna.

Sincerely,

/s/ David M. Cordani David M. Cordani President and Chief Executive Officer	/s/ Isaiah Harris, Jr. Isaiah Harris, Jr. Chairman of the Board

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, April 24, 2019 at 8:00 a.m.

PLACE:	Windsor Marriott Hotel, Ballroom IV 28 Day Hill Road Windsor, Connecticut 06095

ITEMS OF BUSINESS:	Proposal 1: Election of thirteen director nominees named in this Proxy Statement for one-year terms to expire at the next annual meeting of shareholders.

Proposal 2: Advisory approval of executive compensation.

Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.

Proposal 4: Shareholder Proposal — Increase shareholder rights to include action by written consent, if properly presented.

Proposal 5: Shareholder Proposal — Cyber risk report, if properly presented.

Proposal 6: Shareholder Proposal — Gender pay gap report, if properly presented.

Consideration of any other business properly brought before the meeting.

RECORD DATE:	You may vote on the matters presented at the Annual Meeting if you were a shareholder of record at the close of business on February 25, 2019.

PROXY VOTING:
Your vote is very important, regardless of the number of shares you own. We urge you to promptly vote by telephone, by using the internet, or, if you received a proxy card or instruction form, by completing, dating, signing and returning it by mail.

March 15, 2019	By order of the Board of Directors, /s/ Julia Brncic Julia Brncic Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on April 24, 2019

The Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended December 31, 2018 are available at www.envisionreports.com/ci.

PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2018 Annual Report before you vote.

Mission and Strategy

Cigna’s mission is dedicated to improving the health, well-being and peace of mind of those we serve around the globe. Our strategic focus in support of our mission is to Go Deeper, Go Local and Go Beyond in order to expand avenues for growth and performance. Creating value for our customers, clients, partners, communities and, in turn, our shareholders, is a direct result of the continued, effective execution of this proven strategy.

Our Mission

To improve the health, well-being and peace of mind of those we serve

Our Strategy

Go Deeper:	To expand and deepen our customer, client and partner relationships; depth in targeted sub-segments and geographies

Go Local:	To ensure our solution suite and services meet customer, client and partner needs at a local market level

Go Beyond:	To innovate and further differentiate our businesses, the experiences we deliver, and overall social impact

How We Win

For the past decade, we have been a leader in creating value-based, collaborative partnerships, with nearly 600 value-based care arrangements in place around the country. During this time, we have progressed steadily beyond the financing of sick care and strive to provide services and solutions designed to help people live well and be better equipped to prevent and manage health challenges.

In 2018, we accelerated the execution of our strategy through the combination with Express Scripts Holding Company (Express Scripts). We now have even more opportunities to accelerate the pace of change, and to help deliver on the critical priority of building a more sustainable model for health care. Together, as we enhance delivery of whole person health, we will address the need for greater affordability, choice and predictability by leveraging a significantly stronger medical and pharmacy cost position, as well as coupling more actionable insights and analytics with enhanced clinical and care coordination capabilities.

Our Values

Cigna and Express Scripts share a commitment to supporting local communities and improving societal health. In furtherance of this commitment, we announced a $200 million investment in our foundation and our communities. In January 2019, we launched Healthier Kids for Our Future, a $25 million five-year global initiative to improve the health and well-being of children. Cigna's 74,000 global employees will work together to put children on a healthier path, starting with reducing childhood hunger and improving nutrition in local communities.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 1

PROXY STATEMENT SUMMARY

Business Performance

2018 was an exceptional year for Cigna, including the successful completion of the combination with Express Scripts. Milestones achieved on the course of closing the transaction included regulatory approval from the Department of Justice and the required states, approval of Cigna’s and Express Scripts’ shareholders and execution of complex debt financing. Through all of this, both companies demonstrated strong collaboration on integration planning activities — focused on improving affordability for our customers and clients, expanding choice in the marketplace and improving predictability. In addition to closing the transaction, Cigna delivered exceptionally strong results in 2018, some of which are highlighted below:

The strong revenue and earnings growth of 2018 continues Cigna's track record of strong performance, highlighted by:

Effective in the fourth quarter of 2018, we changed our segments to reflect the management and business reporting structure of the combined company following closing. Our segments now include:

Integrated Medical includes Cigna’s Commercial and Government businesses that provide comprehensive medical solutions to clients and customers.

Health Services includes a broad range of pharmacy services, including benefits management, specialty pharmacy services, clinical solutions, home delivery, and certain medical management services.

International Markets includes supplemental health, life and accident insurance products and health care coverage in our international markets as well as health care benefits to globally mobile employees of multinational organizations.

Group Disability and Other includes Cigna’s Group Disability and Life business which offers group long-term and short-term disability, and group life, accident and specialty insurance products and services. Additionally, this segment includes Corporate Owned Life Insurance and the Company’s run-off operations.

*
We encourage you to review our Annual Report on Form 10-K for the year ended December 31, 2018 for more complete financial information. Consolidated adjusted income from operations and consolidated adjusted revenue are not determined in accordance with accounting principles generally accepted in the United States (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, shareholders’ net income and total revenues, respectively. Shareholders’ net income was $2.6 billion and total revenues were $49 billion for the year ended December 31, 2018. Additional information regarding our use of non-GAAP measures and reconciliations to the most directly comparable GAAP measure can be found on Annex A.

2 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Board of Directors
Our director nominees exhibit an effective mix of skills and experience which support Cigna’s strategy of Go Deeper, Go Local and Go Beyond. In 2018, the Board added five new members, four of whom were directors of Express Scripts prior to the merger.

CURRENT DIRECTORS	AGE	INDEPENDENT	DIRECTOR SINCE	OCCUPATION	COMMITTEE MEMBERSHIPS
David M. Cordani	53	✘	2009	President and Chief Executive Officer of Cigna	Executive

William J. DeLaney	63	✔	2018*	Former Chief Executive Officer of Sysco Corporation	Audit Corporate Governance

Eric J. Foss	60	✔	2011	Chairman, President and Chief Executive Officer of Aramark Corporation	Compliance Corporate Governance

Elder Granger, MD, MG, USA	65	✔	2018*	President and Chief Executive Officer of The 5Ps, LLC	Compliance Corporate Governance

Isaiah Harris, Jr.	66	✔	2005	Former President and Chief Executive Officer of AT&T Advertising & Publishing – East	Chairman of the Board Executive (Chair)

Roman Martinez IV	71	✔	2005	Private Investor	Audit (Chair) Executive Finance

Kathleen M. Mazzarella	58	✔	2018*	Chairman, President and Chief Executive Officer of Graybar Electric Company, Inc.	Finance People Resources

Mark B. McClellan, MD, PhD	55	✔	2018	Director, Duke-Robert J. Margolis, MD, Center for Health Policy	Audit Corporate Governance

John M. Partridge	69	✔	2009	Former President of Visa, Inc.	Finance (Chair) Audit Executive

William L. Roper, MD, MPH	70	✔	2018*	Interim President of The University of North Carolina System	Compliance (Chair) Executive Finance

Eric C. Wiseman	63	✔	2007	Former Executive Chairman, President and Chief Executive Officer of VF Corporation	Finance People Resources

Donna F. Zarcone	61	✔	2005	President and Chief Executive Officer of The Economic Club of Chicago	Corporate Governance (Chair) Compliance Executive

William D. Zollars	71	✔	2005	Former Chairman, President and Chief Executive Officer of YRC Worldwide, Inc.	People Resources (Chair) Executive Corporate Governance

*	Previously a director of Express Scripts
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 3

PROXY STATEMENT SUMMARY

Corporate Governance

Cigna is committed to ensuring strong corporate governance practices on behalf of our shareholders. We believe that strong corporate governance provides the foundation for financial integrity and shareholder confidence. Cigna's Board of Directors, the Office of the Corporate Secretary and the Investor Relations team engage with shareholders on issues related to corporate governance, executive compensation, social responsibility and other areas of focus for shareholders.

Corporate Governance Highlights

Throughout 2018, we continued to focus on enhancing our corporate governance practices. Our 2018 corporate governance highlights include:

•
Board Composition. The Board added five new directors in 2018, four of whom were directors of Express Scripts prior to the merger. Three of the new directors have strong backgrounds in health services and delivery systems, as well as experience in regulated industries and public policy. Certain of our new directors have experience in finance, marketing and consumer insights, and as business leaders. These new directors enhance the Board’s ethnic and gender diversity, as well as the diversity of backgrounds, skills and experiences on the Board which together support Cigna’s mission and strategy.

•
Creation of Compliance Committee. The Board evaluated its structure, particularly its committee structure, in light of the Express Scripts merger. Following this review, the Board approved the creation of a Compliance Committee. The Compliance Committee oversees the Company’s key compliance and ethics programs, including compliance with the laws and regulations that apply to business operations, such as data privacy and U.S. federal and state health care program requirements.

•
Corporate Governance Guidelines. In July 2018, the Board approved amendments to its Corporate Governance Guidelines to require the Corporate Governance Committee, and any search firm it engages, to include women and minority candidates in the pool from which the Committee selects director candidates.

KEY GOVERNANCE PRACTICES

•   Independent board of directors with diversity in
     composition, skills and experience

•   Independent Chairman of the Board

•   Regular executive sessions of the Board and its
     committees, without management present

•   Directors elected by majority voting

•   Annual election of all directors

•   Proxy access right for shareholders

•   Separate Code of Business Conduct and Ethics for
     the Board

•   Independent Audit, Compliance, Corporate
     Governance, Finance and People Resources
     Committees

•   Annual self-evaluations of the Board, its committees
     and individual directors, including periodic
     independent third party assessments

•   Majority of director compensation delivered in
     Cigna common stock

•   Meaningful stock ownership guidelines for directors

•   No supermajority vote provisions in our Certificate of
     Incorporation or By-Laws

•   No shareholder rights plan, or poison pill

•   Any pool from which the Corporate Governance
     Committee selects director candidates must include
     women and minority candidates

4 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Executive Compensation

Cigna’s executive compensation program is based on the philosophy that executive pay should strongly align with the interests of our shareholders, directly link to Company and individual performance and attract and retain executive talent. We believe that tying executive compensation to the achievement of our enterprise goals will result in the creation of meaningful and sustained long-term value for our shareholders. Each of the measures in our performance-based plans are designed to align with, and support, our business strategy. We focus on driving enterprise profitability and growth to support investment in innovation, customer retention and shareholder return.

In 2018, our shareholders cast advisory votes in favor of our executive compensation program, with approximately 93% of votes cast in favor.

What We Do

✔   Strong alignment between pay and performance.
✔   “Double trigger” requirement for change of control benefits.
✔   Regular review of executive compensation governance
      market practices, particularly when considering the
      adoption of new practices or changes to existing programs
      or policies.
✔   Robust stock ownership guidelines and shareholding
      requirements for equity awards to align executives’ interests with shareholders.
✔   A disgorgement of awards (clawback) policy beyond the
      mandates of Sarbanes-Oxley.
✔   Management of the Cigna Long-Term Incentive Plan annual
      share usage (or burn rate) and total dilution by setting an annual share usage limit, which is below the maximum
      permitted under the plan.
✔   Oversight of people development policies and processes,
      including consideration of assessments of executive officers and key senior management.
✔   CEO and executive officer succession plans overseen by the
      Board of Directors, with assistance from the People
      Resources Committee.

✔   An annual assessment by the People Resources
      Committee of any potential risks and associated internal
      controls in our incentive compensation programs and
      policies.
✔   Minimum acceptable level of financial performance
      required in order for any payments to be made under the
      annual incentive plan.
✔   Approximately 90% of our CEO’s target total direct
      compensation is performance-based.

What We Don’t Do
✘ No excessive perquisites.
✘ No hedging of Cigna stock by any directors, executive officers or employees, and no pledging of Cigna stock by directors or Section 16 officers unless approved in limited circumstances.
✘ No discounting, reloading or repricing of stock options without shareholder approval.
✘ No payment of dividends on unvested shares.

Emphasis on Performance Based Compensation

The pay mix for the Chief Executive Officer and the other named executive officers (NEOs) during 2018 reflects our executive compensation philosophy that emphasizes performance-based compensation over fixed compensation. As illustrated in the charts below, performance-based compensation represented approximately 92% of Mr. Cordani’s total direct compensation for 2018, including 67% in long-term incentives and 25% in annual incentives. On average, performance-based compensation represented 83% of total direct compensation for the other NEOs that served as executive officers at the end of 2018 (not including Mr. Wentworth who became an executive officer at the closing of the merger), including an average of 49% in long-term incentives and 34% in annual incentives.

*
For purposes of this chart, Mr. Wentworth is not included due to the timing of his appointment as an executive officer, and Mr. Hocevar and Dr. Muney are not included because they did not serve as executive officers at the end of 2018.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 5

PROXY STATEMENT SUMMARY

Voting Matters and Board Recommendations

MANAGEMENT PROPOSALS	MORE INFORMATION
For the reasons set forth below and as further detailed throughout this Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the management proposals.

Proposal 1. Election of Directors.

The Board and the Corporate Governance Committee believe that the thirteen director nominees named in this Proxy Statement bring a combination of diverse qualifications, skills and experiences that contribute to a well-rounded Board. As determined by the Board and Corporate Governance Committee, each director nominee has proven leadership ability, good judgment and is a valued participant on the Board.
Page 7

Proposal 2. Advisory Approval of Executive Compensation.

The Board believes that Cigna’s executive compensation program design effectively aligns the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to Cigna’s performance and rewarding our executive officers for the creation of long-term value for Cigna’s shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Board and People Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.
Page 33

Proposal 3. Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2019.

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2019. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment.
Page 77
SHAREHOLDER PROPOSALS	MORE INFORMATION
For the reasons set forth below and as further detailed throughout this Proxy Statement, the Board of Directors unanimously recommends that you vote AGAINST each of the shareholder proposals.

Proposal 4. Increase Shareholder Rights to Include Action by Written Consent.

The Board believes that the implementation of this proposal is not in the best interests of shareholders or the Company and is unnecessary, given the Company’s strong corporate governance practices and policies, including the ability of shareholders to act through proxy access. Unlike written consents, taking action at shareholder meetings allows for accurate and complete information about the proposed shareholder action to be widely distributed, ensuring an opportunity for well-informed discussion and consideration of the merits of the proposed action. This proposal would circumvent the protections, procedural safeguards and advantages provided to all shareholders by shareholder meetings.
Page 81

Proposal 5. Cyber Risk Report.

The Company provides comprehensive disclosure related to cyber security risks and data protection, consistent with the SEC’s rules and guidance in its Annual Report on Form 10-K. We describe the Board’s oversight of risk, including cyber security risk, in this Proxy Statement. In addition, the Company provides detailed supplemental information about our information protection policies, practices and procedures related to information protection and cyber security in our annual Corporate Responsibility Report. If a material cyber event were to occur, we would provide disclosure of the event consistent with the SEC’s guidance. Therefore, the Board does not believe that providing a separate cyber security report is necessary.
Page 85

Proposal 6. Gender Pay Gap Report.

Cigna is committed to pay equity and recognizes that our continued success depends on the collective strengths of our employees and we are dedicated to attracting, retaining and rewarding the performance of our diverse workforce to best meet the needs of our customers. The recruiting, training and compensation programs at Cigna are designed to prevent gender pay differences and reduce the risks identified in the proposal. Cigna performs regular pay equity data analysis to proactively review and address pay disparities not explained by objective factors. The Board believes that adoption of the proposal is unnecessary as it would not enhance Cigna's already established commitment to pay equity and diversity and inclusion.

2019 Annual Meeting of Shareholders Wednesday, April 24, 2019 8:00 a.m. Windsor Marriott Hotel, Ballroom IV 28 Day Hill Road Windsor, Connecticut 06095

6 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Election of Directors (Proposal 1)

The Board of Directors is elected annually by Cigna’s shareholders. At this Annual Meeting, the Board is nominating the thirteen directors named in this Proxy Statement for one-year terms to expire at the next annual meeting of shareholders. The role of the Board, its leadership structure and governance practices are described in “Corporate Governance Policies and Practices.” This section identifies the director expectations and qualifications considered by the Board and the Corporate Governance Committee in selecting and nominating directors, describes the process for director nominations and elections, discusses our board composition and succession plans, details our commitment to diversity and presents the biographies, skills and qualifications of the director nominees.

Director Expectations and Qualifications

The Corporate Governance Committee, in consultation with the Board, has identified individual director expectations and qualifications, characteristics, skills and experience that it believes every member of the Board should have. In addition, the Corporate Governance Committee has identified areas of expertise that it believes support Cigna’s business strategy in the short- and long-term, enable the Board to exercise its oversight function and contribute to a well-rounded Board. These expectations and qualifications, as well as the identified areas of expertise, are considered and reviewed as part of the Board’s annual evaluation and as part of each individual director’s evaluation. In developing these areas of expertise, the Board also considered best practices among other large companies. The Board regularly reviews these identified areas of expertise to ensure they support the evolution of the Company’s strategy and the Board’s needs. The Corporate Governance Committee and the Board take into consideration these criteria and the mix of skills and experience as part of the director recruitment, selection, evaluation and nomination process.

Expectations of Every Director

•   Understand Cigna’s businesses and the importance
     of the creation of shareholder value

•   Participate in an active, constructive and objective
     way at Board and committee meetings

•   Review and understand advance briefing materials

•   Contribute effectively to the Board’s evaluation of
     executive talent, compensation and succession
     planning

•   Contribute effectively to the Board’s assessment of
     strategy and risk

•   Share expertise, experience, knowledge and insights
     on matters before the Board

•   Advance Cigna’s business objectives and reputation

•   Demonstrate an ongoing commitment to consult
     and engage with the CEO and senior management
     outside of Board and committee meetings on
     matters impacting Cigna

Qualifications, Characteristics, Skills and Experience of Every Director

•   Good judgment and strong commitment to ethics
     and integrity

•   Ability to analyze complex business and public
     policy issues and provide relevant input concerning
     the Company’s business strategy

•   Free from conflicts of interest
• Ability to assess different risks and their impact on shareholder value • Contribution to the Board’s overall diversity of thought • High degree of achievement in their respective fields

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 7

CORPORATE GOVERNANCE MATTERS

AREAS OF EXPERTISE REFLECTED ON Cigna’S BOARD OF DIRECTORS
Business Leader

Directors who have served as a chief executive officer, a CEO-equivalent or a business unit leader of a large company bring a practical understanding of large organizations, processes, strategy and risk management.

Finance

An understanding of finance, capital markets and financial reporting processes is necessary for a well-rounded Board because of the importance we place on accurate financial reporting and robust financial controls and compliance. In addition, Cigna’s business involves complex financial transactions.

Health Services and Delivery Systems

As we work to create a sustainable health care ecosystem, the Board values directors with experience on issues related to improving access to care and reducing health costs to patients through the provision of care management and the use of innovative delivery system solutions.

Information Technology

Effective information systems and the integrity and timeliness of the data we use to serve our customers and health care professionals are integral to the operation of our business. For this reason, the Board benefits from directors with leadership experience related to the development, installation, implementation, security or maintenance of computer systems, applications and digital informatics.

International/Global

The Board values directors with leadership experience overseeing non-U.S. operations and working in diverse cultures around the globe.

Marketing and Consumer Insights

Our customer-focused strategy benefits from inclusion of directors with leadership experience in marketing, advertising and consumer insight functions. These directors also have experience with product development and brand building, particularly as it focuses on end-user consumers.

Regulated Industry/Public Policy

Our business is highly regulated at the federal, state, local and international levels. For this reason, the Board benefits from directors with experience in regulated industries and public policy to help us identify, assess and respond to new trends in the legislative and regulatory environment.

PROCESS FOR SELECTING AND NOMINATING DIRECTORS

The Corporate Governance Committee assesses the Board’s composition as part of the annual self-evaluation of the Board (described in “Corporate Governance Policies and Practices — Board Evaluations and Board Effectiveness”). On an ongoing basis, the Corporate Governance Committee engages in Board succession planning, taking into account input from Board discussions and from the Board and committee evaluation process.

When considering whether to nominate current directors for re-election, the Corporate Governance Committee and the Board review the individual director’s performance against the expectations for Board membership, as well as how the director’s skills and experiences support the Company’s strategy and the Board’s needs. When identifying new candidates for the Board, the Corporate Governance Committee focuses on identifying candidates that possess skills and qualifications that will support the Company’s short- and long-term strategy and the ongoing significant complexity and uncertainty within the health service industry. Once a potential candidate has been identified, the Corporate Governance Committee reviews the background of the new director candidate and presents him or her to the Board for consideration. The Board considers how the director candidate’s background would complement the Board’s composition. In addition, the Corporate Governance Committee and the Board consider how each candidate’s background, experiences, skills and/or prior board and committee service would contribute to the diversity of the Board. For additional information about the Board’s commitment to diversity, see “ — Commitment to Board Diversity.” Candidates interview with the Chief Executive Officer, the Chair of the Corporate Governance Committee and the Chairman of the Board, as well as other members of the Board, as appropriate.

From time to time, the Corporate Governance Committee retains a third-party search firm to assist in identifying and evaluating candidates for Board membership. In 2018, Russell Reynolds Associates, Inc., which had been engaged by the

8 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Board to provide advisory services related to Board succession planning and to assist with the recruitment of director candidates, assisted in the recruitment of Dr. Mark McClellan. Mr. DeLaney, General Granger, Ms. Mazzarella and Dr. Roper previously served as directors of Express Scripts and were selected in accordance with the terms of the merger agreement. The Corporate Governance Committee also considers suggestions for Board nominees submitted by shareholders, who are evaluated using the same criteria as new director candidates and current director nominees. Shareholders that want to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with our By-Laws should follow the instructions described in “Annual Meeting Information.”

PROCESS FOR DIRECTOR ELECTIONS

Directors are elected for one-year terms, expiring at the next annual meeting of shareholders. Cigna has adopted a majority voting standard for the election of directors in uncontested elections. Under this standard, each director must receive a majority of the votes cast for him or her. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee for the director to be elected. Each director has agreed to tender, and not withdraw, his or her resignation if he or she does not receive a majority of the votes cast at the Annual Meeting. The Corporate Governance Committee will make a recommendation to the Board on whether to accept the resignation. The Board has discretion to accept or reject the resignation. A director whose resignation is under consideration will not participate in the decisions of the Corporate Governance Committee or the Board concerning his or her resignation. In a contested election, where the number of director nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.

2018 Board Composition Developments

When evaluating the Board’s composition, the Committee’s objective is to balance the knowledge that results from long-term service on the Board with the new skills and experience that results from adding new directors to the Board, at a pace that allows the Board to maintain its high-performing and effective culture. The Board added five new directors in 2018 — Mr. William DeLaney, General Elder Granger, Ms. Kathleen Mazzarella, Dr. Mark McClellan and Dr. William Roper. Each of these directors brings significant leadership experience and a diversity of backgrounds, skills and experiences to the Board. The Board selected these particular directors in part due to their expertise in health services and delivery systems, as well as strength in regulated industries and public policy. Certain of our new directors have experience in finance, marketing and consumer insights, and as business leaders. In addition, Mr. DeLaney, General Granger, Ms. Mazzarella and Dr. Roper previously served as directors of Express Scripts and will provide invaluable insights to the Board’s oversight of the combined company’s strategy.

The Board expects to continue its succession planning in 2019 and will evaluate the current Board composition in light of the Company’s strategy and risk profile. In planning for board refreshment, the Corporate Governance Committee also considers upcoming planned retirements and the ongoing significant complexity and uncertainty within the health service industry.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 9

CORPORATE GOVERNANCE MATTERS

Commitment to BOARD Diversity

The Board remains committed to diversity. The Board believes that diversity is important because diverse points of view contribute to a more effective, engaged Board of Directors and a thoughtful decision-making process. The Corporate Governance Committee works to ensure that the Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, ethnicity, gender and global experience and a range of tenures. This approach has proven beneficial given the complexities of, and the significant change and uncertainty in, the health service industry over the past several years. In July 2018, the Board amended its Corporate Governance Guidelines to require the Corporate Governance Committee, and any search firm it engages, to include women and minority candidates in the pool from which the Committee selects director candidates. The Board believes that a range of tenure allows both new perspective and continuity. In 2018, the Board further enhanced its diversity, by adding five new directors that increase the Board’s gender and ethnic diversity, represent a wide range of ages and have a variety of backgrounds and experiences, including experience in corporate, academic, government, public policy and military environments.

The above tables show the diversity of our twelve independent board members.

Other Practices

In addition to working to ensure that the Board is composed of diverse and qualified individuals, the Board has adopted the following governance policies and practices that contribute to a well-functioning Board.

Limits on Public Company Directorships	To ensure each director is able to devote sufficient time and attention to his or her responsibilities as a board member, the Board has established the following limits on outside directorships:
•
Each director who also is a chief executive officer of a public company may not serve on more than one other public company board in addition to Cigna’s Board and the board of his or her employer (for a total of three public company directorships); and

• Each director who is not a chief executive officer of a public company may serve on no more than four boards of other public companies (for a total of five such directorships).
All of our directors are in compliance with these limits on outside directorships.
Change in Director’s Principal Position
If a director changes his or her principal employment position, that director is required to tender his or her resignation from the Board to the Corporate Governance Committee. The Committee will then recommend to the Board whether to accept or decline the resignation.

Retirement Age	Our Corporate Governance Guidelines provide that directors are expected to retire by the annual meeting of shareholders coinciding with or following his or her 72nd birthday.
Continuing Education for Directors
The Board is regularly updated on Cigna’s businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors also are encouraged to attend continuing education courses relevant to their service on Cigna’s Board at Cigna’s expense. Cigna regularly makes the Board aware of continuing education opportunities that may be of interest. The Corporate Governance Committee oversees the continuing education practices and the Company is kept apprised of director participation.

10 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS’ NOMINEES

Upon the recommendation of the Corporate Governance Committee, the Board is nominating the thirteen directors listed below for election to one-year terms to expire at the next annual meeting of shareholders. All nominees have consented to serve, and the Board does not know of any reason why any nominee would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board may either reduce its size or designate another nominee. If the Board designates a substitute nominee, your proxy will be voted for the substitute nominee.

Below are biographies, skills and qualifications for each of the nominees. Each of the director nominees currently serves on the Board. The Board believes that the combination of the various experiences, skills and qualifications represented contribute to an effective and well-functioning Board and that the nominees possess the qualifications, based on the criteria described above, to provide meaningful oversight of Cigna’s business and strategy.

The Board of Directors
unanimously recommends
that shareholders vote
FOR each of the nominees
listed below.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 11

CORPORATE GOVERNANCE MATTERS

David M. Cordani
President, Chief Executive Officer and Director of Cigna

AGE: 53

DIRECTOR SINCE: 2009

COMMITTEES: Executive

David Cordani has served as Cigna’s Chief Executive Officer since 2009, as President since 2008 and as a Director since 2009. He served as Chief Operating Officer from June 2008 until December 2009; President, Cigna HealthCare from 2005 until 2008; and Senior Vice President, Customer Segments & Marketing, Cigna HealthCare from 2004 until 2005. He has been employed by Cigna since 1991. He is a member of the Business Roundtable and serves on the U.S.-India Business Council Board of Directors. In 2017, he was named Chairman of the U.S. Chamber of Commerce’s U.S.-Korea Business Council and was elected Chair of the Board of America’s Health Insurance Plans (AHIP) beginning 2019. In 2016, Mr. Cordani received the Leadership in the Nation’s Interest award from the Committee for Economic Development, a nonprofit, nonpartisan, business-led public policy organization. He is also a member of the Business Roundtable. Mr. Cordani was named one of Fortune Magazine’s Top Business Persons of the Year in 2015. Mr. Cordani received his Bachelor of Business Administration from Texas A&M University and his MBA from the University of Hartford.

Other Public Company Directorships: General Mills, Inc. (2014-Present)

Business Leader. Mr. Cordani has extensive executive leadership and management experience, including through his current role as President and Chief Executive Officer of Cigna, as well as his prior role as Chief Operating Officer which also encompassed broad responsibility for Cigna’s global business and corporate functions. Since 2009, Mr. Cordani has spearheaded Cigna’s transformation into a leading global health service company and has:

•	Delivered cumulative Total Shareholder Return of 441% through 2018;
•	Driven strong financial performance, including compound annual revenue growth of 11% and compound annual adjusted income from operations per share growth of 15%;
•	Consistently driven significant organic growth, completed multiple acquisitions, and significantly expanded Cigna’s global portfolio; and
•	Led the industry as a partner-of-choice for collaboration with health care professionals and growing value-based care arrangements.

In addition, Mr. Cordani has overseen the growth and expansion of the international businesses in the Cigna portfolio.

Finance. Mr. Cordani served as Business Financial Officer for Cigna’s healthcare division and as the Controller for Cigna Corporation. He was formerly a CPA with public accounting experience at Coopers & Lybrand.

Health Services and Delivery Systems. Mr. Cordani’s long tenure with Cigna, as President and Chief Executive Officer and previously as President of the Cigna HealthCare business segment, provides him with unique perspective on the evolution of the health care service sector and the innovation of health delivery models.

Information Technology. Mr. Cordani manages Cigna’s information technology investments in support of business and strategic objectives.

Marketing and Consumer Insights. As Chief Executive Officer, he leads the development and execution of Cigna’s Go Deeper, Go Local, Go Beyond strategy to deliver value in more than 160 million customer relationships around the world.

12 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

William j. delaney
Former Chief Executive Officer of Sysco Corporation

AGE: 63

DIRECTOR SINCE: 2018

COMMITTEES: Audit, Corporate Governance

William DeLaney served as Chief Executive Officer of Sysco Corporation (Sysco), a publicly traded food marketing and distribution company, from March 2009 until his retirement in December 2017. Previously, Mr. DeLaney served as President of Sysco from March 2010 to January 2016, as Executive Vice President and Chief Financial Officer from July 2007 to October 2009 and held positions of increasing responsibility at Sysco and its subsidiaries for more than 20 years. Mr. DeLaney served as a director of Sysco from 2009 to 2017. He received his Bachelor degree from the University of Notre Dame and his Master’s in Business Administration from the University of Pennsylvania, Wharton Graduate Division.

Other Public Company Directorships: Sanmina Corporation (2018-Present), Express Scripts Holding Company (2011-2018), Sysco Corporation (2009-2017), Union Pacific Corporation (2018-Present)

Business Leader. Mr. DeLaney has extensive senior leadership experience throughout his career with Sysco, including merger and acquisition activities and corporate restructurings. During his tenure with Sysco, Mr. DeLaney also oversaw international operations.

Finance. As former CEO, and previously as CFO of Sysco, Mr. DeLaney has over 25 years of experience and oversight of accounting, financial operations and financial reporting.

Eric J. Foss
Chairman, President and Chief Executive Officer of Aramark Corporation

AGE: 60

DIRECTOR SINCE: 2011

COMMITTEES: Compliance, Corporate Governance

Eric Foss has been Chairman of the Board of Aramark Corporation (Aramark), a publicly traded provider of food services, facilities management and uniform services, since February 2015, and President and Chief Executive Officer since May 2012. He served as Chief Executive Officer of Pepsi Beverages Company, a beverage manufacturer, seller and distributor and a division of PepsiCo, Inc., from 2010 until December 2011. He was the Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. (The Pepsi Bottling Group) from 2008 until 2010; President and Chief Executive Officer from 2006 until 2008; and Chief Operating Officer from 2005 until 2006. Mr. Foss received his Bachelor of Science degree from Ball State University.

Other Public Company Directorships: Aramark Corporation (2012-Present), UDR, Inc. (2003-2015), The Pepsi Bottling Company (2006-2010)

Business Leader. Mr. Foss has extensive leadership experience through his roles as Chairman, President and CEO of Aramark, combined with his 30-year career at Pepsi Beverages Company and The Pepsi Bottling Group, including his role as Chairman and CEO.

Finance. As Chairman, President and CEO of Aramark and as CEO of Pepsi Beverages Company and The Pepsi Bottling Group, his experience includes oversight of financial operations, financial reporting, merger and acquisition activities and corporate restructurings. He led Aramark’s initial public offering in 2013, and was instrumental in The Pepsi Bottling Group’s initial public offering and oversaw its acquisition by PepsiCo, Inc.

International/Global. Mr. Foss’ responsibilities at Aramark, Pepsi Beverages Company and The Pepsi Bottling Group included international business leadership, managing the challenges of operating a global business and strategic planning. At Aramark, he has oversight of operations in 20 countries, and throughout his tenure at Pepsi Beverage Company and The Pepsi Bottling Group, had responsibilities for global operations including international assignments.

Marketing and Consumer Insights. Mr. Foss’ service as CEO of Pepsi Beverages Company and The Pepsi Bottling Group provided him experience as an executive officer of a consumer oriented company.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 13

CORPORATE GOVERNANCE MATTERS

ELder granger, MD, mg, usa
President and Chief Executive Officer, The 5Ps, LLC

AGE: 65

DIRECTOR SINCE: 2018

COMMITTEES: Compliance, Corporate Governance

Elder Granger is a U.S. Army Major General (retired) and has served as the President and Chief Executive Officer of The 5Ps, LLC, a healthcare, education, and leadership consulting firm, since August 2009. He served in the U.S. Army for over 35 years before retiring in June 2009, and was the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, D.C. from December 2005 to June 2009. General Granger is a Governance Fellow with the National Association of Corporate Directors. He is board certified by the American College of Physician Executives, American Board of Medical Quality and American Board of Internal Medicine and holds numerous medical certifications. He received his Bachelor of Science Degree from Arkansas State University and earned his medical degree from University of Arkansas School of Medicine. Additionally, Dr. Granger has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University.

Other Public Company Directorships: DLH Holdings Corp (2014-Present), Express Scripts Holding Company (2015-2018)

Business Leader. General Granger has unique and extensive leadership experience throughout his career with the U.S. Army. In his role as Deputy Director and Program Executive Officer of the TRICARE Management Activity, he led the planning, budgeting and execution of the defense health program and in ensuring the effective and efficient provision of high-quality, accessible health care for 9.4 million uniformed service members, their families, retirees and others located worldwide. This role also provided General Granger with international/global experience.

Health Services and Delivery Systems. General Granger brings experience with respect to health care management and operations and has broad experience throughout the health care industry as well as in the government sector. He led the largest U.S. and multi-national battlefield health system in recent history while serving as Commander, Task Force 44th Medical Command and Command Surgeon for the Multinational-Corps-Iraq.

Regulated Industry/Public Policy. In his role as the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense, General Granger served as the principal advisor to the Assistant Secretary of Defense (Health Affairs) on Department of Defense health plan policy and performance and oversaw the acquisition, operation and integration of the Department of Defense’s managed care program within the military health system.

Isaiah Harris, Jr.
Former President and Chief Executive Officer of AT&T Advertising & Publishing — East

AGE: 66

DIRECTOR SINCE: 2005

COMMITTEES: Executive (Chair)

Isaiah Harris has served as Cigna’s Chairman of the Board since December 2009 and served as Vice-Chairman of the Board from July 2009 through December 2009. Mr. Harris served as President and Chief Executive Officer of AT&T Advertising & Publishing — East (formerly BellSouth Advertising & Publishing Group), a communications services company, from 2005 until his retirement in 2007; as President, BellSouth Enterprises, Inc. from 2004 until 2005 and as President, Consumer Services, BellSouth Corporation from 2000 until 2004. Mr. Harris has served as an Independent Trustee of Wells Fargo Advantage Funds, a provider of mutual funds, since 2008. Mr. Harris was nominated as NYSE 2014 Chairman of the Year. Mr. Harris received his Bachelor of Science degree from Iowa State University and has also completed the University of Minnesota Executive MBA program.

Other Public Company Directorships: Deluxe Corporation (2004-2011)

Business Leader. In his executive business leadership roles, including as CEO of AT&T Advertising and Publishing — East, Mr. Harris managed large organizations, developed and executed business strategies and led transformational change initiatives in both domestic and international operations.

Finance. Mr. Harris’ extensive finance experience includes 19 years of corporate finance and operational experience in multi-national organizations, including as Vice President of Finance, BellSouth Corporation, preceded by 13 years as a CPA with KPMG LLP. Through service on the board of directors of Deluxe Corporation, a provider of customized products and services including financial services and direct checks, and as a trustee of Wells Fargo Advantage Funds, he has insight into financial services-related issues.

Marketing and Consumer Insights. As President, Consumer Services, BellSouth Corporation, Mr. Harris focused on marketing communication services to end-user consumers.

Regulated Industry/Public Policy. Throughout his career at AT&T Advertising & Publishing — East, Mr. Harris navigated a heavily regulated and dynamic legal environment.

14 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Roman Martinez IV
Private Investor

AGE: 71

DIRECTOR SINCE: 2005

COMMITTEES: Audit (Chair), Executive, Finance

Roman Martinez has been a private investor since 2003. In 2003, he retired as Managing Director of Lehman Brothers, an investment banking firm, following a 31-year career with the firm. He has served on the Board of Trustees of New York Presbyterian Hospital since 1996. Mr. Martinez received his Bachelor of Science degree from Boston College and his MBA from the Wharton School of the University of Pennsylvania.

Other Public Company Directorships: Orbital ATK, Inc. (2015-2018), Alliant Techsystems, Inc. (2004-2015)

Finance. Mr. Martinez has extensive experience in investment banking through his 31-year tenure with Lehman Brothers where he was involved in a broad spectrum of U.S. and international investment banking activities covering financing, mergers and acquisitions and restructuring advisory assignments, as well as financing transactions for governments and corporations. Mr. Martinez also has over fifteen years of experience as a private investor and has served on the Investment Committees of several non-profit organizations. He previously served on the Investment Advisory Council of the State of Florida, which provides independent oversight of the Florida Retirement System funds and other state funds, which aggregated in excess of $150 billion.

Health Services and Delivery Systems. Through his over 20 years serving on the Board of Trustees of New York Presbyterian Hospital, Mr. Martinez developed insights into the issues facing health care systems in a rapidly changing environment, including the provision of care management and delivery systems.

Kathleen M. Mazzarella
Chairman, President and Chief Executive Officer, Graybar Electric

AGE: 58

DIRECTOR SINCE: 2018

COMMITTEES: Finance, People Resources

Kathleen Mazzarella has served as Chairman of Graybar Electric Company, Inc. (Graybar), a distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, since January 2013 and as President and Chief Executive Officer of Graybar since June 2012. She previously served as Executive Vice President and Chief Operating Officer from December 2010 to June 2012. Ms. Mazzarella joined Graybar in January 1980, and has held increasing roles of seniority, including Senior Vice President, Sales and Marketing and Senior Vice President, Human Resources and Strategic Planning. She has served as a Director of Graybar since January 2004. Ms. Mazzarella has served as a director of the Federal Reserve Bank of St. Louis since January 2015, and as its Chairman since April 2016. Ms. Mazzarella also serves on several other private company boards. She received her Bachelor of Science degree from National Louis University and her Masters of Business Administration from Webster University.

Other Public Company Directorships: Waste Management, Inc. (2015-Present), Express Scripts Holding Company (2017-2018)

Business Leader. Ms. Mazzarella has over 13 years of service as an executive officer, including five years as Chief Executive Officer of a Fortune 500 wholesale distribution company.

Finance. As Chairman and CEO of Graybar, she has had oversight of financial operations, merger and acquisition activities and corporate restructurings. As Chairman of the Federal Reserve Bank of St. Louis, Ms. Mazzarella developed expertise regarding the nation’s banking and financial systems.

Marketing and Consumer Insights. Through leadership roles at Graybar, Ms. Mazzarella brings experience in the areas of communications, logistics, marketing, supply chain, human resources and strategic planning. Her position as Chairman of the Federal Reserve Bank of St. Louis provides her with unique consumer insights.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 15

CORPORATE GOVERNANCE MATTERS

MARK B. McCLELLAN, MD, Ph.D.
Director, Duke-Robert J. Margolis, MD, Center for Health Policy

AGE: 55

DIRECTOR SINCE: 2018

COMMITTEES: Audit, Corporate Governance

Mark McClellan became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006 and as Commissioner of the U.S. Food and Drug Administration from 2002 to 2004. He served as a member of the President’s Council of Economic Advisers and as senior director for healthcare policy at the White House from 2001 to 2002 and, during President Bill Clinton’s administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. Dr. McClellan received his Bachelor of Arts degree from the University of Texas, his Masters of Public Administration and Medical Doctorate from Harvard University and his Doctor of Philosophy in Economics from Massachusetts Institute of Technology.

Other Public Company Directorships: Johnson & Johnson (2013-Present), Aviv REIT, Inc. (2013-2015)

Regulated Industry/Public Policy. With his extensive experience in public health policy, including as Commissioner of the United States Food and Drug Administration and Administrator for the United States Centers for Medicare & Medicaid Services, Dr. McClellan’s background as both a regulator and government advisor provides him with broad knowledge of, and unique insights into, the challenges facing the health care industry.

Health Services and Delivery Systems. Mark McClellan has held varied health care delivery roles including as a practicing internist, an administrator of national healthcare programs and an academic policy researcher that provide him with a unique and wide ranging perspective.

John M. Partridge
Former President of Visa, Inc.

AGE: 69

DIRECTOR SINCE: 2009

COMMITTEES: Finance (Chair), Audit, Executive

John Partridge served as President of Visa, Inc. (Visa), a publicly traded consumer credit company, from 2009 until 2013 and as Chief Operating Officer from 2007 to 2009. He joined Visa USA in October 1999 and served as President and Chief Executive Officer of Inovant (a Visa subsidiary) from 2000 to 2007 and as Interim President of Visa USA in 2007. From 1998 until joining Visa USA, Mr. Partridge served as Senior Vice President and Chief Information Officer of Unum Provident Corp. (Unum), a publicly traded disability insurance company. From 1989 to 1998, Mr. Partridge was Executive Vice President for Credicorp Inc., a commercial banking, insurance and investment banking company, where he was responsible for consumer banking, technology and operations. Prior to joining Credicorp Inc. (Credicorp), Mr. Partridge held various management positions with Wells Fargo Bank. Mr. Partridge has served as Chairman and Chief Executive Officer of Velo Payments, a global smart data network for business disbursements, since March 2017 and as an operating partner of Corsair Capital, a private equity firm focused on the financial services industry, since October 2015. Mr. Partridge received his Bachelor of Science degree from the University of California.

Other Public Company Directorships: Global Payments, Inc. (2013-Present)

Business Leader. Mr. Partridge has extensive senior leadership experience through his positions with Visa, Visa USA, Inovant, Unum, Credicorp and Velo Payments.

Finance. As President and CEO of Inovant, he had direct oversight of financial operations, financial reporting, merger and acquisition activities and corporate restructurings. As President of Visa, he was involved with financial oversight and reporting and strategic transactions. His responsibilities at Credicorp provided significant financial services experience.

Information Technology. Mr. Partridge has experience managing and overseeing information technology investments in support of business objectives which he gained through each of his executive leadership positions, including as Chief Information Officer of Unum and as a director of Global Payments, a provider of electronic transaction processing services. As President of Inovant, he oversaw Visa’s electronic payment processing service.

International/Global. As President of Visa, Mr. Partridge’s responsibilities included international business leadership. He also serves as a director of a large public company with extensive international operations. His responsibilities with Credicorp included international assignments.

Marketing and Consumer Insights. Through his tenure with Visa, Mr. Partridge focused heavily on consumer credit and oversaw marketing, product, client service, support and processing services. As Executive Vice President of Credicorp, his responsibilities included consumer banking.

16 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

William l. roper, md, mph
Interim President, The University of North Carolina System

AGE: 70

DIRECTOR SINCE: 2018

COMMITTEES: Compliance (Chair), Executive, Finance

William Roper has served as Interim President of the University of North Carolina System since January 2019. He previously served as Dean of the School of Medicine and Vice Chancellor for Medical Affairs of the University of North Carolina (UNC) at Chapel Hill, an educational institution, and as Chief Executive Officer of the UNC Health Care System, a not-for-profit health care system from 2004 to 2019. He has also served as a Professor of Pediatrics and Social Medicine at the UNC School of Medicine and as a Professor of Health Policy and Administration at the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as Senior Vice President of Prudential Health Care, a healthcare services company, from 1993 to 1997. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of the Centers of Medicare & Medicaid Services from 1986 to 1989. Dr. Roper received his Bachelor of Science and Medical degrees from the University of Alabama.

Other Public Company Directorships: DaVita, Inc. (2001-Present), Express Scripts Holding Company (2012-2018), Medco Health Solutions Inc. ((2007-2012) Medco Health Solutions Inc. was acquired by Express Scripts Holding Company in 2012)

Business Leader. In his executive leadership roles as Vice Chancellor for Medical Affairs at UNC and CEO of UNC Healthcare System and in his role as Interim President of the University of North Carolina System, Dr. Roper manages large complex organizations providing him with wide ranging leadership experience.

Health Services and Delivery Systems. Dr. Roper’s positions as Vice Chancellor for Medical Affairs at UNC, CEO of UNC Healthcare System, as well as former leadership roles at Prudential Health Care, as former director of the Centers for Disease Control and Prevention, a former member of the senior White House staff and as the former administrator of CMS provide him with direct experience regarding emerging health care issues and complex health delivery systems.

Regulated Industry/Public Policy. Dr. Roper’s background as former director of the Centers for Disease Control and Prevention, a former member of the senior White House staff and as the former administrator of CMS provide him with extensive insight into the highly regulated health industry in the U.S.

Eric C. Wiseman
Former Executive Chairman, President and Chief Executive Officer of VF Corporation

AGE: 63

DIRECTOR SINCE: 2007

COMMITTEES: Finance, People Resources

Eric Wiseman served as Executive Chairman of VF Corporation, a publicly traded apparel and footwear company, from August 2008 until October 2017. He served as Chief Executive Officer from January 2008 until December 2016 and President from 2006 until June 2015. He served as Chief Operating Officer of VF Corporation from 2006 to 2008; Executive Vice President, Global Brands from 2005 to 2006; and Vice President and Chairman, Sportswear and Outdoor Coalitions from 2004 until 2005. Mr. Wiseman received his Bachelor of Science degree and MBA from Wake Forest University.

Other Public Company Directorships: VF Corporation (2006-2017), Lowe’s Companies, Inc. (2011-Present)

Business Leader. Mr. Wiseman has extensive senior leadership experience through his positions with VF Corporation.

Finance. As Chairman and CEO of VF Corporation, he had oversight of financial operations, merger and acquisition activities and corporate restructurings.

International/Global. Through leadership positions at VF Corporation, Mr. Wiseman oversaw operations and product sales in over 100 countries. Prior to joining VF Corporation, he held executive leadership roles at Sara Lee Corporation that included international business leadership and international assignments.

Marketing and Consumer Insights. Through leadership roles at VF Corporation, Mr. Wiseman oversaw marketing of a variety of brands through all channels of distribution, both domestically and internationally. As a director of Lowe’s Companies, Inc., a retail home improvement and appliances company, he focuses on end-user consumer-related issues.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 17

CORPORATE GOVERNANCE MATTERS

Donna F. Zarcone
President and Chief Executive Officer of The Economic Club of Chicago

AGE: 61

DIRECTOR SINCE: 2005

COMMITTEES: Corporate Governance (Chair), Compliance, Executive

Donna Zarcone has been the President and Chief Executive Officer of The Economic Club of Chicago, a civic and business leadership organization, since February 2012. She served as Interim President of The Economic Club of Chicago from October 2011 until February 2012 and as President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory firm, from 2007 until February 2012. Ms. Zarcone served as the President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, insurance and credit card programs and a wholly owned subsidiary of Harley-Davidson, Inc., from 1998 until 2006. She also served as Chairman of the Board of Eaglemark Savings Bank, a financial services provider, from 2002 to 2006. She received recognition from the National Association of Corporate Directors as an NACD Directorship 100 “Class of 2012” member and is also an NACD Board Leadership Fellow. Ms. Zarcone was named one of Crain’s Most Powerful Women in Chicago Business in 2018. She received her Bachelor of Science degree from Illinois State University and her MBA from the University of Chicago Booth School of Business.

Other Public Company Directorships: CDW Corporation (2011-Present), The Jones Group (2007-2012)

Finance. As an executive at Harley-Davidson Financial Services, Inc. and as the Chairman of the Board of Eaglemark Savings Bank, an FDIC-regulated entity, Ms. Zarcone oversaw end-user consumer financial services matters. She is also a certified public accountant. As President and CEO of The Economic Club of Chicago, she monitors social and economic issues facing the U.S. and global markets.

Information Technology. As a director of CDW Corporation, a leading provider of integrated information technology solutions, Ms. Zarcone oversees issues facing the information technology industry.

Marketing and Consumer Insights. As President of Harley- Davidson Financial Services, Inc., Ms. Zarcone oversaw direct marketing initiatives to end-user consumers for a portfolio of financial products. As head of Enthusiast Services at Harley-Davidson, Inc., she oversaw brand loyalty initiatives. As a director of The Jones Group, a designer, marketer and wholesaler of branded clothing, she gained further insight into end-user consumer-related issues.

William D. Zollars
Former Chairman, President and Chief Executive Officer of YRC Worldwide, Inc.

AGE: 71

DIRECTOR SINCE: 2005

COMMITTEES: People Resources (Chair), Executive, Corporate Governance

William Zollars served from 1999 to 2011 as Chairman, President and Chief Executive Officer of YRC Worldwide, Inc. (YRC), a holding company whose subsidiaries provide regional, national and international transportation and related services. Prior to that, Mr. Zollars was President of Yellow Transportation, Inc., from September 1996 through November 1999. From 1994 to 1996, he was Senior Vice President of Ryder Integrated Logistics. He also held various executive positions with Eastman Kodak. Mr. Zollars received his Bachelor of Arts degree from the University of Minnesota.

Other Public Company Directorships: Cerner Corporation (2005-Present), ProLogis Trust (2001-2010; 2011-Present), YRC Worldwide, Inc. (1999-2011)

Business Leader. Mr. Zollars’ role as Chairman, President and Chief Executive Officer of YRC and various executive leadership positions with Yellow Transportation, Inc., Ryder Integrated Logistics and Eastman Kodak provided him extensive senior leadership experience.

Finance. As Chairman, President and CEO of YRC, Mr. Zollars had oversight of financial operations, merger and acquisition activities and corporate restructurings and led YRC’s comprehensive recovery plan to reduce cost structure and improve operating results, cash flow from operations, liquidity and financial condition.

Health Services and Delivery Systems. As a director of Cerner Corporation, a supplier of health care information technology, he oversees issues facing the healthcare industry, particularly health information technology.

International/Global. As President and CEO of YRC, Mr. Zollars oversaw global operations and strategic planning, and he undertook international assignments at Eastman Kodak.

18 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policies and Practices

Cigna is committed to ensuring strong corporate governance practices on behalf of our shareholders. We believe that strong corporate governance and an independent Board provide the foundation for financial integrity and shareholder confidence. The Corporate Governance Committee annually reviews Cigna’s governance program based on, among other things, developments in corporate governance, feedback received during shareholder engagement, legal or regulatory actions, proxy advisory firm positions, Securities and Exchange Commission (SEC) guidance and New York Stock Exchange (NYSE) requirements. The Board and the Corporate Governance Committee developed the Board Corporate Governance Guidelines (the Guidelines) which set forth the key governance principles that guide the Board. The Guidelines, together with the charters of the Audit, Compliance, Corporate Governance, Finance, People Resources and Executive Committees, provide a framework of policies and practices for effective governance.

The Board and the Corporate Governance Committee review these Guidelines, and the committees review their respective charters, at least annually and update these governing documents as necessary to reflect changes in the regulatory environment, evolving practices and input from shareholders. The full text of the Guidelines and committee charters are available on our website at www.cigna.com/about-us/corporate-governance/ and are available to any shareholder who requests a copy.(1)

Corporate Governance Highlights

•   Independent board of directors with diversity in
     composition, skills and experience

•   Independent Chairman of the Board

•   Regular executive sessions of the Board and its
     committees without management present

•   Directors elected by majority voting

•   Annual election of all directors

•   Proxy access right for shareholders

•   Separate Code of Business Conduct and Ethics for
     the Board

•   Independent Audit, Compliance, Corporate
     Governance, Finance and People Resources
     Committees

•   Annual self-evaluations of the Board, its committees
     and individual directors, including periodic
     independent third party assessments

•   Majority of director compensation delivered in Cigna
     common stock

•   Meaningful stock ownership guidelines for
     directors

•   No supermajority vote provisions in our Certificate of
     Incorporation or By-Laws

•   No shareholder rights plan, or poison pill

•   Any pool from which the Corporate Governance
     Committee selects director candidates must include
     women and minority candidates

(1)	Throughout this Proxy Statement, we reference information available on our website. The information on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

2018 CORPORATE GOVERNANCE HIGHLIGHTS

Throughout 2018, we continued to focus on enhancing our corporate governance practices. Our 2018 corporate governance highlights include:

•	Board Composition. The Board added five new directors in 2018, four of whom were directors of Express Scripts prior to the merger. Three of the new directors have strong backgrounds in health services and delivery systems, as well as experience in regulated industries and public policy. Certain of our new directors have experience in finance, marketing and consumer insights, and as business leaders. These new directors enhance the Board’s ethnic and gender diversity as well as the diversity of backgrounds, skills and experiences on the Board which together support Cigna’s mission and strategy.
•	Creation of Compliance Committee. The Board evaluated its structure, particularly its committee structure, in light of the Express Scripts merger. Following this review, the Board approved the creation of a Compliance Committee. The Compliance Committee oversees the Company’s key compliance and ethics programs, including compliance with the laws and regulations that apply to business operations, such as data privacy and U.S. federal and state healthcare program requirements.
•	Corporate Governance Guidelines. In July 2018, the Board approved amendments to its Corporate Governance Guidelines to require the Corporate Governance Committee, and any search firm it engages, to include women and minority candidates in the pool from which the Committee selects director candidates.
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 19

CORPORATE GOVERNANCE MATTERS

DIRECTOR INDEPENDENCE

Cigna believes in the importance of a board composed largely of independent, non-employee directors. The current Board includes twelve non-employee directors. On an annual basis, the Board, through its Corporate Governance Committee, reviews relevant relationships between directors, their immediate family members and the Company, consistent with Cigna’s independence standards. Cigna’s independence standards, which are detailed in the Guidelines, are consistent with the independence requirements set forth in the NYSE’s listing standards.

To be independent under Cigna and NYSE standards, the Board must affirmatively determine that a director has no material relationships with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its assessment, the Board considers all relevant facts and circumstances, including the nature of transactions with such organizations and/or the amount of such transactions (in the aggregate or as a percentage of the organization’s revenues or assets). The Board also considers that, in the ordinary course of business, the Company may sell products and services to, and/or purchase products and services from, organizations affiliated with our directors and may hold investments (generally, debt securities) in organizations affiliated with our directors.

Based on its review of director relationships, the Board has affirmatively determined that there are no material relationships between the non-employee directors and the Company, and all non-employee directors (Mr. DeLaney, Mr. Foss, General Granger, Mr. Harris, Mr. Martinez, Ms. Mazzarella, Dr. McClellan, Dr. Roper, Mr. Partridge, Mr. Wiseman, Ms. Zarcone and Mr. Zollars) are independent as defined in both Cigna’s Guidelines and the NYSE listing standards. Dr. Jane Henney and Mr. James Rogers also served as independent directors during 2018. In addition, at the committee level, all members of the Audit, Compliance, Corporate Governance, Finance and People

Resources Committees are independent and the members of the Audit Committee and the People Resources Committee meet the NYSE’s heightened independence requirements for service on those committees.

BOARD LEADERSHIP STRUCTURE

The Board is committed to the long-term growth of the business and the successful execution of our mission to improve the health, well-being and peace of mind of those we serve around the globe. To fulfill its responsibilities to our shareholders, Cigna’s Board, both directly and through its committees, regularly engages with management, ensures management accountability and reviews critical issues that face Cigna. The Board is committed to meeting the dynamic needs of the Company and focusing on the interests of its shareholders and, as a result, regularly evaluates and adapts its composition, role and relationship with management.

Independent Chairman of the Board

We currently separate the roles of the Chairman of the Board and Chief Executive Officer. Our CEO sets the strategic direction for the Company, working with the Board, and provides day-to-day leadership, while our Chairman leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO. We believe that having an independent Chairman assists the Board in ensuring independent oversight of the Company and the management team. The Board regularly assesses the appropriateness of this leadership structure and has concluded that this structure best suits Cigna’s needs at this time.

In December 2018, the Board re-elected Isaiah Harris, Jr. to serve as our independent Chairman for a three-year term, subject to his annual election to the Board by shareholders. The full Board evaluates the Chairman’s performance on an annual basis as part of the annual Board evaluation.

Chairman Responsibilities

•   Serve as principal representative of the Board

•   Facilitate discussion among independent directors
     on key issues

•   Advise the CEO on issues of concern for the Board

•   Develop agenda for Board meetings, in
     consultation with the CEO and other directors

•   Act as liaison between Board and management

•   Lead the Board in CEO succession planning

•   Preside over Board and shareholder meetings

•   Engage in the director recruitment process

•   Represent the Company in interactions with external
     stakeholders, as appropriate

Access to Management and Advisors

A member of senior management is assigned to each committee to act as a staff officer. The Chief Financial Officer serves as the staff officer for the Audit and Finance

Committees; the General Counsel serves as the staff officer for the Compliance and Corporate Governance Committees; and the Executive Vice President — Human Resources and Services serves as the staff officer for the People Resources Committee. These executive officers

20 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

work with their respective committee chair to assist in setting and developing meeting agendas and materials and attend meetings as appropriate. Committee chairs communicate regularly with staff officers, the other executive officers and other members of management between scheduled Board meetings with respect to committee issues, and management is expected to update the Board on any significant Company matters or competitive developments between Board meetings.

The Board and its committees are able to access and retain independent advisors as, and to the extent, they deem necessary or appropriate.

BOARD EVALUATIONS AND BOARD EFFECTIVENESS

Evaluation Process

The Board evaluation process allows the Board to gain insights into the effectiveness of, and challenges facing, the Board, its committees and its individual members, with the goal of enhancing Board performance and, as a result, increasing shareholder value. Cigna’s Board is committed to ongoing improvement and the evaluation process is an important vehicle that fosters and supports effectiveness. Our board evaluations are designed to solicit input and perspective on various matters, including:

•	board leadership structure;
•	board configuration, including size, diversity and skill set;
•	board dynamics, including individual director preparation and participation;
•	governance policies and practices;
•	strategy and risk oversight;
•	interaction with management; and
•	progress achieved against prior year evaluation initiatives.

As set forth in its charter, the Corporate Governance Committee oversees the Board, committee and individual director evaluation process. Annually, the Corporate Governance Committee and the Chairman of the Board determine the appropriate form of evaluation and consider the design of the process to ensure it is both meaningful and effective. In 2018, directors were interviewed by either the Chair of the Corporate Governance Committee or the Chairman of the Board. In response to feedback provided from directors regarding the Board evaluation process, the Chairman of the Board and the Chair of the Corporate Governance Committee also interviewed various members of management to better understand management’s perspective on the Board. In addition, members of the Board were able to submit anonymous written feedback to the Corporate Secretary.

The Chair of the Corporate Governance Committee reviewed the feedback from the individual director interviews with the Chairman of the Board and each of the Committee Chairs. The Chair of the Corporate Governance Committee and the Chairman of the Board then led an in-person discussion with the full Board, during which the Board discussed key areas of focus for the upcoming year, including the Express Scripts merger and business strategy. The chairs of each committee led a similar self-assessment discussion for their particular committee.

From time to time, the Board has engaged an independent third party to conduct the Board evaluation, most recently in 2014. The Corporate Governance Committee and Board have agreed to use an independent third party to facilitate the Board evaluation process approximately every three to five years, or on an as needed basis.

The results of the evaluation process support the Board’s belief that the Board and committees are operating effectively.

Board Succession Planning and Orientation

The Corporate Governance Committee is responsible for identifying new director candidates, reviewing the composition of the Board and its committees and for making recommendations to the full Board on these matters. When identifying new candidates for the Board, the Committee focuses on identifying candidates that possess skills and qualifications that will support the Company’s short- and long-term strategy, while being mindful of the ongoing significant complexity and uncertainty within the health service industry, as well as upcoming planned retirements. The Committee’s objective is to balance the knowledge and insights gained from long-term service on the Board with the new skills and experience that results from adding directors to the Board, at a pace that allows the Board to maintain its high-performing and effective culture. In July 2018, the Board amended the Guidelines to require the Corporate Governance Committee, and any search firm it engages, to include women and minority candidates in the pool from which the Committee selects director candidates. In 2018, the Board added five new directors — Mr. William DeLaney, General Elder Granger, Ms. Kathleen Mazzarella, Dr. Mark McClellan and Dr. William Roper. These new directors bring a diversity of backgrounds, skills and experiences to the Board. For more information on our new directors, see “Election of Directors — 2018 Board Composition Developments” and “ — Commitment to Board Diversity.”

New directors undergo an extensive Board and committee orientation process, overseen by the Corporate Governance Committee. The orientation process is designed to enable new members of the Board to quickly become active, knowledgeable and effective Board members. As part of this process, each new director receives a series of briefings designed to provide meaningful interactions with our executive officers and

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 21

CORPORATE GOVERNANCE MATTERS

other senior leaders. These briefings focus on, among other topics, our business operations, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, corporate governance, and key policies and practices, including our Codes of Ethics, as well as the roles and responsibilities of the Board. Board orientation also includes site visits to key business operations.

RESPONSIBILITIES OF THE BOARD

Board Oversight of Risk and Enterprise Risk Management

The Board of Directors has the ultimate responsibility for risk oversight under Cigna’s risk management framework. The Board executes its duty both directly and through its Audit, Compliance, Corporate Governance, Finance and People Resources Committees. The Audit Committee oversees Cigna’s enterprise risk management (ERM) framework. ERM is a Company-wide initiative that involves the Board, Cigna’s management, Cigna’s Chief Risk Officer and General Auditor (CRO) and internal audit function in an integrated effort to (1) identify, assess, prioritize and monitor a broad range of risks and (2) formulate and execute plans to monitor and, to the extent possible, mitigate the effect of those risks. The CRO meets with the Audit Committee regularly during its executive sessions and reports to the Board at least annually.

Cigna has implemented practices so that the Board and its committees are regularly briefed on issues related to the Company’s risk profile. These briefings are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These briefings address strategic, operational, financial reporting, succession and compensation, cyber security, compliance, reputational, governance and other risks, as appropriate.

The Board, including its committees, oversees risks associated with their respective areas of responsibility. The full board oversees strategic, financial and execution risks and exposures associated with Cigna’s business strategy, including the impact of changes to laws and regulations, significant litigation and regulatory exposures and other current matters that may present material risk to financial performance, operations, infrastructure, plans, prospects, reputation, acquisitions and divestitures. The Board and each committee meet in executive session without management present and with key management personnel, including the Chief Financial Officer, CRO, Chief Accounting Officer, General Counsel, Chief Compliance Officer, Medicare/Medicaid Chief Compliance Officer, Chief Information Officer, and representatives of outside advisors, including the registered independent accounting firm and the independent compensation consultant, as necessary. A summary of each committee’s area of risk oversight responsibility is included in “ — Board Meetings and Committees.”

Oversight of Business Strategy

The Board provides unique insights into the strategic issues facing the Company, including changes in the regulatory environment, changing market dynamics and the competitive landscape. As part of its oversight of business strategy, the Board:

•	formally reviews Cigna’s annual and longer-term strategic plan, financial targets and strategies for achieving those targets;
•	regularly reviews and assesses Cigna’s results of operations, financial performance, prospects and competitive position;
•	regularly discusses external factors that affect the Company, such as regulatory developments and trends impacting the health service industry generally;
•	regularly reviews our performance compared to our competitors; and
•	regularly evaluates potential strategic alternatives relating to Cigna and our business, including possible acquisitions, divestitures and business combinations.

Management Succession Planning

At the direction of the Chairman, the Board oversees management succession planning, including for the CEO role. With the assistance of the People Resources Committee, the Board reviews and approves regular and emergency succession plans. The People Resources Committee is responsible for overseeing the Company’s policies and processes for people development in general. The People Resources Committee also ensures that management succession planning meets the Board’s expectations. Annually, the Board reviews comprehensive succession plans for the CEO and other executive officers and key senior management, including a discussion of those employees who are considered to be potential successors to executive and senior level positions with regard to their readiness and development opportunities.

Shareholder Interests

The Board and the Corporate Governance Committee oversee the Company’s shareholder engagement practices. The Office of the Corporate Secretary engages with shareholders on issues related to corporate governance, executive compensation and social responsibility. Senior management and the Investor Relations team regularly meet with shareholders and respond to their questions and feedback throughout the year. In 2018, the Company, including the Board, senior management, the Office of the Corporate Secretary and Investor Relations engaged in extensive outreach with shareholders, particularly regarding the Express Scripts merger.

22 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

In addition, the Board has adopted a number of practices that align the interests of the directors with those of the shareholders, including:

•	a director compensation program whereby a majority of compensation is delivered in common stock;
•	robust stock ownership requirements for directors; and
•	no shareholder rights plan and, at this time, the Board has no intention of adopting such a plan.

Information regarding how our executive compensation policies and practices align with the interests of shareholders can be found in the Compensation Discussion & Analysis (CD&A).

BOARD MEETINGS AND COMMITTEES

In 2018, the Board held 11 meetings and the committees of the Board held a total of 31 meetings. At all regular meetings held in 2018, the independent members of the Board met in executive session without management present. As part of all regularly scheduled Board meetings, the Chairman presides over all executive sessions of the Board. Each committee also met in executive session without management on a regular basis in connection with their respective meetings.

Each director attended more than 75% of the aggregate of all meetings of the Board and committees on which he or she served during his or her tenure in 2018. During 2018, Board and committee attendance averaged 97% for the Board as a whole. In addition to formal Board meetings, the Board engages with management regularly throughout the year.

The Board expects directors to attend the annual meeting of shareholders. All then-current directors attended the 2018 annual meeting and Mr. Harris chaired the meeting. All directors are expected to attend the Annual Meeting in 2019.

The specific roles and responsibilities of the Board’s Executive, Audit, Compliance, Corporate Governance, Finance and People Resources Committees are delineated in written charters adopted by the Board. Complete copies of the committee charters are available on Cigna’s website at www.cigna.com/about-us/company-profile/corporate-governance/. Each member of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees is independent under the terms of Cigna’s independence standards, which are detailed in the Guidelines and consistent with the independence standards set forth in the NYSE’s listing standards.

The Executive Committee may exercise the power and authority of the Board as specifically delegated by the Board when convening a meeting of the full Board of Directors is impracticable. Mr. Harris is Chairman of the Executive Committee and Mr. Cordani, Mr. Martinez, Mr. Partridge, Dr. Roper, Ms. Zarcone and Mr. Zollars serve on the Executive Committee. In 2018, the Board of Directors did not delegate any actions to the Executive Committee and, therefore, the Executive Committee did not meet in 2018.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 23

CORPORATE GOVERNANCE MATTERS

A summary of the key committee responsibilities and the composition of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees is set forth below.

Audit Committee
Current Members Mr. Martinez (Chair) Mr. DeLaney Dr. McClellan Mr. Partridge(1) Met 12 times in 2018	Primary Responsibilities
	•	Assesses the qualification and independence of, appoints, compensates, oversees the work of and removes, if appropriate, Cigna’s independent registered public accounting firm.
	•	Represents and assists the Board in fulfilling its oversight responsibilities regarding the adequacy and effectiveness of internal controls and the integrity of financial statements.
•
Reviews annual and quarterly financial statements, earnings releases, earnings guidance and significant accounting policies with management and, if appropriate, the independent registered public accounting firm.

	•	Oversees material legal matters.
	•	Maintains procedures for and reviews the receipt, retention and treatment of complaints and concerns regarding accounting, controls, auditing, reporting and disclosure matters.
Risk Oversight Focus Area
	•	Oversees the Company’s enterprise risk management program and internal audit function.
	•	Oversees risks related to the Company’s financial statements, the financial reporting process, accounting, and certain legal matters.
	•	Together with the Board, ensures that the Company has cyber risk management policies and processes in place.
All members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and Mr. Martinez, Mr. DeLaney and Mr. Partridge are designated “audit committee financial expert[s]” as defined in the SEC rules. For more information regarding the Audit Committee’s activities see “Report of the Audit Committee” in the Audit Matters section of the Proxy Statement.

(1)	Mr. Partridge rotated from the People Resources Committee to the Audit Committee in 2019.

Compliance Committee
Current Members Dr. Roper (Chair) Mr. Foss General Granger Ms. Zarcone	Primary Responsibilities
•
Oversees the Company’s key compliance programs, including but not limited to, those regulatory and legal requirements relating to data security, provision of healthcare and related services, operational effectiveness (including service requirements) and employment matters.

• Oversees the administration of the Company’s Code of Ethics and Principles of Conduct.
The Compliance Committee is a new committee and held its first meeting in 2019.	Risk Oversight Focus Area
•
Oversees the Company’s key compliance and ethics programs, including compliance with the laws and regulations that apply to business operations, such as data privacy and U.S. federal and state healthcare program requirements.

24 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Corporate Governance Committee
Current Members Ms. Zarcone (Chair) Mr. DeLaney Mr. Foss General Granger Dr. McClellan Mr. Zollars Met 5 times in 2018	Primary Responsibilities
	•	Reviews, advises and reports to the Board on the Board’s membership, structure, organization, governance practices and performance, as well as shareholder engagement activities.
	•	Assists the Board in board refreshment planning.
	•	Reviews committee assignments and director independence.
	•	Oversees director nomination and compensation and develops specific director recruitment criteria.
	•	Oversees communications with external stakeholders, including shareholders.
	•	Oversees corporate political and charitable contributions and the Company’s corporate responsibility and sustainability efforts.
Risk Oversight Focus Area
•
Oversees risks and exposures associated with director succession and refreshment planning, corporate governance and overall Board effectiveness. Also oversees the Company’s risks related to political and charitable contributions. In exercising this oversight, the Corporate Governance Committee reviews and discusses financial contributions to such organizations.

Finance Committee
Current Members Mr. Partridge (Chair) Mr. Martinez Ms. Mazzarella Dr. Roper Mr. Wiseman Met 5 times in 2018	Primary Responsibilities
	•	Oversees the structure and use of Cigna’s capital.
	•	Oversees Cigna’s long-term financial objectives and progress against those objectives.
	•	Reviews Cigna’s strategic operating plan and budget.
	•	Oversees Cigna’s investment strategy and sets investment policies and guidelines.
	•	Oversees information technology strategy and execution.
Risk Oversight Focus Area
•
Oversees the Company’s deployment of capital, technology and investment-related initiatives. In exercising this oversight, the Finance Committee regularly reviews and discusses the technology, financial market and capital management risks that are monitored through the Company’s ERM process.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 25

CORPORATE GOVERNANCE MATTERS

People Resources Committee
Current Members Mr. Zollars (Chair) Ms. Mazzarella Mr. Wiseman Met 9 times in 2018	Primary Responsibilities
	•	Oversees the policies and processes for people development and assists the Board in reviewing executive officer succession plans.
•
Establishes company goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those established goals and objectives, and based on this evaluation, recommends the CEO’s compensation to the independent members of the Board for approval.

•
Reviews and approves compensation targets, base salaries, cash and equity-based incentive compensation payments and arrangements, severance, and other compensation and benefits arrangements for any current or prospective executive officers other than the CEO, subject to required Board or shareholder approvals.

	•	Establishes performance measures and goals and assesses whether these goals are met for awards under short-term and long-term cash-based and equity-based compensation plans.
	•	Reviews and monitors the Company’s diversity program.
Risk Oversight Focus Area
•
Oversees compensation related-risks and management succession planning. For additional information regarding the People Resources Committee’s role in evaluating the impact of risk on executive compensation, see “Processes and Procedures for Determining Executive Compensation — Risk Oversight” in the CD&A.

For more information regarding the responsibilities and activities of the People Resources Committee, including the Committee’s processes for determining executive compensation, see the CD&A.

CODES OF ETHICS

Cigna is committed to conducting business in accordance with the highest standards of integrity, legal compliance and ethical conduct. In 2015, at the recommendation of the Corporate Governance Committee, the Board adopted a Director Code of Business Conduct and Ethics, available on Cigna’s website at www.cigna.com/about-us/corporate-governance/. The Board believes that having a separate code of conduct for the Board meaningfully enhances Cigna’s governance framework by making Board-specific policies clearer.

All directors and employees, including executive officers, must comply with the Company’s Code of Ethics, available on Cigna’s website at www.cigna.com/about-us/corporate-governance/. Both the Director Code of Business Conduct and Ethics and the Company Code of Ethics, together with Cigna’s related policies and procedures, address major areas of professional conduct, including, among others, conflicts of interest, protection of private, sensitive or confidential information, insider trading and adherence to laws and regulations affecting the conduct of Cigna’s business. Directors and employees affirm their adherence to the Director Code of Business Conduct and Ethics and the Code of Ethics, as applicable, annually.

CORPORATE RESPONSIBILITY

As a global health service company with the mission of helping improve the health, well-being and peace of mind of those we serve, Cigna believes that its success depends on earning trust through responsible business practices, corporate citizenship and providing services that meet our customers’ individual needs. Inspired by our mission, Cigna works to positively impact the health of people, communities and the environment.

As evidence of this, in 2015, Cigna was the first U.S. health insurance company to sign on to the United Nations Global Compact (UNGC), a policy initiative for companies committed to areas such as human rights, labor standards, environmental responsibility and business integrity in business operations. In 2017, Cigna became a member of the UNGC Health is Everyone’s Business action platform, which is a coalition working to develop a global business agenda to address goals related to good health and well-being.

In 2017 and again in 2018, Cigna was named to the Dow Jones Sustainability Index, a benchmark for investors who integrate sustainability considerations into their portfolios. Cigna is recognized in both the Dow Jones Sustainability World Index and the Dow Jones Sustainability North America Index.

The Corporate Governance Committee is responsible for overseeing Cigna’s positions on, and policies with respect to, Cigna’s corporate responsibility efforts around the globe. To support the Corporate Governance Committee’s responsibility, Cigna has established the Cigna Connects Corporate Responsibility Governance Council to provide input on Cigna’s policies, initiatives and reporting relative to corporate responsibility. This Council is a cross-

26 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

functional team of leaders from various areas of the Company, including civic affairs, ethics and compliance, global real estate, risk management, supply chain, human resources and the Cigna Foundation.

Cigna annually publishes a corporate responsibility report, Cigna Connects, highlighting our corporate responsibility goals and initiatives. Cigna Connects covers areas such as Cigna’s practices around ethics and governance, diversity, privacy and information protection, environmental sustainability, and our Cigna Foundation. Cigna Connects is presented to the Corporate Governance Committee, which reviews the report with the Board. We encourage our shareholders to review our most current report, which is available on Cigna’s website at www.cigna.com/about-us/corporate-responsibility/report/.

Cigna has received many recognitions for our responsible business practices, including being named to Corporate Responsibility Magazine’s 100 Best Corporate Citizens List, our listing on the MSCI Sustainability Index and FTSE4Good Index, and our “Innovation in Advancing Health Equity” award from the National Business Group on Health.

Cigna’s corporate responsibility efforts are focused on the following key issue areas:

Health and Well-Being. Cigna’s goal is to make health care better for all, by striving to build a sustainable health care system for whole person health that lowers health risks, fosters health equality, improves health status and promotes preventative health interventions. For example, Cigna is committed to being a national leader on modernizing the approach to the prevention, treatment and communication of substance use disorders, and reduced opioid usage among our customers by 25% between 2016 and 2018, one year ahead of its 2019 goal. Cigna is addressing the needs of our communities through efforts such as empowering veterans to address difficult health and life circumstances and our free biometric screenings through our mobile Cigna Health Improvement Tour. In 2018, we provided more than 14,000 free Cigna Health Improvement Tour biometric screenings (blood pressure, cholesterol, blood sugar and body-mass index) and health coaching to participants in 137 locations.

Environment. As a health service company, Cigna takes a precautionary approach to its environmental sustainability efforts, recognizing that environmental stewardship can have a health impact and also make sound business sense. We currently have 17 LEED certified buildings and 18 sites are enrolled in the U.S. Environmental Protection Agency’s ENERGY STAR® program. Annually, Cigna’s greenhouse gas emissions data is verified by an independent third party expert. Cigna considers managing the risks and opportunities associated with climate change and resource scarcity as a significant aspect of our corporate responsibility platform. Our Environmental Policy Statement, which is described in greater detail in the

Corporate Responsibility section of www.cigna.com, outlines our environmental sustainability policies and practices.

Ethical and Inclusive Business Practices. We strive to foster relationships with various stakeholders to help us better understand their priorities and to further Cigna’s goal of bringing positive changes in areas such as human capital, diversity and inclusion, supply chain management, stakeholder engagement and human rights. Cigna seeks to partner with organizations that are guided by similar principles. We request that our suppliers act in an ethical and socially responsible manner in the conduct of their business. As an example of our focus on inclusive business practices, in 2018, we continued our Supplier Mentor Protégé Program to proactively engage with businesses in the communities in which we live and work. This unique program allows our suppliers to apply the skills and expertise of Cigna. This program, consisting of certified minority, veteran and LGBT business enterprises, provides one-on-one mentoring with Cigna management, and insights into growth strategies and best practices to help grow their businesses.

Commitment to Diversity and Inclusion and Equitable Pay

We recognize that our continued success depends on the collective strengths of our employees. At Cigna, individual differences represent a mosaic of opportunities, and diversity and inclusion as a long-term business strategy will help drive the future success of the company. We take great pride in our diverse and talented workforce and are committed to being an employer of choice for diverse talent. This commitment is demonstrated through our programs and practices to attract, retain and reward our employees. Our Board of Directors, or a committee of the Board, is updated routinely by management on our diversity and inclusion programs and progress.

We recruit, hire, train and promote persons in all job titles and work to ensure that all personnel actions are administered without regard to an employee’s race, ethnicity, gender, sexual orientation, or any other such characteristics. We seek to recruit diverse candidates at all stages of their careers and through a variety of venues and programs, including at national conferences for various diversity organizations. We push ourselves to increase representation of women and people of color particularly in middle and senior management roles. In 2018, we developed and launched a virtual “Unconscious Bias” training to help ensure that decisions around hiring and promotions are focused on abilities and qualifications. Our ongoing diversity and inclusion programs, which are detailed in our Corporate Responsibility Report, have been recognized by leading organizations. For additional information regarding our commitment to Board diversity, see “Election of Directors — Commitment to Board Diversity.”

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 27

CORPORATE GOVERNANCE MATTERS

Cigna is committed to pay equity. Our compensation opportunities are defined for each job level based on market and benchmarking data and we have removed compensation inquiries from our job applications. We proactively monitor our pay practices for potential disparities with respect to gender and race, including conducting an annual review directed by outside counsel. This annual review considers multiple factors as determinants of compensation. We evaluate the results, take action as warranted and report our progress to the People Resources Committee on an annual basis.

At Cigna, we are committed
to being an employer of
choice for diverse talent.
Cigna is committed to
equitable pay.

The Cigna Foundation

The Cigna Foundation, established more than 50 years ago, carries out our corporate philanthropy goals of bringing Cigna’s mission and brand promise to life for individuals and communities around the globe. The Cigna Foundation accomplishes these goals through strategically focused charitable grants to nonprofit organizations whose work enhances the health of individuals and families and the well-being of their communities. Cigna’s World of Difference grants center around collaborations with nonprofits pursuing projects that help people overcome barriers to their health and well-being related to factors such as ethnicity, race, gender, age, education, economic status or place of residence. Many of these grants support programs that utilize community health workers who bridge the gaps between specific groups of people and the health care system. In 2018, the Cigna Foundation funded 90 grants to support innovative health solutions that work to improve health equity and respond to community needs in ways that are sustainable, scalable and effective.

Cigna and Express Scripts share a commitment to supporting local communities and improving societal health. In furtherance of this commitment, we announced a $200 million investment in our foundation and our communities. In January 2019, we launched Healthier Kids for Our Future, a $25 million five-year global initiative to improve the health and well-being of children. Cigna’s 74,000 global employees will work together to put children on a healthier path, starting with reducing childhood hunger and improving nutrition in local communities.

ANNUAL POLITICAL CONTRIBUTIONS AND LOBBYING ACTIVITY REPORT

Cigna is committed to transparency and strives to provide clarity about our goals and positions related to the Company’s federal and state lobbying and advocacy efforts, as well as why we believe active engagement in the public policy arena is important to our mission, business and customers. Cigna has engaged with shareholders to gain feedback regarding desired political contribution disclosure and published its first annual political contributions and lobbying activity report in 2011. Our report provides information on our overall lobbying framework, including the areas in which we focus our advocacy efforts and why we believe active engagement in the public policy arena is necessary to support the achievement of our mission, the success of our business and the well-being of our customers. The report also provides information about: (1) direct political contributions that Cigna makes at a corporate level; (2) contributions that Cigna makes through the Cigna Political Action Committee; and (3) the total amount of dues paid to any industry trade association to which Cigna pays $50,000 or more in annual dues, as well as the portion of any such dues that such trade associations inform us are allocable to any non-deductible lobbying expenses. The Corporate Governance Committee oversees Cigna’s political and lobbying activities. The Company updates the report annually and we encourage you to review our 2018 report which is available on Cigna’s website at www.cigna.com/about-us/corporate-governance/.

CERTAIN TRANSACTIONS

Transactions with Related Persons

Cigna has not adopted a written policy concerning the review, approval or ratification of related person transactions. Cigna compiles information about transactions between Cigna and Cigna’s directors, director nominees, executive officers and any immediate family members and affiliated entities identified by directors, director nominees and executive officers as having any form of relationship with Cigna, as well as shareholders that identified themselves since the beginning of 2018 as beneficially owning more than 5% of Cigna’s common stock. Cigna’s Office of the Corporate Secretary analyzes the nature of any transaction to determine whether the transaction may require disclosure under SEC rules as a related person transaction. On an annual basis, the Corporate Governance Committee reviews the analysis prepared by the Company, and presents its assessment to the full Board of Directors.

Based on this review, there are no related person transactions in 2018 requiring disclosure under SEC rules.

28 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Compensation Committee Interlocks and Insider Participation

The People Resources Committee is composed of three independent directors: William D. Zollars (Chair), Kathleen M. Mazzarella and Eric C. Wiseman. There are no compensation committee interlocks.

Non-Employee Director Compensation

OVERVIEW

Cigna’s director compensation program is designed to attract and retain highly qualified independent directors, by addressing the time, effort, expertise and accountability required of active board membership. The Board believes that the director compensation program:

•	aligns with shareholder interests because it includes a significant equity-based compensation component, the value of which is tied to Cigna’s stock price; and
•	is competitive based on the work required of directors serving on the board of an entity of the Company’s size, complexity and scope.

The Corporate Governance Committee’s charter provides that it will periodically review director compensation and assist the Board in the administration of director compensation plans. The Board approves the amount and form of director compensation. The Corporate Governance Committee may from time to time engage an independent compensation consultant to assist in its review of director compensation.

DIRECTOR COMPENSATION PROGRAM

The Corporate Governance Committee reviews Cigna’s non-employee director compensation program on an annual basis. In July 2018, the Corporate Governance Committee engaged Pay Governance, an independent compensation consultant, to review the then-current director compensation program. Pay Governance reviewed the level of compensation paid as part of the director compensation program, as well the mix and type of pay vehicles used. As part of this review, the Corporate Governance Committee reviewed benchmarking data from the Company’s 2018 compensation peer group (as described in “Executive Compensation Policies and Practices — Peer Groups” in the CD&A), as well as the top 200 companies of the S&P 500. At this time, the Corporate Governance Committee also compared the Cigna director compensation program to the Express Scripts director compensation program. Following this review, the Corporate Governance Committee decided not to make any changes to the director compensation program for Cigna on a stand-alone basis at that time.

The following chart summarizes the retainer compensation provided to directors in 2018 for their service on Cigna’s Board and its committees. Our CEO is the only employee who currently serves as a director and did not receive payment for service as a director. There is no retainer for service on the Executive Committee. All retainer payments are made in equal, quarterly installments.

RETAINER TYPE	ANNUAL AMOUNT	METHOD OF PAYMENT
Board (other than the Chairman of the Board)	$180,000	Cigna common stock
	$95,000	Cash
Chairman of the Board	$180,000	Cigna common stock
	$320,000	Cash
Committee chair	$15,000	Cash
Committee member	$10,000	Cash

In October 2018, the Corporate Governance Committee, with the assistance of Pay Governance, evaluated the director compensation program in light of the Express Scripts merger. As part of this review, the Corporate Governance Committee reviewed benchmarking data from the post-merger compensation peer group and general industry peer group (each as described in “Executive Compensation Policies and Practices — Peer Groups”). Similar to the review in July 2018, the Committee considered both the level of compensation paid, as well as the mix and type of pay vehicles used. This analysis considered all elements of director compensation including: annual board and committee retainers, board and committee meetings fees, stock-based compensation, stock ownership guidelines and compensation for non-executive board chairpersons.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 29

CORPORATE GOVERNANCE MATTERS

Following this review, the Board approved the following director compensation program, effective January 1, 2019. Similar to the prior director compensation program, there is no retainer for service on the Executive Committee and no compensation is paid under this program for directors that are also employees of the Company. In addition, the Board eliminated committee membership retainers.

RETAINER TYPE	ANNUAL AMOUNT	METHOD OF PAYMENT
Board (other than the Chairman of the Board)	$190,000	Cigna common stock
	$120,000	Cash
Chairman of the Board	$230,000	Cigna common stock
	$320,000	Cash
Committee chair	$25,000	Cash

Deferral of Payments

Under the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation (Deferral Plan), directors may elect to defer the payment of the cash and/or common stock portion of their annual retainers. Deferred common stock compensation is credited to a director’s deferred compensation account as a number of shares of hypothetical common stock and ultimately paid in shares. Deferred cash compensation is ultimately paid in cash, and directors have a choice of hypothetical investment funds whose rates of return are credited to that account. These funds include a Cigna stock fund and several other funds selected from those offered to all Cigna employees under the Cigna 401(k) Plan. Directors may elect to receive payments under the Deferral Plan in a lump sum or installments. Lump sum payments are made, or payment installments begin, in January of the year following a director’s separation from service.

Stock Ownership Guidelines

Cigna requires directors to maintain a stock ownership level of at least five times the value of the cash portion of the annual board retainer (currently $600,000) in value of Cigna common stock. Under the guidelines, directors have five years from their election to the Board to satisfy this ownership obligation. Common stock, deferred common stock, restricted stock units and hypothetical shares of Cigna common stock held by a director count toward the stock ownership guidelines for directors whose service started before February 2014. Directors whose service started after February 2014 may only count common stock and deferred common stock for compliance with stock ownership guidelines. As of December 31, 2018, all of the directors are in compliance with the stock ownership guidelines and each of our directors met or exceeded their ownership requirements or are within the five-year share accumulation period.

Financial Planning and Matching Charitable Gift Programs

Directors may participate in the same financial planning and tax preparation program available to Cigna executive officers. Under this program, Cigna will make direct payments or reimburse directors for financial planning services that are provided by firms designated by Cigna and for tax preparation services in the amount of up to $6,500 annually. Each director whose service started before 2006 and has at least nine years of board service upon separation from service also is eligible for direct payments or reimbursement in the amount of up to $5,000 for financial planning and tax preparation services during the one-year period following separation from service.

Directors also may participate in the matching charitable gift program available to Cigna employees, under which Cigna will make a matching charitable gift of up to $5,000 annually. In addition, upon a director’s retirement, in recognition of the retiring director’s service, the Board may make a donation in the amount of $10,000 to a charitable organization of the director’s choice.

Insurance Coverage

Cigna provides each director, on the same basis as employees and at no cost to the director, group term life insurance coverage equal to the annual Board retainer ($275,000 during 2018), and business travel accident insurance coverage equal to three times the annual Board retainer ($825,000 during 2018). Beginning in 2018, Cigna provides $1 million of personal umbrella liability insurance coverage for directors. The Company did not provide personal umbrella liability insurance coverage for the five directors that joined Cigna during 2018. Directors may purchase additional coverage at the group rate.

Directors also may purchase or participate in, by paying premiums on an after-tax basis, additional life insurance, medical care, long-term care, property/casualty personal lines and various other insurance programs available on a broad basis to Cigna employees. Directors also may elect to purchase worldwide emergency assistance coverage. This program, which provides international emergency medical, personal, travel and security assistance, also is available to Cigna executive officers and certain other Cigna employees who frequently travel abroad for business.

Cigna provides each retired director whose service started before 2006 and who has at least nine years of Board

30 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

service upon separation from service with $10,000 of group term life insurance coverage, with premiums paid by Cigna. In addition, these directors may also participate for two years following separation from service in the medical care programs currently offered by Cigna to retired employees, with premiums paid by the director on an after-tax basis.

DIRECTOR COMPENSATION TABLE FOR 2018

The table below includes information about the compensation paid to non-employee directors in 2018. Mr. Cordani, the only Company employee on the Board of Directors, does not receive any director compensation for his Board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total Compensation ($)
(a)	(b)	(c)	(d)	(e)
William J. DeLaney(1)	28,750	36,441	23	65,214
Eric J. Foss	115,000	180,000	629	295,629
Elder Granger, M.D.(1)	28,750	36,441	23	65,214
Isaiah Harris, Jr.	320,000	180,000	1,183	501,183
Jane E. Henney, M.D.(2)	60,000	90,000	5,914	155,914
Roman Martinez IV	120,000	180,000	1,676	301,676
Kathleen M. Mazzarella(1)	28,750	36,441	23	65,214
Mark B. McClellan, M.D.(3)	28,750	45,000	63	73,813
John M. Partridge	120,000	180,000	629	300,629
James E. Rogers(4)	115,000	180,000	1,123	296,123
William L. Roper, M.D.(1)	28,750	36,441	23	65,214
Eric C. Wiseman	115,000	180,000	1,123	296,123
Donna F. Zarcone	118,750	180,000	6,620	305,370
William D. Zollars	120,000	180,000	1,281	301,281

   (1) Mr. DeLaney, General Granger, Ms. Mazzarella and Dr. Roper joined the Board upon the closing of the Express Scripts merger.

   (2) Dr. Henney retired from the Board on April 25, 2018.

   (3) Dr. McClellan joined the Board on December 1, 2018.

   (4) Mr. Rogers passed away on December 17, 2018.

Fees Earned or Paid in Cash (Column (b))

Column (b) reflects the annual cash retainers for Board and committee service received by each director. Cash retainers are paid during a calendar quarter to directors who are in active service at any time during that quarter. Director fees listed in this column may be deferred by directors under the Deferral Plan (see “Deferral of Payments” above).

Stock Awards (Column (c))

Column (c) lists the aggregate grant date fair value of Cigna common stock awarded to directors as part of their Board retainer, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, applying the same model and assumptions that Cigna applies for financial statement reporting purposes as described in Note 14 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (disregarding any estimates for forfeitures). Common stock for the annual board retainer is awarded in a calendar quarter to directors who are in active service at any time during that quarter. The number of shares of common stock awarded is determined by dividing the dollar amount of the applicable award by the closing price of common stock, as reported on the NYSE or successor or alternate means of publishing stock price, on the last business day of the second month of the quarter. Fractional shares are not awarded. The number of shares of common stock awarded is rounded down to a whole number of shares and the cash value of any fractional share is paid as soon as practicable during the quarter after the award date. Common stock awards listed in this column may be deferred by directors under the Deferral Plan. See “Director Ownership” below for amounts and a description of equity-based awards outstanding as of December 31, 2018.

All Other Compensation (Column (d))

Column (d) includes:

•	reinvested dividends on certain share equivalent awards and on deferred Cigna common stock, and dividends paid in cash on restricted stock units, as described under “ — Director Ownership;”
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 31

CORPORATE GOVERNANCE MATTERS

•	matching charitable awards made by Cigna as part of its matching gift program (also available on a broad basis to Cigna employees) in the amount of $5,000 each for Dr. Henney and Ms. Zarcone; and
•	the dollar value of Company-paid life insurance premiums for all directors.

As permitted by SEC rules, the above table does not include any amounts related to perquisites or personal benefits as there were no perquisites or personal benefits that exceeded $10,000.

DIRECTOR OWNERSHIP

The table shows Cigna securities held by each non-employee director as of December 31, 2018. The value of these securities was calculated using $189.92, which was Cigna’s closing stock price on December 31, 2018.

Name	Common Stock (a)	Deferred Common Stock (b)	Restricted Stock Units (c)	Hypothetical Shares of Common Stock (d)	VESTED STOCK OPTIONS (e)	Total Ownership (f)	Total Ownership Value (g)
William J. DeLaney	2,784	—	—	—	18,003	20,787	$1,448,437
Eric J. Foss	14,346	—	—	—	—	14,346	$2,724,592
Elder Granger, MD	522	201	—	—	8,767	9,490	$534,496
Isaiah Harris, Jr.	2,870	—	13,500	23,260	—	39,630	$7,526,530
Roman Martinez IV	9,496	23,713	13,500	15,426	—	62,135	$11,800,679
Kathleen M. Mazzarella	201	—	—	—	—	201	$38,174
Mark B. McClellan, MD	201	—	—	—	—	201	$38,174
John M. Partridge	34,200	—	—	—	—	34,200	$6,495,264
William L. Roper, MD	2,079	—	3,300	—	19,102	24,481	$2,029,780
Eric C. Wiseman	4,200	13,050	—	4,145	—	21,395	$4,063,338
Donna F. Zarcone	—	9,163	13,500	2,797	—	25,460	$4,835,363
William D. Zollars	—	—	13,500	9,787	—	23,287	$4,422,667

Deferred Common Stock (Column (b))

Column (b) includes the equity portion of the 2018 and any previous year’s Board retainer granted in Cigna common stock or deferred stock units that have been deferred under the Deferral Plan.

Restricted Stock Units (Column (c))

Column (c) includes restricted stock units held by each of Mr. Harris, Mr. Martinez, Dr. Roper, Mr. Zollars, and Ms. Zarcone. The restricted stock units will settle in shares of Cigna common stock. All of these restricted stock units are vested. The restricted stock units held by Mr. Harris, Mr. Martinez, Mr. Zollars, and Ms. Zarcone will be delivered upon separation of service. Dr. Roper’s restricted stock units will be delivered six months following his separation of service.

Hypothetical Shares of Common Stock (Column (d))

Column (d) includes (1) share equivalents resulting from voluntary deferrals of cash compensation hypothetically invested in the Cigna stock fund; (2) hypothetical shares of Cigna common stock credited to directors’ restricted deferred compensation accounts under the terms of the retirement plan in effect between 1997 and 2005; and (3) hypothetical shares of Cigna common stock acquired pursuant to a pre-2006 requirement that directors invest or defer a portion of their Board retainer in shares of hypothetical Cigna common stock. Although these securities are not common stock, the value of the hypothetical shares of Cigna common stock credited to a director’s deferred compensation account is tied directly to the value of Cigna common stock.

Vested Stock Options (Column (e))

Column (e) includes stock options received in the merger in exchange of stock options of Express Scripts awarded to each of Mr. DeLaney, General Granger and Dr. Roper as part of their compensation for service on the Express Scripts board of directors. All outstanding Express Scripts stock options vested and became exercisable upon the closing of the merger under the terms of the Express Scripts Holding Company 2016 Long-Term Incentive Plan.

Total Ownership Value (Column (g))

Value of vested stock options is calculated by multiplying the number of shares issuable upon exercise of the stock option by the difference between the closing price on December 31, 2018 ($189.92) and the option’s exercise price.

32 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Advisory Approval of Executive Compensation (Proposal 2)

Our Board is committed to strong governance and recognizes that Cigna shareholders have an interest in our executive compensation policies and practices. Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires that we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers (NEOs). In recognition of the preference of shareholders expressed at Cigna’s 2011 annual meeting and reaffirmed at its 2017 annual meeting, the Board has held “say on pay” advisory votes on an annual basis. The next vote on the frequency of “say-on-pay” advisory votes will be held at the 2023 annual meeting of shareholders. Consistent with this practice and SEC rules, we are asking you to approve the following advisory resolution:

Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Executive Compensation Tables and accompanying narrative disclosure.

We believe that our executive compensation program design effectively aligns the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to Cigna’s performance and rewarding our executive officers for the creation of long-term shareholder value. In considering your vote, we encourage you to review the Proxy Statement Summary, the Compensation Discussion and Analysis and the Executive Compensation Tables.

This advisory vote is intended to address our overall compensation policies and practices related to the NEOs rather than any specific element of compensation. Because your vote is advisory, it will not be binding upon the Board. However, the Board and People Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.

The Board of Directors
unanimously recommends
that shareholders vote
FOR the advisory approval
of the Company’s executive
compensation.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 33

COMPENSATION MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the compensation policies, programs and decisions regarding our named executive officers (NEOs) for 2018, which include our Chief Executive Officer, Chief Financial Officer, the three most highly-compensated executive officers as of the end of 2018, as well as two other executive officers whose employment with Cigna ended during the year.

The People Resources Committee (the Committee) is charged with oversight of the Company’s executive compensation policies and plans and makes all compensation decisions for our executive officers with the exception of our CEO, for whom the Committee makes recommendations to the Board of Directors.

Compensation information is described throughout this CD&A and the Executive Compensation Tables for the following executive officers:

NAME	TITLE
David M. Cordani	President and Chief Executive Officer
Eric P. Palmer	Executive Vice President and Chief Financial Officer
Nicole S. Jones	Executive Vice President and General Counsel
Jason D. Sadler	President, International Markets
Timothy C. Wentworth	President, Express Scripts and Cigna Services

For executive officers who were executives of Cigna prior to the consummation of the Express Scripts merger, this CD&A and the Executive Compensation Tables reflect compensation related to their service with Cigna during all of 2018. For Mr. Wentworth, who served as an executive officer of Express Scripts prior to the consummation of the Express Scripts merger, the compensation presented includes only compensation related to his service as an executive of Cigna (i.e., from December 20, 2018 through December 31, 2018), including compensation paid by Cigna in connection with his joining the Company. Due to the timing of Mr. Wentworth’s appointment as an executive officer of the Company, he did not participate in the Company’s short- or long-term incentive plans for 2018.

Compensation information for Christopher J. Hocevar, Former President, Strategy, Segments and Solutions, and Dr. Alan Muney, Former Executive Vice President, Total Health & Network and Chief Medical Officer is described in the sections titled “Employment Arrangements and Post-Termination Payments — Terms of Mr. Hocevar’s Agreement and Release,”
“—Terms of Dr. Muney’s Agreement and Release” and the Executive Compensation Tables.

This CD&A is organized as follows:

Executive Summary provides an overview of our compensation philosophy and our pay-for-performance alignment.	Pages 35 — 37

Executive Compensation Policies and Practices describes our compensation objectives and practices, as well as how we set target total direct compensation and target pay mix.	Pages 37 — 40

Elements of Compensation describes each form of compensation we pay and how our executive compensation program is tied strongly to performance.	Pages 41 — 52

Employment Arrangements and Post-Termination Payments summarizes any employment agreements, our severance and other post-termination arrangements, as well as our change of control arrangements.	Pages 52 — 55

Processes and Procedures for Determining Executive Compensation provides an overview of the Committee’s role in executive compensation, the process for determining executive officer compensation and the compensation consultant’s role.
Pages 55 — 56

Other Practices describes our stock ownership guidelines, our hedging and pledging restrictions and our clawback policy.	Pages 57 — 59
34 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

EXECUTIVE SUMMARY

Cigna’s executive compensation program is based on the philosophy that executive pay should strongly align with the interests of our shareholders, directly link to Company and individual performance and attract and retain executive talent. We believe that tying executive compensation to the achievement of our enterprise goals will result in the creation of meaningful and sustained long-term value for our shareholders. Each of the measures in our performance-based plans are designed to align with, and support, our business strategy. We focus on driving enterprise profitability and growth to support investment in innovation, customer retention and shareholder return.

The primary principles underlying our compensation philosophy are to:

Motivate superior enterprise results with appropriate consideration of risk while maintaining a commitment to the Company’s ethics and values.	Align the interests of the Company’s executives with those of its shareholders and reward the creation of long-term value for Cigna shareholders.	Emphasize performance-based short-term and long-term compensation over fixed compensation.	Reward the achievement of favorable long- term financial results more heavily than the achievement of short-term results.	Provide market- competitive compensation opportunities designed to attract and retain highly qualified executives.

Pay-for-Performance Alignment

Cigna’s compensation program is heavily weighted to award performance-based pay over fixed compensation. Our Management Incentive Plan (MIP) is a cash-based program designed to reward the achievement of annual enterprise results. Long-term performance is rewarded through annual equity-based long-term incentive (LTI) awards, including Strategic Performance Shares (SPSs), the payout of which is based upon performance over a three-year period. Our MIP and SPS plans are designed to reward our NEOs for the Company’s performance relative to pre-established enterprise goals.

For 2018, financial measures within the MIP and SPS programs, such as adjusted income from operations,(1) revenue and operating expense ratio improvement, were tied to the performance of Cigna’s three business segments in place prior to the Express Scripts merger — Global Health Care, Global Supplemental Benefits and Group Disability and Life. See also Annex A.

2018 Management Incentive Plan

Payouts under the 2018 Management Incentive Plan rewarded our NEOs for our strong results in 2018, reflecting pay-for-performance alignment. MIP awards reward the achievement of annual enterprise results relative to pre-established goals, as well as individual performance, accomplishments and contributions.

Measure	Weighting	Result	Award
Adjusted income from operations(1)(2)	50%	32.2% growth was above target range	Individual payouts ranged from 145% to 200% of target for each of the NEOs that received a MIP award.
Revenue(2)	20%	9.6% growth was within target range
Operating expense ratio improvement(2)	10%	2.7% improvement was within target range
Strategic Priorities	20%	Target performance reflects:
		• Strong and stable net promoter score
		• Strong client retention; expanding and deepening relationships; and new business growth
		• Strong employee engagement results and low employee turnover
		• Advancement of enterprise compliance initiatives
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 35

COMPENSATION MATTERS

2016–2018 Strategic Performance Share Program

Long-term performance was rewarded through the payout of our 2016–2018 SPSs.

Measure	Weighting	Result ($ in million)	Award
Adjusted income from operations(1)(2)	50%	$8,357 (104.4% of target)	2016–2018 SPSs were paid out at 102.2% of target.
Relative TSR(3)	50%	50th percentile (100% of target)
(1)	We encourage you to review our Annual Report on Form 10-K for the year ended December 31, 2018 for more complete financial information. Cigna uses adjusted income from operations as the principal financial measure for operating performance because it presents the underlying results of our business operations and permits analysis of trends in underlying revenue, expenses and profitability. As appropriate, adjustments are made for acquisitions, dispositions and the implementation of accounting changes to ensure comparability of actual results and targets. Additional information regarding our use of adjusted income from operations can be found on Annex A.
(2)	Reflects results for Cigna’s three business segments in place prior to the Express Scripts merger — Global Health Care, Global Supplemental Benefits and Group Disability and Life. Results do not include contributions from the Express Scripts business.
(3)	The peer group used to measure relative TSR is the SPS performance peer group which, at the time of the 2016–2018 SPS payout, included: Aflac Incorporated, Anthem, Inc., The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Financial Corporation, MetLife, Inc., UnitedHealth Group Incorporated and Unum Group.

2018 Long-Term Incentive Awards

In February 2018, the Committee (and, for Mr. Cordani, the Board, upon the recommendation of the Committee) approved the annual LTI award for each NEO then employed by Cigna, 50% of which was awarded in stock options and 50% of which was awarded in an SPS award with a 2018–2020 performance period. The exercise price of the stock options awarded was $197.35, which means our stock must trade above that price for the NEOs to realize value from these awards. The payout of the 2018–2020 SPS award will be based on the Company’s performance over the three-year period ending December 31, 2020. In determining the annual LTI award, the Committee primarily evaluates individual contributions, but also may consider the other factors described in “Elements of Compensation — Long-Term Incentives.”

Emphasis on Performance-Based Compensation

The pay mix for the Chief Executive Officer and the other NEOs during 2018 reflects our executive compensation philosophy that emphasizes performance-based compensation over fixed compensation. As illustrated in the charts below, performance-based compensation represented approximately 92% of Mr. Cordani’s total direct compensation for 2018, including 67% in long-term incentives and 25% in annual incentives. On average, performance-based compensation represented 83% of total direct compensation for the other NEOs that served as executive officers at the end of 2018 (not including Mr. Wentworth who became an executive officer at the closing of the merger), including an average of 49% in long-term incentives and 34% in annual incentives.

*	For purposes of this chart, Mr. Wentworth is not included due to the timing of his appointment as an executive officer, and Mr. Hocevar and Dr. Muney are not included because they did not serve as executive officers at the end of 2018.
36 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Shareholders Continue to Support Our Executive Compensation Program

The Committee and the Board consider the results of the annual shareholder executive compensation “say-on-pay” vote in determining the ongoing design and administration of the Company’s executive compensation programs. Shareholders have expressed their strong support for our executive compensation program, with approximately 93% of votes cast at the 2018 annual meeting of shareholders of Cigna in favor of the advisory vote on executive compensation.

The Committee also considers feedback on our executive compensation program received as part of our ongoing communications with shareholders.

Changes to Cigna’s 2019 Executive Compensation Program

The Committee approved a number of changes to the executive compensation program for 2019:

•	Peer Groups. In consultation with its independent compensation consultant, the Committee developed new peer groups that reflect the Company’s size, scope and industry following the Express Scripts merger. For additional information on the new peer groups, see “Executive Compensation Policies and Practices — Peer Groups.”
•	Annual Incentives. The Committee approved changes to the performance measures and weightings under the Company’s annual incentive plan. These changes are designed to balance incentivizing and recognizing both financial performance and achievement of key strategic priorities. Also, to reflect that individual contributors, in addition to managers and executives, participate in the plan, effective January 1, 2019, the annual incentive plan was renamed the “Enterprise Incentive Plan” (EIP). For additional information on these changes, see “Elements of Compensation — Annual Incentive Plan Changes for 2019.”
•	Long-Term Incentives. The Committee implemented several changes to long-term incentives beginning in 2019:
○	In recent years, LTI awards have been delivered 50% in SPSs and 50% in stock options. The Committee recognized that market practices have shifted to include grants of restricted stock, which is viewed as having a higher retention value. Beginning with the 2019 LTI grants, awards will be made 50% in SPSs, 25% in stock options and 25% in restricted stock.
○	Beginning with the 2019–2021 performance period, adjusted earnings per share has replaced adjusted income from operations as a performance measure for SPSs, to eliminate duplication of measures between the SPS program and the annual incentive plan.

For additional information on the LTI changes, see “Elements of Compensation — LTI Changes for 2019.”

•	Stock Ownership Guidelines. Effective upon the closing of the Express Scripts merger, the Committee increased the stock ownership requirement for Mr. Cordani from six times to eight times his base salary and set Mr. Wentworth’s ownership requirement at six times base salary. The requirement for all other NEOs remains at three times base salary. For more information on stock ownership guidelines, see “Other Practices — Stock Ownership Guidelines.”

EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Compensation Objectives and Practices

Cigna’s executive compensation program is based on the philosophy that executive pay should strongly align with the interests of our shareholders, directly link to Company and individual performance and attract and retain executive talent. By emphasizing performance-based awards over fixed compensation, we strive to motivate superior enterprise results that we believe will result in the creation of meaningful and sustained long-term value for our shareholders and exceptional service for our customers and clients.

To further our compensation philosophy, the Committee uses the following compensation practices, processes and instruments:

•	A regular and rigorous analysis of relevant market compensation data for each executive officer position. The analysis includes market data for our peers as well as broad-based general industry data from companies of similar size and scope;
•	Annual realizable pay-for-performance assessment of the degree of alignment between Company results and executive compensation;
•	Annual analysis of each individual’s contributions to the achievement of the Company’s short- and long-term performance goals;
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 37

COMPENSATION MATTERS

•	An annual incentive plan designed to motivate executive officers to achieve the Company’s annual performance goals. No awards under the plan are made unless the Company achieves a pre-defined minimum level of adjusted income from operations;
•	An equity-based incentive plan (the Cigna Long-Term Incentive Plan or LTIP) focused on long-term shareholder value creation. For 2018, we granted SPS awards and stock options to executives under the LTIP. SPS awards reward executives for relative TSR performance as compared to our competitors and the achievement of financial goals over a three-year performance period. Through stock options, executives have the potential to realize value as a result of stock price appreciation. Beginning in 2019, LTI grants will also include restricted stock, which is viewed as having a higher retention value;
•	The retention of an independent compensation consultant to assist the Committee in its design and implementation of the Company’s executive compensation programs; and
•	Ongoing monitoring of compensation best practices and investors’ views on compensation and the modification of our compensation programs as appropriate to align with good governance standards.

For information on the oversight of the executive compensation program, see “Processes and Procedures for Determining Executive Compensation” in this CD&A.

Strong Compensation Governance and Controls

What We Do	✔	Strong alignment between pay and performance.
	✔	“Double trigger” requirement for change of control benefits.
	✔	Regular review of executive compensation governance market practices, particularly when considering the adoption of new practices or changes to existing programs or policies.
	✔	Robust stock ownership guidelines and shareholding requirements for equity awards to align executives’ interests with shareholders.
	✔	A disgorgement of awards (clawback) policy beyond the mandates of Sarbanes-Oxley.
	✔	Management of LTIP annual share usage (or burn rate) and total dilution by setting an annual share usage limit, which is below the maximum permitted under the plan.
	✔	Oversight of people development policies and processes, including consideration of assessments of executive officers and key senior management.
	✔	CEO and executive officer succession plans overseen by the Board of Directors, with assistance from the Committee.
	✔	An annual assessment by the Committee of any potential risks and associated internal controls in our incentive compensation programs and policies.
	✔	Minimum acceptable level of financial performance required in order for any payments to be made under the annual incentive plan.
	✔	Approximately 90% of our CEO’s target total direct compensation is performance-based.

What We Don’t Do	•	No excessive perquisites.
	•	No hedging of Cigna stock by any directors, executive officers or employees, and no pledging of Cigna stock by directors or Section 16 officers unless approved in limited circumstances.
	•	No discounting, reloading or repricing of stock options without shareholder approval.
	•	No payment of dividends on unvested shares.
38 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Compensation Data

The Committee establishes target compensation levels based on a variety of factors, including a rigorous analysis of relevant published market compensation data of the Company’s compensation peer group and a general industry peer group.

Peer Groups

The Committee periodically reviews the composition of its peer groups and requests that its independent compensation consultant offer suggested modifications for benchmarking future executive pay decisions. The Committee utilizes three peer groups:

•	a Compensation Peer Group, which is used in setting target compensation;
•	a General Industry Peer Group, which, in recognition of the fact that Cigna often competes for talent from companies beyond that of its compensation peer group, is used as an additional reference to provide a broader perspective on market practices, particularly for those executive officers with job functions that could apply to a variety of industries; and
•	an SPS Performance Peer Group, which is used to track relative TSR within the SPS program.

Following the entry into the Express Scripts merger agreement, the Committee recognized that the peer groups developed for purposes of setting target compensation for 2018 would not reflect the Company’s size, scope or industry following the transaction. In light of this, the Committee worked with its independent compensation consultant to develop a new set of peer groups for post-merger compensation decisions. Those new peer groups are described below.

Compensation Peer Group.

2018. The Committee’s consultant utilizes multiple sources to develop and recommend potential peer companies for the Committee to consider. Sources for possible peers include companies screened by industry and business focus, peer groups developed by proxy advisory firms, peers identified in various analyst reports, and peers of companies in Cigna’s compensation peer group. The table below lists the companies included in the 2018 compensation peer group.

2018 Compensation Peer Group
Aetna, Inc.	The Hartford Financial Services Group, Inc.
Aflac Incorporated	Humana, Inc.
American International Group, Inc.	Manulife Financial Corporation
Anthem, Inc.	MetLife, Inc.
Centene Corp.	Prudential Financial, Inc.
Chubb Limited	Unum Group

A broader cut of survey data, representing size-adjusted health and life insurance companies, was used to benchmark Mr. Sadler’s and Dr. Muney’s compensation because peer group data were insufficient or unavailable for their specific roles. A list of the companies used to determine Mr. Sadler’s and Dr. Muney’s 2018 target total direct compensation and target total pay mix is included on Annex B.

Post-Merger. The new compensation peer group, used as an input for decisions for compensation following the merger, comprises companies primarily in the managed care/health care distribution sectors, with the individual peer companies having revenues from 0.33 to 2.0 times that of Cigna’s projected post-merger revenues and market capitalizations of 0.25 to 4.0 times that of the combined company. The companies in the new, post-merger compensation peer group are listed below.

Post-Merger Compensation Peer Group
Aetna, Inc.(1)	CVS Health Corporation
AmerisourceBergen Corporation	Humana, Inc.
Anthem, Inc.	McKesson Corporation
Cardinal Health, Inc.,	UnitedHealth Group Incorporated
Centene Corporation	Walgreens Boots Alliance, Inc.
(1)	Aetna, Inc. was removed from the peer group following its merger with CVS Health Corporation.
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 39

COMPENSATION MATTERS

General Industry Peer Group.

2018. The Committee, with the assistance of its independent compensation consultant, reviewed the companies included in its general industry peer group by screening publicly traded, U.S.-based companies within certain industry classifications, including insurance, banking and financial services, health care equipment and services, pharmaceutical, biotechnology and life sciences, household and personal products, software services and telecommunications. The list was then narrowed to companies whose revenues were within the range of 0.4 to 2.5 times that of Cigna and whose market capitalization was within the range of 0.2 to 4.0 times that of Cigna. The screening process resulted in a group of 35 companies, which are listed on Annex C-1.

Post-Merger. The Committee applied screening methodologies similar to those used in identifying the 2018 general industry peer group. Due to the projected increased revenue and market capitalization of the combined company, that screening resulted in an updated list of companies. The post-merger general industry peer group, which consists of 36 companies, is set forth on Annex C-2.

SPS Performance Peer Group.

2018. Our SPS performance peer group included the companies in the compensation peer group, with the following adjustments: (1) the addition of companies that were not included in the compensation peer group due to size, but were considered competitors of the Company; and (2) the elimination of companies that were viewed as competitors for talent, but had a significantly different business focus than Cigna. The companies included in the SPS performance peer groups for each of our outstanding SPS programs are listed in the section titled “Long-Term Incentives — Strategic Performance Share Program.”

Post-Merger. In evaluating the SPS performance peer group for the post-merger period, the Committee concluded that the companies in the new post-merger compensation peer group are most similar to the Company in both business operations and scope following the Express Scripts merger. Beginning with the 2019–2021 performance period, the companies in the compensation peer group are also the companies in the SPS performance peer group.

Tally Sheets

The Committee reviews tally sheets for all of its executive officers as part of its annual compensation award determination process. The tally sheets summarize historical actual compensation and current target compensation for each officer. The Committee believes that tally sheets are a useful reference tool when considering whether compensation decisions reflect Cigna’s compensation philosophy and performance, but are not a determining factor when making executive compensation decisions.

Target Total Direct Compensation and Target Pay Mix Emphasizes Performance-Based Compensation

The Committee’s decisions regarding target total direct compensation and target pay mix are consistent with its principles that (1) performance-based compensation should be emphasized over fixed compensation; and (2) long-term incentives should be more heavily weighted than annual incentives.

Target total direct compensation consists of base salary, the annual incentive target and the annual LTI target. The Committee approves each of these amounts for each NEO on an annual basis, generally seeking to target an executive officer’s total direct compensation in a “competitive range” of within 15% of the 50th percentile of the relevant market data. When setting target total direct compensation, the Committee evaluates survey data and other public information, such as proxy data, available for both the compensation peer group and the general industry peer group.

While the Committee targets total direct compensation in the competitive range, there may be variation in the target pay mix such that target amounts for individual compensation elements may be above or below the competitive range for an individual pay element. Target total direct compensation for a NEO also may vary outside of the competitive range of the 50th percentile of the market data due to factors such as performance, tenure in role, range of data available and market and economic conditions. In general, compensation levels for executive officers who are newer to their positions tend to be at the lower end of the competitive range, while seasoned executive officers with strong performance are typically positioned at the higher end of the competitive range. Internal pay comparisons among the NEOs are not generally considered by the Committee for purposes of determining target pay mix and target total direct compensation. For 2018, target total direct compensation of our NEOs as a group resulted in a target compensation opportunity in the aggregate within 15% of the 50th percentile of both our compensation peer group and our general industry peer group.

40 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

ELEMENTS OF COMPENSATION

Cigna’s 2018 executive compensation program consisted of the following elements:

Element		PURPOSE
Base salary		Fixed portion of total direct compensation, set with reference to competitive market data and individual performance and designed to attract and retain key talent.
Management Incentive Plan (MIP)
Performance-based cash compensation designed to reward the achievement of annual enterprise results relative to pre-established goals, as well as individual performance, accomplishments and contributions.

Long-Term Incentives (LTI)	Stock Options	Performance-based compensation, the potential realized value of which is determined by stock price appreciation from the date of grant through the date of exercise.
	Strategic Performance Shares	Performance-based compensation, the payout of which is based upon the achievement of a pre-determined financial goal and the Company’s relative TSR over a three-year performance period.
Retirement and Deferred Compensation
Savings-based component that is aligned to competitive market practice and includes 401(k) plans and voluntary non-qualified deferred compensation programs. U.S.-based NEOs hired before July 1, 2009 have accrued benefits from defined benefit pension plans that were frozen on July 1, 2009.

Limited Perquisites and Other Benefits		Limited perquisites that are designed to attract and retain key talent or to provide for the safety and security of executive officers.

Base Salary

Base salary
represents only 10%
of CEO target pay,
with the balance of target
compensation being
performance-based.

Base salary is the only fixed portion of a NEO’s target total direct compensation and, consistent with the Committee’s philosophy that executive pay should strongly align with the interests of our shareholders, represents a small portion of target total direct compensation.

Base salary levels are set with reference to both competitive market data and individual performance. Base salaries are reviewed annually and may be adjusted as a result of updated market information and an assessment of an executive’s role and performance contributions, including the executive’s demonstration of Cigna’s core values and the achievement of the expectations associated with his or her role. As part of this review, in February 2018, the Committee and, with respect to Mr. Cordani, the Board upon the recommendation of the Committee, approved market-based adjustments to Mr. Cordani’s and Mr. Palmer’s base salaries to maintain the competitive positions of their target total direct compensation.

The table below shows 2018 annual base salaries for each of the NEOs.

NEO	2018 ANNUAL BASE SALARY ($)
David M. Cordani	1,500,000
Eric P. Palmer	705,000
Nicole S. Jones	630,000
Jason D. Sadler	650,000
Timothy C. Wentworth	1,500,000

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 41

COMPENSATION MATTERS

Annual Incentives

Because profitability is
critical to the long-term
success of the business, no
annual incentive award
payments are made to
executive officers unless the
Company achieves a
pre-defined minimum level
of adjusted income from
operations.

Management Incentive Plan (MIP) Overview

Annual incentives are paid under the MIP. The MIP is designed to reward executives for the achievement of short-term, or annual, performance goals. On an annual basis, the Committee approves:

•	Enterprise performance measures and goals, which are designed to align with, and drive execution of, the Company’s business strategy;
•	Individual targets for the NEOs, except for Mr. Cordani’s target, which is approved by the Board upon the recommendation of the Committee;
•	Aggregate funding levels for actual MIP awards; and
•	Actual individual MIP awards for the NEOs, except for Mr. Cordani’s award, which is approved by the Board upon the recommendation of the Committee.

Subject to certain limits described below, actual annual incentive payments can range from 0% to 200% of the individual’s target, allowing the Committee to differentiate awards based on an individual’s contributions and how those contributions impacted the attainment of enterprise goals.

MIP Performance Measures and Goals

Each year, the Committee sets enterprise performance measures, weightings and goals for annual incentive awards based on Cigna’s business priorities and annual operating plan. The operating plan aligns with our strategy, long-term commitment to our customers, clients, communities and shareholders and expected performance in the industry. The Committee works with its independent compensation consultant to evaluate the appropriateness of these measures and weightings and the degree of challenge in the MIP performance goals. The measures are designed to align with, and drive execution of, the Company’s business strategy. For 2018, performance measures included adjusted income from operations, revenue, operating expense ratio improvement and strategic priorities. More detailed information on these measures is included in the 2018 Performance Goals, Measures and Actual Results table.

For each MIP goal other than strategic priorities, the Committee specifies certain below target, target and above target levels of performance. To aid the Committee in setting the financial performance targets, and to assess the reasonableness and rigor of those targets, the Committee’s compensation consultant annually presents a comprehensive report to the Committee that evaluates Cigna’s historical relationship between pay and performance in comparison with Cigna’s compensation peer group. The compensation consultant also reviews performance goals determined by the Committee in the context of historical performance and analyst expectations of future performance for Cigna and Cigna’s SPS performance peer group.

The strategic priorities measure emphasizes the importance of incentivizing and recognizing progress in certain areas beyond financial results that support our business strategy. For this measure, the Committee evaluates the Company’s progress relative to key strategic categories. For 2018, the key strategic categories are: (1) customer, client and reputational focus; (2) employee engagement; and (3) enterprise focus on compliance.

42 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Executive Officer MIP Funding and Award Determination Process

The key considerations to funding the 2018 MIP and determining individual award amounts are discussed below.

STEP 1 Achieve Earnings Minimum

The Committee believes that achieving Cigna’s profitability goals is critically important to the long-term success of the business. In recognition of this importance, the Committee establishes a minimum level of adjusted income from operations that must be achieved for the year in order for any MIP award to be earned. If the Company does not meet that pre-defined minimum level, then no annual incentives will be paid to executive officers.

STEP 2 Company Performance Drives Funding Level

If the Company achieves the earnings minimum, the Committee may fund the executive officer MIP pool from 0% to 200% of the aggregate targets for all executive officers based upon whether each performance measure is below target, at target, or above target. The following table sets forth the ranges between which the MIP pool may be funded for each performance measure, in each case, assuming the earnings minimum has been achieved:

Measure	Performance	Funding Range
Adjusted income from operations Revenue Operating expense ratio improvement	Above target range	120% to 200%
	Within target range	80% to 120%
	Below target range	Less than 80%
Strategic Priorities	The Committee evaluates progress in the three key strategic categories year over year.

The Company’s actual performance relative to each measure determines which funding range applies for purposes of that measure. However, the Committee maintains the discretion to determine at which point within that range the actual funding of the MIP pool will be set. In setting the actual funding percentage for each measure, the Committee considers Cigna’s performance as a whole (both in absolute terms and relative to competitors), as well as Cigna’s achievement of the goals within the performance measure. The MIP funding mechanisms ensure that a minimum level of performance is achieved and that NEOs’ MIP awards reflect the Company’s performance.

STEP 3 Award Amounts Based on Individual Contributions to Company Performance

Once MIP funding has been determined, the Committee (and for Mr. Cordani, the Board of Directors upon the recommendation of the Committee) assesses each NEO’s individual contributions and how such contributions impacted the achievement of the MIP goals to determine the individual award amounts. Actual awards can range from 0% to 200% of a NEO’s MIP target, allowing the Committee to differentiate payouts based on each individual’s contributions.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 43

COMPENSATION MATTERS

2018 Performance Goals, Measures and Actual Results

The Committee considers the appropriate measures for the MIP program for the upcoming year at its October and December meetings and then considers and approves the actual performance targets at its meetings in January and February. For 2018, the Committee established the performance measures, weightings and target performance goals below, which were used to determine the range of potential aggregate funding for MIP awards.

Measure	aLIGNMENT WITH bUSINESS sTRATEGY	Weighting	Target Performance Goals	Actual Result
Adjusted income from operations*	Reinforces the importance of profitable growth across the enterprise.	50%	14.5% to 22.5% growth	32.2% growth was above target range
The target was set as a year-over-year growth goal for Cigna’s business segments in place prior to the Express Scripts merger – Global Health Care, Global Supplemental Benefits and Group Disability and Life.

Revenue*	Focuses on enterprise growth, encourages business decisions that optimize results for the enterprise, promotes collaboration across business units and drives customer focus.	20%	6.0% to 12.0% growth	9.6% growth was within target range
The target was set as a year-over-year growth goal for Cigna’s business segments in place prior to the Express Scripts merger.
Operating expense ratio improvement*	Drives continued focus on delivering ongoing expense efficiency while furthering investment capacity for ongoing innovation.	10%	3.0% to (2.0)% improvement	2.7% improvement was within target range
The target was set as a composite objective, which measures operating expense improvement in Cigna’s business segments in place prior to the Express Scripts merger. Operating expenses are expressed as a percent of revenue for each segment.

Strategic Priorities*	Emphasizes the importance of recognizing progress in areas beyond financial results and of aligning our goals, contributions and rewards with our business strategy.	20%	The Committee evaluates progress in each category compared to 2017.	Target performance reflects:
				• Strong and stable net promoter score
				• Strong client retention; expanding and deepening relationships; and new business growth
				• Strong employee engagement results and low employee turnover
				• Advancement of enterprise compliance initiatives
The categories for the strategic priorities measure for 2018 include (1) customer, client and reputational focus; (2) employee engagement; and (3) enterprise focus on compliance.
*	Results do not include contributions from the Express Scripts business.

In setting the target performance goals for each measure in February 2018, the Committee considered Cigna’s publicly disclosed earnings estimates, historical Company and SPS performance peer company results, analyst commentary and the Company’s then-current expectations for the industry and economic environment. The Committee considered various market forces impacting the Company and related uncertainties, including the expectation that the industry would continue to face significant market changes and disruption in 2018. The Committee believed that the target performance goals represented competitively attractive goals that would be challenging to achieve in light of the circumstances facing the Company in 2018.

44 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

2018 Individual MIP Targets and Awards

MIP target levels for the 2018 performance year for the NEOs are set forth in the table below. As part of the annual review of target total compensation, the Committee and, with respect to Mr. Cordani, the Board upon the recommendation of the Committee, approved market based adjustments to Mr. Cordani’s and Mr. Palmer’s MIP targets to maintain the competitive positions of their target total direct compensation. In determining actual MIP awards, the Committee (and for Mr. Cordani, the Board of Directors upon the recommendation of the Committee) takes an integrated approach, assessing enterprise results together with each NEO’s individual contributions during 2018. Payouts under the 2018 MIP rewarded our NEOs for our strong performance in 2018, reflecting pay-for-performance alignment.

NEO	2018 MIP Target ($)		Actual MIP Payout ($)		Payout as a Percent of Target (%)
David M. Cordani	3,000,000		4,500,000		150
Eric P. Palmer	825,000		1,650,000		200
Nicole S. Jones	680,000		1,360,000		200
Jason D. Sadler	650,000		942,500		145
Timothy C. Wentworth	—	(1)	—	(1)	—	(1)
(1)	Mr. Wentworth’s retention agreement provides that he would not receive an annual incentive award under Cigna’s MIP for the year in which the Express Scripts merger closed if Express Scripts paid him a non-prorated annual incentive bonus with respect to such year. In November 2018, the Express Scripts Board of Directors approved an annual incentive award of $3,644,795 for Mr. Wentworth, which was paid in December 2018 in connection with the closing of the merger.

Mr. Cordani

In early 2019, the Committee, together with the independent Chairman of the Board, assessed the performance of Mr. Cordani in the context of the overall Company performance. This assessment included a review of the Company’s financial performance in 2018 as well as Mr. Cordani’s individual contributions. Following this review, the Committee made certain recommendations to the Board relating to Mr. Cordani’s MIP award for 2018. The Board considered these recommendations as part of its own independent review of Mr. Cordani’s performance. More specifically, the Board considered the following factors:

Enterprise Performance. Cigna’s 2018 results included strong performance across each of our diversified growth platforms, providing Cigna with momentum for continued growth in 2019. Specifically, 2018 enterprise performance included:

•	Adjusted revenue of $48 billion, an increase of 15% over 2017;
•	Consolidated adjusted income from operations of $3.6 billion, compared to $2.7 billion in 2017, reflecting increased earnings contributions from each of our business segments; and
•	An industry leading medical cost trend, reflecting benefits from increased incentive alignment for our customers and clients, deeper collaborative relationships with providers and differentiated specialty integration models, all of which contribute to positive health outcomes and better management of total medical costs.

Strategy Execution. During 2018, Cigna accelerated the execution of our Go Deeper, Go Local, Go Beyond strategy, including through the combination with Express Scripts. Together, Cigna and Express Scripts are building a blueprint for personalized, whole person health care, further enhancing our ability to put the customer at the center of all we do by creating a flexible, open and connected model that improves affordability, choice and predictability. Milestones achieved on the course of closing the transaction included regulatory approval from the Department of Justice and the required states, approval of Cigna and Express Scripts shareholders, and execution of financing. Through all of this, both companies demonstrated strong collaboration on integration planning activities. The transaction closed within the anticipated timeline.

In addition to the Express Scripts combination, highlights of the execution of the Company’s strategy include:

•	Achievement of our goal of having 50% of reimbursements to providers in alternative payment arrangements by the end of 2018;
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 45

COMPENSATION MATTERS

•	Strategic investment through the acquisition of OnePath Life NZ Limited, one of the largest life insurance companies in New Zealand. This transaction enables us to go deeper in an existing geography with an expanded set of solutions and capabilities to create more value for our customers;
•	Implementation of alternative access network solutions across targeted markets;
•	Increase in number of members using Cigna One Guide, a personalized multi-modal service experience that supports consumers consultatively at the point they choose a plan, find care and other “moments that matter,” by 2.8 million customers;
•	Targeted initiatives and investments that benefit our customers and clients and further promote Cigna’s mission and global brand; and
•	Continued efforts in support of local communities and improving societal health, including the $200 million investment to our foundation and our communities. In January 2019, we launched Healthier Kids for Our Future, a $25 million five-year global initiative to improve the health and well-being of children.

Employee Talent and Engagement. Cigna continues to have a strong pipeline for leadership positions. The leadership team of the combined company includes members of both the legacy Express Scripts and legacy Cigna leadership teams and is uniquely qualified to drive improvements in affordability, choice and quality for our customers and clients. During 2018, Cigna also implemented a new career architecture that is designed to support the Company’s future continued growth as an agile, connected and inspired organization. In addition, the results of employee engagement efforts were positive, and turnover, particularly among key employees, remained low.

Regulatory Environment and Compliance. Mr. Cordani represented Cigna and the health care industry in a number of forums in Washington, D.C. and across the country to reinforce the needs of the Company’s customers and clients. In 2018, Cigna’s compliance initiatives continued to drive a culture of integrity, accountability and transparency. Throughout the year, Cigna continued to engage compliance resources across the organization.

Based on these factors, and in particular given the Company’s strong 2018 financial performance, the positive momentum going into 2018 and Mr. Cordani’s continued focus on execution of the Company’s strategy, including through the successful combination with Express Scripts, the Board awarded Mr. Cordani a MIP payout for 2018 of $4,500,000, or 150% of his 2018 MIP target.

Other NEOs

For all other NEOs, Mr. Cordani makes recommendations to the Committee regarding MIP awards based on his evaluation of each NEO’s performance and contributions to enterprise goals. The Committee considers Mr. Cordani’s recommendations when determining MIP awards. While not exhaustive, below are certain key factors the Committee considered when making award determinations.

Mr. Palmer. Mr. Palmer continued to serve as Executive Vice President and Chief Financial Officer in 2018, leading the partnership between the Company’s business teams and their financial counterparts and providing critical guidance and leadership in support of the Company’s development and assessment of strategic initiatives. Through this leadership, Mr. Palmer supported the delivery of strong financial results in 2018. In addition, he provided crucial strategic guidance related to the planning and execution of the Express Scripts transaction, including successful execution of complex debt financing for the combination. His leadership and support of the transaction was a key factor in the successful completion of the combination. He also played a key role in successful early stage integration planning. He also led continued efforts to streamline and improve efficiencies in the Company’s core finance and underwriting disciplines. As a result of Mr. Palmer’s contributions in 2018, Mr. Cordani recommended, and the Committee approved, a 2018 MIP payment of $1,650,000, or 200% of his target.

Ms. Jones. As Executive Vice President and General Counsel, Ms. Jones continued to lead Cigna’s legal, compliance and government affairs functions in 2018 and the partnership across these functions and between them and the Company’s businesses and other corporate functions. During the past year, Ms. Jones continued to strengthen the Company’s culture of compliance and integrity and led cross-functional teams to identify and mitigate potential compliance risks across the enterprise. In addition, she provided legal guidance related to the Company’s global business, mergers and acquisitions, and venture/investment strategy. Specifically with respect to the Express Scripts transaction, Ms. Jones provided key strategic legal counsel, directed critical regulatory support and contributed to integration planning efforts. Her leadership and support of the combination had a direct impact on its successful conclusion. As a result of Ms. Jones’ contributions in 2018, Mr. Cordani recommended, and the Committee approved, a 2018 MIP payment of $1,360,000, or 200% of her target.

46 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Mr. Sadler. Mr. Sadler continued to serve as President of Cigna’s International Markets business in 2018, delivering strong performance, value and service to clients, customers and partners across all businesses in our international markets. During 2018, Mr. Sadler led continued strong growth momentum in each of those businesses and expanded the Company’s reach through the acquisition of One Path in New Zealand, evolved growth strategies in Hong Kong, Taiwan, Thailand and the Middle East and execution on Cigna’s global brand strategy throughout International Markets. As a result of Mr. Sadler’s contributions in 2018, Mr. Cordani recommended, and the Committee approved, a 2018 MIP payment of $942,500, or 145% of his target.

Annual Incentive Plan Changes for 2019. Effective January 1, 2019, the MIP was renamed the Enterprise Incentive Plan (EIP) to reflect that individual contributors, in addition to managers and executives, participate in the plan. The Committee also approved changes to the performance measures under the EIP for 2019. Going forward, revenue will continue to be weighted 20%, adjusted income from operations, on a pre-tax basis, will continue to be weighted 50% and deal success and strategic priorities will be weighted 30%. The adjusted income from operations and revenue goals will measure year-over-year growth for Cigna’s new business segments — Integrated Medical, Health Services, International Markets, and Group Disability and Other. For 2019, the areas of focus for the deal success and strategic priorities measure include (1) achievement of Express Scripts merger integration goals; (2) employee engagement and retention; (3) consumer experience; and (4) affordability. Operating expense ratio improvement was removed as a standalone measure, but is reflected in both adjusted income from operations and our merger integration goals. This balance of measures aligns with the short-term incentive practices of our peers and enables the Committee to reward achievement of merger integration goals, while also incentivizing financial performance.

Long-Term Incentives

Long-term incentives are
designed to motivate and
reward sustained financial
success and strategic
accomplishments that
benefit Cigna and its
shareholders over
the long-term.

LTI Overview

Long-term incentives are administered under the Cigna Long-Term Incentive Plan and, in 2018, were delivered through a mix of strategic performance shares and stock options. SPS awards have a three-year performance period and are denominated in shares of Cigna common stock. At the end of the three-year performance period, the actual number of shares earned is based on Cigna’s performance against pre-established enterprise goals. The SPSs earned will range from 0% to 200% of the SPS award opportunity. Cigna’s stock options, whose actual value realized depends upon stock price appreciation at the time that the options are exercised, generally vest (and first become exercisable) in equal installments over three years beginning on the first anniversary of the grant and have a ten-year term.

2018 Individual LTI Targets and Awards

A NEO’s LTI target is expressed as a dollar value and is determined based on the compensation peer group and the general industry peer group market data for the officer’s role. In December 2017, the Board, upon the recommendation of the Committee, set Mr. Cordani’s LTI target as a range. At that time, the Committee also approved market-based adjustments for the other NEOs then serving as executive officers of Cigna to maintain the competitive positions of their target total direct compensation. For those executive officers, the Committee set the target as an absolute dollar value, with the primary consideration being the comparison to the 50th percentile LTI level of the market data for both peer groups.

The Board expects that, for Mr. Cordani, LTI awards will fall within the target range, but the Board is not restricted to the range when determining Mr. Cordani’s LTI award. For the other executive officers, for 2018, an executive could receive a grant between 0% and 200% of his or her individual target value. Mr. Cordani’s LTI award continues to be based primarily on his individual contributions and enterprise performance, as well as an assessment of then-current market data. In determining awards for the other NEOs, the Committee primarily evaluates individual contributions, but also may take into consideration enterprise performance, succession planning needs and other factors as circumstances warrant. 2018 LTI awards were delivered 50% in stock options and 50% in SPS awards having a 2018–2020 performance period.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 47

COMPENSATION MATTERS

The table below provides more detail about the 2018 LTI target values, grant values and percentages relative to LTI targets.

NEO	2018 LTI Target ($)	ACTUAL LTI GRANT VALUE ($)(1)	LTI AWARD AS A PERCENT OF TARGET (%)
David M. Cordani	9,000,000 to 13,000,000	12,000,000	Within target range
Eric P. Palmer	2,500,000	2,250,000	90
Nicole S. Jones	1,690,000	1,859,000	110
Jason D. Sadler	1,500,000	1,575,000	105
Timothy C. Wentworth(2)	N/A	N/A	N/A
(1)	Awarded in February 2018. The LTI Grant Value referenced in the table differs from the sum of the Stock Award and Option Award grant date fair values referenced in the Summary Compensation Table. This is largely due to the timing and determination of the grant date fair value of SPS awards under ASC Topic 718. Under ASC Topic 718, SPS grant date fair values reflect a probable achievement level of the TSR performance condition as of grant date; however this probable achievement level is not determined until after the Committee has determined the dollar amount of the LTI grant. Thus, an SPS award’s grant date fair value for accounting purposes may be higher or lower than the dollar amount of the LTI grant approved by the Committee if the TSR probable achievement level is above or below target, respectively. For more information on the TSR performance condition, please see the “Stock Awards” footnote for the Summary Compensation Table.
(2)	On February 4, 2019, Mr. Wentworth received a sign on equity award consisting of restricted stock and SPSs. For additinal information, see “Employment Arrangements and Post-Termination Payments — Retention Arrangements.”

The grant date fair value of equity awards granted in 2018 is disclosed in columns (e) and (f) of the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

48 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Strategic Performance Share Program

Our SPS program is designed to motivate and reward sustained long-term financial discipline and strategic accomplishments that benefit Cigna and its shareholders over the long-term.

Grants

At the time of grant, a total LTI dollar value is approved for each named executive officer. The SPS portion of the award (50% of the total LTI value) is converted into a specific number of SPSs on the grant date based on
Cigna’s stock price on that date.

Vesting

SPSs vest in the first quarter of the year following the end of the three-year performance period.

Payout Determination

The Committee determines a performance factor of 0% to 200% based on Company achievement of two pre-established measures during the performance period, and that factor is multiplied by each SPS award to determine the number of shares to be paid in respect of vested awards.

Measure: Relative TSR, compounded over the three-year performance period

Weighting: 50%

Alignment with Business Strategy: Rewards NEOs for stock performance relative to Cigna’s applicable peer group at the time of the award

Comparator Group: The SPS performance peer group is used to measure relative TSR

Measure: Adjusted income from operations

Weighting: 50%

Alignment with Business Strategy: Reinforces the importance of sustained profitable growth across the enterprise

Threshold Performance: Performance that would result in funding of less than 35% of target yields no payment for this measure

Final Payout

SPS awards are ultimately settled in Cigna stock, so the actual value of the earned awards is based on Cigna’s stock price at the time of payment.

The SPS program is designed to pay at the competitive median for performance results against stretch targets. Each year, when the Committee approves the performance measures for the SPS performance period, the Committee sets the goals with the expectation that performance resulting in a number of shares paid between 80% and 120% of target would be challenging and not certain, while performance resulting in a number of shares paid over 120% of target would be difficult, but not unattainable. The Committee believes that the SPS performance measures are effective in evaluating the Company’s long-term success and value created for shareholders.

SPS awards with a performance period that began prior to 2019 included as performance measures (1) relative TSR and (2) adjusted income from operations for Cigna’s three business segments that were in place prior to the Express Scripts merger. For the SPS programs for the 2017–2019 and 2018–2020 performance periods, the Committee approved changes to the adjusted income from operations performance targets for 2019 and 2020 in light of the merger. For performance periods beginning in 2019, this measure will be determined on a consolidated, per share basis. No changes were made to the performance measures or targets for the 2016–2018 performance period.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 49

COMPENSATION MATTERS

The SPS programs outstanding as of the end of 2018 include the 2016–2018 performance period, the 2017–2019 performance period and the 2018–2020 performance period. The SPS performance peer group, used to measure relative TSR, is set forth below. In the event the number of companies in the peer group falls below ten during the three-year performance period, the Company’s TSR will be ranked against the remaining companies. Beginning with the 2019-2021 performance period, the SPS performance peer group is the same as the compensation peer group.

PERFORMANCE PERIOD	PAYMENT DATE (IF EARNED)	SPS PERFORMANCE PEER GROUP
2016-2018	2019	Aflac Incorporated, Anthem, Inc., The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Corporation, MetLife, Inc., UnitedHealth Group Incorporated and Unum Group(1)
2017-2019	2020	Aflac Incorporated, Anthem, Inc., Centene Corporation, The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Corporation, MetLife, Inc., UnitedHealth Group Incorporated and Unum Group(1)
2018-2020	2021
Aflac Incorporated, Anthem, Inc., Centene Corporation, The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Corporation, Prudential Financial, Inc., UnitedHealth Group Incorporated and Unum Group(1)

(1)	Aetna, Inc. was removed following its merger with CVS Health Corporation.

2016–2018 SPS Program

The performance goals for the 2016–2018 SPSs are presented in the table below, along with actual results for the three-year performance period.

MEASURE	WEIGHTING	TARGET PERFORMANCE GOALS (DOLLARS IN MILLIONS)	ACTUAL RESULT (DOLLARS IN MILLIONS)
Relative TSR	50%	50th Percentile	50th Percentile (100% of target)
Adjusted income from operations(1)	50%	Cumulative adjusted income from operations of $7,782 to $8,725, calculated assuming a compound annual growth rate of 4.5%–10.5%	$8,357 (104.4% of target)
(1)	Reflects results for Cigna’s three business segments in place prior to the Express Scripts merger. As appropriate, adjustments are made for acquisitions, dispositions and the implementation of accounting changes to ensure comparability of actual results and targets. Results do not include contributions from the Express Scripts business.

Over the three-year period from 2016 to 2018, three-year annual compounded TSR was 9.1%, which ranked at the 50th percentile relative to the applicable peer group companies and was 100% of target.

Based on the results in the table above, in February 2019, the Committee approved a payout of the 2016–2018 SPSs at 102.2% of target. The calculations utilized to determine the payout were reviewed for accuracy by PricewaterhouseCoopers LLP.

2015–2017 SPS Program

The shares earned under the 2015–2017 SPS program were measured using performance through December 31, 2017 and were delivered to each executive officer in February 2018. The total share value realized by each NEO on the payment date is reflected in the Option Exercises and Stock Vested Table. The performance measures, targets, results and payout for the 2015–2017 SPS program are discussed in greater detail in our definitive proxy statement for our 2018 annual meeting of shareholders, filed with the SEC on March 16, 2018.

LTI Changes for 2019. Beginning with the 2019 LTI grants, awards will be made 50% in SPSs, 25% in stock options and 25% in restricted stock. The Committee recognized that market practices have shifted to include grants of restricted stock, which is viewed as having a higher retention value. Restricted stock grants will vest in equal annual installments over a three-year period. Also beginning in 2019, executive officers, other than Mr. Cordani, may receive a grant of between 0% and 150% of his or her LTI target.

50 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Retirement and Deferred Compensation

401(k) Retirement Plans and
Supplemental 401(k) Plan

All U.S. full-time employees are eligible to participate in one of the Company’s tax-qualified 401(k) plans depending on the employee’s legacy employer. Each 401(k) plan provides for employee contributions as well as Company matching contributions, on the same terms as similarly situated employees within the applicable plan.

Certain employees, including the U.S.-based NEOs that served as executive officers of Cigna prior to the Express Scripts merger, are eligible for the Cigna Supplemental 401(k) Plan. The Supplemental 401(k) Plan is a non-qualified deferred compensation plan that provides an annual credit to employees equal to 1.5% of employee earnings that cannot be treated as eligible earnings under the regular 401(k) Plan due to Internal Revenue Code limits and cannot be the basis for employee or Company matching contributions under the regular 401(k) Plan. Earnings eligible for the credit are salary and bonus amounts that exceed the IRS annual limit on eligible earnings ($275,000 in 2018) or that an employee defers under the Cigna Deferred Compensation Plan. Credits accumulate with hypothetical interest equal to the rate of return under the 401(k) Plan’s Fixed Income Fund (3.0% as of January 1, 2018 and January 1, 2019). The account will vest under the same rules that apply to the regular 401(k) Plan. The account balance will be paid after termination of employment in accordance with the plan.

Nonqualified Deferred Compensation Plans

Cigna provides the NEOs and certain other employees with the opportunity to defer base salary and annual incentive awards under the Cigna Deferred Compensation Plan (for executive officers that served as executives of Cigna prior to the Express Scripts merger) or the Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (for executive officers that served as executives of Express Scripts prior to the Express Scripts merger).

Cigna Deferred Compensation Plan. Cigna does not make any contributions to this plan on behalf of employees. This plan provides eligible employees an opportunity to postpone both the receipt of compensation and the income tax on that compensation — typically until after termination of employment with Cigna. Participants elect when to receive payment and can choose either a single lump sum or annual installments. For amounts deferred before 2005, participants can request an accelerated payment of all or part of their account balance subject to a 10% penalty. Otherwise, early withdrawals are permitted only in the case of the participant’s financial hardship.

Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (EDCP). Eligible executives can elect to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award.

Express Scripts historically made contributions to senior executives’ EDCP account in an amount equal to 6% of such senior executive’s annual cash compensation, with the contributions subject to three-year cliff vesting. The Express Scripts board of directors approved the contribution with respect to Mr. Wentworth’s 2018 compensation in 2017. When an executive becomes eligible for retirement under the EDCP (minimum age of 55 and a combined age plus years of service with the company of 65), or upon termination due to death or disability (as defined in the EDCP plan), all company-provided EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement, all unvested company-provided EDCP contributions are forfeited. Withdrawals and distributions of vested amounts are made either upon termination or at a fixed time in a lump sum payment or pursuant to a previously specified fixed schedule. For information about the Company’s contribution to Mr. Wentworth’s EDCP account in connection with the closing of the Express Scripts merger and the vesting of such contribution, see “Employment Arrangements and Post-Termination Payments —Retention Arrangements.”

Additional information about deferred compensation can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

Defined Benefit Pension Plans

The Cigna Pension Plan and the Cigna Supplemental Pension Plan were frozen on July 1, 2009. Benefits earned under these plans have been determined based on eligible earnings through July 1, 2009. The freeze did not affect benefits earned before July 1, 2009. The Company’s NEOs hired before July 1, 2009 participated in the Pension Plan and the Supplemental Pension Plan.

Additional information about pension benefits can be found in the Pension Benefits Table and accompanying narrative.

Retirement Plans for Non-U.S.-based Employees

On July 1, 2018, Mr. Sadler relocated to the United Arab Emirates (UAE). Prior to that, he participated in the Mandatory Provident Fund program for Hong Kong employees. Hong Kong law requires employees to contribute 5% of their monthly salary up to a maximum amount ($1,500 HKD or approximately $200 USD per month). Employers also are required to contribute 5% of the employee’s monthly salary up to the same maximum amount. Employer contributions vest at a rate of 10% per year and are fully vested after 10 years of service. Participants may withdraw their lump sum benefit once they turn 60.

As a citizen of the United Kingdom working in Hong Kong and the UAE, Mr. Sadler also participates in Cigna’s Third Country National Pension Plan. At the end of each

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 51

COMPENSATION MATTERS

calendar quarter, Cigna allocates a hypothetical contribution equivalent to 9% of eligible base and bonus earnings for the period. The hypothetical balance earns interest based on investment elections. Employees are vested in plan benefits after five years of service. At the time of separation of service from Cigna, Mr. Sadler will receive a lump sum payment of his vested plan benefit.

Limited Perquisites and Other Benefits

Cigna’s executive compensation program provides limited perquisites to executive officers, offered primarily to attract and retain key talent or provide for an executive officer’s safety and security. Perquisites generally have included an annual allowance under our executive financial services program (as described below), payments for residential security system monitoring and maintenance and relocation benefits when a move is required. Executive officers working outside of the United States also may be provided with benefits that are customary in the country in which they are based. In addition, Mr. Cordani is expected to use the corporate aircraft for business and personal travel to increase his time available for business purposes and as a means to better ensure his safety and security. Mr. Cordani is fully responsible for any personal income tax liability associated with his personal use of the corporate aircraft.

Cigna’s executive financial services program offers executive officers an annual allowance of up to $6,500 for the costs of financial or estate planning (including associated legal services) and tax return preparation, with the exception of Mr. Cordani who is reimbursed for all such expenses incurred for any year. Beginning in 2018, Cigna provides $1 million of personal umbrella liability insurance coverage for executive officers. The Company did not provide personal umbrella liability insurance coverage for Mr. Wentworth in 2018. Executive officers may purchase additional coverage at the group rate.

The NEOs also are eligible to receive all of the benefits offered to Cigna employees generally, including medical and other health and welfare benefits as well as voluntary benefits.

Actions Impacting 2019 Compensation

In December 2018, 2019 base salaries and MIP and annual LTI targets of certain NEOs were increased to ensure that target total direct compensation remained within a competitive range of the market median. These adjustments were made after a review of survey and/or proxy data available in December 2018 for the compensation peer group and the general industry peer group approved by the Committee for 2019 compensation. Mr. Cordani’s 2019 LTI target range is now $11,000,000 to $15,000,000; Mr. Palmer’s 2019 base salary, MIP target and LTI target were increased to $850,000, $850,000 and $3,500,000, respectively; Ms. Jones’ 2019 base salary, MIP target and LTI target were increased to $750,000,

$750,000 and $2,500,000, respectively; and Mr. Sadler’s 2019 LTI target was increased to $1,800,000. Changes to plan design for the MIP and LTI awards are described in “Annual Incentive — Annual Incentive Plan Changes for 2019,” “Long-Term Incentives — Strategic Performance Shares Program” and “Long-Term Incentives — LTI Changes for 2019.”

EMPLOYMENT ARRANGEMENTS AND
POST-TERMINATION PAYMENTS

Employment Arrangements

We typically do not enter into individual employment contracts with our executive officers. Consistent with our approach of rewarding performance, employment is not guaranteed, and either Cigna or the executive officer may terminate the relationship at any time. An executive officer receives an offer letter upon his or her hire or promotion that describes initial compensation terms, such as base salary, any sign-on or other cash bonus or equity awards, any relocation assistance and target opportunities for annual cash incentive and long-term equity incentive compensation.

Retention Arrangements

Timothy C. Wentworth. To support the business integration and ongoing leadership of the Express Scripts business, we entered into a retention agreement with Mr. Wentworth. The retention agreement sets forth certain terms of his employment, as well as specific compensation and benefits he is entitled to receive during the three-year retention period following the closing of the Express Scripts merger. In exchange for this agreement, Mr. Wentworth agreed to non-solicitation of customers and employees and non-competition covenants applicable during his employment and for 24 months after his termination of employment for any reason, and perpetual confidentiality and non-disparagement covenants.

During the retention period, Mr. Wentworth will have an annual base salary of $1,500,000, a target annual incentive award opportunity of $2,625,000 (and a maximum potential award opportunity of 200% of such target opportunity), and an annual target long-term incentive award opportunity of $6,000,000. These amounts were driven by his prior role as President and Chief Executive Officer of Express Scripts. If Mr. Wentworth is terminated without cause or terminates for good reason during the retention period, he is entitled to receive a pro-rata bonus payment and a payment in respect of continuation of benefits.

Under the agreement, Mr. Wentworth was credited with a deferred compensation account balance of $8,250,000, which vests in equal monthly installments over the three-year period following the closing of the merger, subject to Mr. Wentworth’s continued employment through each monthly vesting date, or upon an earlier termination of

52 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

employment without cause, for good reason, or due to death or disability. The deferred compensation account balance is, to the extent vested, payable in 24 equal monthly installments upon Mr. Wentworth’s termination of employment, subject (other than in the event of his death) to his execution of a general release of claims in favor of Cigna and its affiliates and compliance with the restrictive covenants described above.

In addition, on February 4, 2019, the first day of the open window trading period following the closing of the Express Scripts merger, Mr. Wentworth was granted a restricted stock award with a grant date value of $6,000,000 vesting in three equal annual installments on each of the first three anniversaries of the grant date, and two performance-based SPS awards valued at $3,000,000 each, one for the 2017–2019 performance period and one for the 2018–2020 performance period. The retention agreement generally does not affect Mr. Wentworth’s existing rights with respect to Express Scripts equity awards that were exchanged for Cigna awards in connection with the merger, except that the definition of “constructive termination” applicable to such awards was modified to match the definition of “good reason” in the retention agreement.

Under the terms of the agreement, Mr. Wentworth is entitled to receive a tax reimbursement in respect of any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied.

Separation Arrangements

Other than following a change of control of Cigna, the Committee generally has discretion to determine, on a case-by-case basis, whether to make any post-termination payments to an executive officer. In the past, the Committee has approved varying amounts of severance pay for departing executive officers in exchange for certain obligations, including, for example, a general release of all claims or an extended non-competition and non-solicitation period. In approving a severance arrangement, the Committee exercises its business judgment based on individual circumstances, including, but not limited to, the executive officer’s term of employment, past accomplishments, reasons for termination, opportunities for future employment and total unvested annual or long-term incentive compensation.

Terms of Mr. Hocevar’s Agreement and Release

The employment of Christopher J. Hocevar, former President, Strategy, Segments & Solutions, ended October 12, 2018. The Committee had set Mr. Hocevar’s base salary for 2018 at $550,000, his 2018 MIP target at $575,000 and his 2018 LTI target at $1,600,000. In

February 2018, the Committee awarded Mr. Hocevar an LTI award with a grant value of $1,760,000, 110% of his target as part of the Company’s annual LTI grant practice.

In September 2018, the Company and Mr. Hocevar executed an Agreement and Release (an A&R) in connection with his separation. The A&R includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions. In addition, the agreement provided for benefits consisting of: (1) a cash payment of $116,346, payable in installments through December 31, 2018; (2) a cash payment of $2,258,654, payable between January 1, 2019 and March 15, 2019; and (3) payout of previously awarded SPSs for the 2016–2018, 2017–2019 and 2018–2020 performance periods. In total, the estimated aggregate value of these benefits in cash and stock is approximately $4.7 million, based on a stock price of $207.09 per share, the closing price of Cigna’s common stock on October 12, 2018. The percentage of actual shares earned and timing of the payment of the SPS awards will be based on Company performance and determined by the People Resources Committee of the Board of Directors in accordance with the terms of the LTIP. Mr. Hocevar’s A&R provides that these amounts must be returned to the Company in the event there is a violation of the non-competition and non-solicitation provisions of the A&R.

Terms of Dr. Muney’s Agreement and Release

Dr. Muney retired effective December 21, 2018 upon the closing of the Express Scripts merger. The Committee had set Dr. Muney’s base salary for 2018 at $625,000, his 2018 MIP target at $500,000 and his 2018 LTI target at $925,000. In February 2018, the Committee awarded Dr. Muney an LTI award with a grant value of $925,000, 100% of his target as part of the Company’s annual LTI grant practice.

In January 2019, the Company and Dr. Muney executed an Agreement and Release in connection with his retirement. Dr. Muney’s retirement constituted a termination upon a change of control under the Cigna Executive Severance Benefits Plan. Dr. Muney’s A&R provided for the following benefits: (1) a cash payment of $1,875,000 in the seventh calendar month after the retirement date (Basic Severance Pay under the Executive Severance Benefits Plan); (2) a cash payment of $1,833,000 in the seventh calendar month after the retirement date (Supplemental Severance Pay under the Executive Severance Benefits Plan); (3) a cash payment of $500,000 payable between January 1, 2019 and March 15, 2019 as consideration for entering into the A&R; and (4) payout of previously awarded SPSs for the 2016–2018, 2017–2019 and 2018–2020 performance periods. The A&R also provided that Dr. Muney’s basic life insurance coverage would continue for one year following his retirement and that the Company would provide reasonable outplacement services for six months. In addition, the agreement confirmed that, pursuant to the

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 53

COMPENSATION MATTERS

LTIP and the terms of the original grants, Dr. Muney’s stock options, to the extent unvested, vested upon his retirement. The SPSs will pay out at 139.8%, as determined by the formula described in the LTIP and the timing of the payment of the SPS awards will be determined by the People Resources Committee of the Board of Directors in accordance with the terms of the LTIP. Stock options awarded under the LTIP will expire the earlier of (1) 90 days following Dr. Muney’s retirement and (2) the original expiration date. In total, the estimated aggregate value of these benefits in cash and stock is approximately $7.8 million, based on a stock price of $181.30 per share, the closing price of Cigna’s common stock on December 21, 2018.

Other Post-Termination Arrangements

Under the Cigna Long-Term Incentive Plan, if, absent a change of control, an executive officer’s employment terminates prior to the vesting of a stock option, restricted stock, restricted stock units or SPS award, the award is generally forfeited, subject to specific exceptions for disability, death or retirement (as defined in the plan). Upon an executive officer’s disability, death or retirement, stock options, restricted stock, restricted stock units (RSUs) and SPS awards may vest, depending on the nature of the award, the termination event, and the terms of the grant agreements. Outstanding equity awards granted to Mr. Wentworth prior to the Express Scripts merger continue to be subject to the terms and conditions in place at the time of the award. For a full explanation of how equity awards are treated in the event of an executive officer’s disability, death or retirement, please see “Executive Compensation Tables — Potential Payments Upon Termination or Change of Control.”

Change of Control Arrangements

Cigna’s change of control
arrangements are designed to
encourage executive officers to continue
to act in shareholders’ best interests
while evaluating and integrating
business combinations.

The Cigna Executive Severance Benefits Plan applies to executive officers in the event of a qualified separation of service of the executive officer. A mere change of control itself (i.e., a “single trigger”) does not trigger benefits. The intent of the plan is to encourage executives to continue to act in shareholders’ best interests in evaluating potential transactions and ensure management talent will be available to assist with the transaction and business integration.

Under the Cigna Executive Severance Benefits Plan and Cigna Long-Term Incentive Plan, an executive officer will be eligible for benefits if his or her employment is terminated upon or during the two-year period following a change of control (i.e., a “double trigger”) if such termination is:

•	initiated by the Company other than “for cause” as defined in the applicable plan; or
•	initiated by the executive officer after determining, in his or her reasonable judgment, that there has been a material reduction in authority, duties or responsibilities, any reduction in compensation or any changes in the executive’s principal office location of more than 35 miles from the location on the date of a change of control. Under the Executive Severance Benefits Plan, the executive must deliver notice to the Company within 30 days after such reduction or change and at least 30 days before separation, after which the Company has 30 days to remedy the circumstances before a separation upon a change of control is deemed to have occurred.

Benefits in a double-trigger situation include the following:

•	A lump sum cash severance payment equal to 156 weeks (approximately three years) of base salary plus three times the higher of (i) the most recent annual incentive paid and (ii) the target annual incentive. The intent of the formula for the annual incentive amount is to reward the executive officer for his or her level of expected performance prior to the change of control.
•	Full vesting of all unvested stock options, restricted stock and RSUs. As a result, if an executive is involuntarily terminated without cause or resigns for good reason after a change of control, the executive is able to realize the shareholder value to which he or she contributed while employed at the Company.
•	Full vesting of all unvested SPS awards with the calculation of such vesting made at the highest of: (1) the target vesting percentage; (2) the vesting percentage for the most recent payout of SPS awards (i.e., the prior cycle); and (3) the average of the vesting percentage established by the Committee for the most recent two SPS payouts. The intent of this formula is to provide executive officers with a reasonable estimate of the potential payouts and to avoid placing executive officers at a disadvantage as a result of a change of control.
•	At the Company’s expense, twelve months of basic life insurance plan coverage and six months of reasonable outplacement services following a change of control.

If any portion of the change of control benefits paid to an executive officer would be subject to a change of control excise tax, then either (1) the executive will receive the full

54 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

amount of the benefits and be responsible for paying any resulting excise tax or (2) the change of control benefits will be reduced by such an amount as to avoid the excise tax entirely, whichever alternative provides the executive with the greater amount of after-tax benefits.

Mr. Wentworth does not participate in the Cigna Executive Severance Benefits Plan during the term of his retention period. Rather, any severance benefits would be determined according to his retention agreement. In addition, if the Company terminates Mr. Wentworth’s employment without cause or Mr. Wentworth terminates his employment for good reason within two years of the Express Scripts merger, all stock options and restricted stock units previously granted while employed by Express Scripts and converted into Cigna equity would vest. Equity awards granted by Cigna, including the sign on equity awards granted on February 4, 2019, are governed by the terms of the Cigna LTIP.

For more information, see “Executive Compensation Tables — Potential Payments upon Termination or Change of Control.”

PROCESSES AND PROCEDURES FOR DETERMINING EXECUTIVE COMPENSATION

The Role of the People Resources Committee in Executive Compensation

The Committee is composed entirely of independent directors. Pursuant to its charter, the Committee is charged with oversight of the Company’s compensation and benefit plans and policies that apply to executive officers. The Committee regularly reviews Cigna’s compensation programs against the Company’s strategic goals, industry practices, and emerging trends to ensure a strong linkage between executive pay and performance and alignment with shareholder interests. At each of its regularly scheduled meetings, the Committee conducts executive sessions, without Cigna management present. In addition, the Committee has engaged Pay Governance, LLC (Pay Governance) as its independent compensation consultant to assist the Committee in its responsibilities.

Risk Oversight

As part of its responsibilities, the Committee considers whether Cigna’s compensation programs and policies encourage unnecessary or excessive risk-taking behavior. At the request of the Committee, on an annual basis, the Chief Risk Officer conducts a comprehensive review of executive and employee compensation programs to determine whether incentive compensation plans are likely to promote risk-taking behavior that could have a material adverse effect on the Company. The findings of this review are presented to, and discussed by, the Committee in February of each year. The review analyzes:

•	compensation governance processes, including general design philosophy and risk considerations in structuring compensation and incentive plans;
•	situations where compensation programs may have the potential to raise material risks to the Company;
•	internal controls that mitigate the risk of incentive compensation having an unintended negative impact; and
•	plan design features that further mitigate compensation risk, including clawback arrangements, holding periods, earnings thresholds, payment structures and plan caps.

After conducting the review and assessing potential risks, the Committee determined that the Company’s incentive programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Process for Executive Compensation Decisions

Chief Executive Officer Compensation

The Committee and the independent members of the Board evaluate CEO performance and enterprise goals.	The Committee makes recommendations to the independent members of the Board about CEO performance and compensation.	The Board considers the Committee’s recommendations as it reviews and determines the CEO’s compensation.	The Chairman of the Board reviews the results of the performance evaluation with the CEO.

Mr. Cordani is not present when the Committee and the Board make decisions about his compensation. At the request of the Committee, the Executive Vice President, Human Resources and Services and the independent compensation consultant may attend these Committee sessions. The independent compensation consultant also meets with the Committee in executive session, with no members of management present.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 55

COMPENSATION MATTERS

Other NEO Compensation

Generally, the CEO and the Executive Vice President, Human Resources and Services present recommendations for all other NEOs’ compensation targets for the Committee’s consideration. For compensation decisions involving actual payouts for the NEOs, Mr. Cordani presents his recommendations to the Committee for its consideration. Mr. Cordani discusses Cigna’s performance and the individual officer’s performance. The Executive Vice President, Human Resources and Services is generally present for the discussion of compensation for all executive officers other than himself.

Compensation Consultant Role in Executive Compensation

While the Committee or Board ultimately makes all executive compensation decisions, the Committee engages the services of outside advisors for assistance. The Committee utilized Pay Governance as the Committee’s independent compensation consultant throughout 2018 to provide independent, objective analysis, advice and information and to generally assist the Committee in the performance of its duties. The Committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate Cigna’s compensation programs, practices and plans. As part of its engagement, at the direction of the Committee, the compensation consultant will work with the Committee chair, the Executive Vice President, Human Resources and Services and Cigna’s compensation department in their work on the Committee’s behalf.

ADVICE RECEIVED BY THE COMMITTEE FROM ITS COMPENSATION CONSULTANT FOR 2018 COMPENSATION DECISIONS
•
Analyzed compensation levels and pay practices as compared to Cigna’s compensation peer group to assess whether three- and five-year realizable pay were aligned with Cigna’s performance and compensation philosophy

•	Presented a comparison of competitive market data to the current compensation levels of each executive officer to assist in setting compensation targets
•	Provided market research on incentive plans to assist in the design of short-term and long-term incentive compensation plans
•	Reviewed incentive measures in the 2018 MIP and 2018–2020 SPS program to provide the Committee with objective reference points to consider when determining target goals
•	Evaluated the effect of Cigna’s equity programs on annual share use, burn rate and total overhang to provide the Committee with context for its determination of the maximum share limit for use in 2018

At the request of the Committee, a representative of Pay Governance regularly attended the Committee’s meetings in 2018. The Committee regularly reviews and evaluates its compensation consultant engagement, and annually reviews the compensation consultant’s performance.

Independence of the Compensation Consultant

The Committee’s policy requires that the compensation consultant be independent of the Company. A compensation consultant is deemed independent under the policy if the compensation consultant (1) is retained by and reports solely to the Committee for all executive compensation services; (2) does not provide any services or products to the Company or management except with approval of the Committee’s chair; and (3) is otherwise free from conflicts. The Committee has assessed Pay Governance’s independence pursuant to Cigna’s policy and NYSE rules and concluded that Pay Governance is free from conflicts and independent. In addition, each year the Committee receives a letter from its compensation consultant providing appropriate assurances and confirmation of independence.

56 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

OTHER PRACTICES

Executive officers are
subject to robust stock
ownership requirements,
prohibited from hedging and
restricted in their ability to
pledge Cigna securities.

Stock Ownership Guidelines

We believe that the ownership of meaningful levels of Cigna stock by our executive officers is a critical factor in aligning the long-term interests of management and our shareholders. To promote this goal, we have adopted stock ownership guidelines that apply to all of our executive officers, including our NEOs. As of December 31, 2018, all of our NEOs are in compliance with the stock ownership guidelines and each of our NEOs met or exceeded their ownership requirements, or are within the five-year share accumulation period described below. The chart below shows the stock ownership requirements and actual value of holdings as a multiple of base salary as of December 31, 2018 for the CEO, the President, Express Scripts and Cigna Services and the average of the other NEOs that served as executive officers at the end of 2018.

Features of Our Stock Ownership Guidelines
•
Wholly owned shares, restricted stock, restricted stock units, stock equivalents, and shares owned through benefit plans (such as investments in the Cigna stock fund of the Cigna 401(k) Plan or the deferred compensation plans) are counted toward meeting the guidelines. SPSs and stock options do not count toward meeting the ownership guidelines.

•
Executive officers have five years from date of hire, promotion or any other event that changes their multiple of base salary to meet their applicable ownership requirement. Prior to meeting their stock ownership requirement, executives may only engage in transactions that increase their holdings. Once an executive attains his or her required holding level, the executive must maintain the requirement on a continuous basis, even if the requirement is met before the end of the five-year period.

Share Retention Requirements Encourage a Long-Term Ownership Philosophy
•	Once ownership requirements are met,
	○	executive officers may not sell more than 50% of the shares held above their applicable guideline in any single open trading period; and
○
executive officers must retain, for at least one year, a minimum of 50% of the shares acquired upon exercise of any stock options and 50% of the shares acquired upon vesting of restricted stock or restricted stock unit grants, net of shares withheld for taxes or payment of exercise prices, fees and expenses.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 57

COMPENSATION MATTERS

Other Practices Regarding Transactions in Cigna Stock
•	Executive officers may only transact in Cigna securities during approved open trading periods after satisfying mandatory clearance requirements or pursuant to Rule 10b5-1 trading plans.
•	CEO approval is required for all transactions in Cigna stock by executive officers.
•	General Counsel approval is required for all transactions in Cigna stock by the CEO.

Hedging and Pledging Restrictions

Our insider trading policy prohibits our directors, executive officers and all employees from engaging in hedging, speculative or other transactions that hedge or offset any decrease in the market value of Cigna stock. Prohibited transactions include, but are not limited to, trading in put or call options, short sales, zero cost collars and forward sale contracts.

The Committee has adopted a policy that prohibits directors and Section 16 officers from pledging Cigna stock as loan collateral or holding Cigna stock in a margin account. Cigna’s Office of the Corporate Secretary, in consultation with the Chairman of the Board and the Chief Executive Officer, may grant exceptions to this prohibition only with respect to shares held above the stock ownership guidelines. Exceptions may be granted upon a determination that the pledge is reasonable in amount and scope and structured to minimize risks associated with pledging. This determination will be based on the following considerations, among others:

•	the amount of the pledge as compared to Cigna’s total stock outstanding, market value or trading volume;
•	the amount of the pledge as compared to the total value of Cigna stock held by the individual above the applicable stock ownership guideline;
•	the individual’s ability to repay loans secured by Cigna stock or substitute other assets as collateral; and
•	the terms of the pledging documentation.

In 2018, none of our directors, NEOs or other Section 16 officers received an exception from our policy prohibiting pledging.

Disgorgement of Awards (Clawback) Policy

The Board of Directors has the authority to recoup compensation paid to executive officers in the event of a restatement of financial results, beyond the mandates of Sarbanes-Oxley. In addition, Cigna will review its policy and, if necessary, amend it to comply with any new clawback mandates under applicable law.

Currently, the Board will, in all appropriate cases and to the full extent permitted by law, require reimbursement of any bonus or other cash incentive compensation awarded to an executive officer or cancel unvested restricted or deferred stock awards previously granted to the executive officer if:

•	the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were later the subject of a restatement;
•	the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and
•	the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

In addition, Cigna’s stock option, restricted stock, RSU and SPS awards include a clawback provision that applies to any Cigna employee, including any NEO, who:

•	is terminated by Cigna due to misconduct;
•	engages in behavior that would be considered grounds for termination due to misconduct;
•	competes with Cigna within one year following any voluntary termination;
•	solicits a Cigna employee or customer within one year following any termination;
•	discloses Cigna confidential information improperly; or
•	fails to assist Cigna in the handling of investigations, litigation or agency matters with respect to which the employee has relevant information.

If an executive engages in any of the above “violation events,” any option gains realized over the two years before the event and the value of any restricted stock, RSU or SPS vesting over the year before the event are required to be paid back to Cigna. These provisions are designed to discourage executives from engaging in activities that can cause Cigna competitive or reputational harm.

Awards granted to senior executives under Express Scripts’ long-term incentive plans are subject to recovery in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement.

58 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Tax and Accounting Treatment

Section 162(m)(6) of the Internal Revenue Code pertains to the deductibility of compensation paid by health insurers, including Cigna. Under Section 162(m)(6) of the Internal Revenue Code, any per person compensation in excess of $500,000 paid to any employee or, generally, any individual service provider, will not be deductible by Cigna. The tax deduction limitation applies whether or not compensation is performance-based or is provided pursuant to a shareholder-approved plan.

The tax deduction limitation under Section 162(m)(6) results in the loss of some tax benefits related to employee compensation in excess of the $500,000 per person deduction limit. While the Committee considers the impact of Section 162(m)(6), it believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting the executive compensation program, even if non-deductible compensation expenses could result.

Separately, the Committee also considers the accounting consequences of its compensation decisions.

Report of the People Resources Committee

The People Resources Committee of the Board of Directors reviewed and discussed with Cigna’s management the Compensation Discussion and Analysis. Based on this review and discussion, the People Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC. The Board accepted the Committee’s recommendation.

People Resources Committee:

William D. Zollars, Chair
Kathleen M. Mazzarella
Eric C. Wiseman

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 59

COMPENSATION MATTERS

Executive Compensation Tables

2018 SUMMARY COMPENSATION TABLE

This table includes information regarding compensation for each of the NEOs. Other tables in this Proxy Statement provide more detail about specific types of compensation with respect to 2018.

NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (d)	STOCK AWARDS ($) (e)	OPTION AWARDS ($) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (g)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (h)	ALL OTHER COMPENSATION ($) (i)	TOTAL ($) (j)
David M. Cordani President and Chief Executive Officer	2018	1,476,923	—	6,690,036	6,000,022	4,500,000	†	277,064	18,944,045
	2017	1,284,615	—	6,513,698	5,520,020	4,000,000	48,222	229,237	17,595,792
	2016	1,200,000	—	6,690,115	6,000,012	1,100,000	62,000	227,730	15,279,857
Eric P. Palmer Executive Vice President and Chief Financial Officer	2018	701,981	—	1,254,478	1,125,044	1,650,000	†	38,905	4,770,408
	2017	594,769	—	1,161,994	281,581	975,000	12,950	33,624	3,059,918
Nicole S. Jones Executive Vice President, General Counsel	2018	633,231	—	1,036,413	929,557	1,360,000	†	50,154	4,009,355
	2017	601,810	—	966,654	819,103	1,054,000	5,777	23,595	3,470,939
	2016	581,137	—	953,114	854,702	431,200	7,207	35,294	2,862,654
Jason D. Sadler(1) President, International Markets	2018	649,084	—	878,201	787,531	942,500	—	268,692	3,526,008
	2017	611,832	—	678,576	575,032	908,371	—	222,623	2,996,434
	2016	589,463	—	641,256	575,039	399,796	—	239,383	2,444,937
Timothy C. Wentworth(2) President, Express Scripts & Cigna Services	2018	57,692	—	—	—	—	—	8,817,654	8,875,346
Christopher J. Hocevar(3) Former President, Strategy, Segments & Solutions	2018	452,774	—	3,885,029	880,012	—	†	134,521	5,352,336
	2017	534,458	—	737,529	625,015	775,000	14,035	22,506	2,708,543
Alan M. Muney, M.D.(4) Former Executive Vice President, Total Health Network & Chief Medical Officer	2018	644,231	—	515,786	462,532	—	—	4,240,110	5,862,659
(1)	Mr. Sadler’s base salary through June 2018 was paid in Hong Kong dollars and, throughout these Executive Compensation Tables, Hong Kong dollars have been converted to U.S. dollars using an exchange rate equal to the average of the daily mid-points between the bid and the ask prices for each trading day in the month of December for the relevant year ($1 Hong Kong dollar = $ 0.12786482 U.S. dollars).
(2)	Mr. Wentworth was appointed President, Express Scripts and Cigna Services effective December 20, 2018. Mr. Wentworth’s retention agreement is described in the CD&A in the section titled “Employment Arrangements and Post-Termination Payments — Retention Arrangements.”
(3)	Mr. Hocevar’s employment ended on October 12, 2018. In September 2018, he and the Company entered into an Agreement and Release. Mr. Hocevar’s A&R is described in the CD&A in the section titled “Employment Arrangements and Post-Termination Payments — Separation Arrangements.”
(4)	Dr. Muney retired effective December 21, 2018. In January 2019, he and the Company entered into an Agreement and Release. Dr. Muney’s A&R is described in the CD&A in the section titled “Employment Arrangements and Post-Termination Payments — Separation Arrangements.”

Stock Awards (Column (e))

Amounts in this column represent the grant date fair value of stock awards computed in accordance with ASC Topic 718 as described in Note 14 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and, for SPSs, are based upon the probable outcome of the performance conditions. All awards were made under the LTIP. For Mr. Hocevar, also includes incremental fair value determined in accordance with ASC Topic 718 of his SPS awards for the 2016–2018, 2017–2019 and 2018–2020 performance periods as modified by his A&R. No stock awards, other than SPSs, were granted to the NEOs by Cigna in 2018.

60 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

The SPSs are subject to performance conditions. The grant date fair value of SPS awards granted in 2018 reflects the probable achievement level of the TSR performance condition as of the grant date for the assumed award value of SPS awards as shown in the CD&A. TSR performance comprises 50% of the weighting of the SPS performance measures. This forecasted performance condition creates an accounting grant date fair value that differs from the assumed award value granted to each NEO, as reflected in the CD&A.

The amount reported in column (e) is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures, as follows:

	VALUE OF 2018-2020 SPSs GRANTED IN FEBRUARY 2018
NAME	GRANT DATE FAIR VALUE ($)	AT HIGHEST PERFORMANCE ACHIEVEMENT* ($)
David M. Cordani	6,690,036	9,690,052
Eric P. Palmer	1,254,478	1,817,024
Nicole S. Jones	1,036,413	1,501,172
Jason D. Sadler	878,201	1,272,013
Timothy C. Wentworth	0	0
Christopher J. Hocevar	2,015,343	1,421,492
Alan M. Muney, M.D.	515,786	747,080
*	The value at the highest performance achievement reflects adjusted income from operations at 200% of target and projected achievement of total shareholder return relative to Cigna’s SPS performance peer group based on accounting assumptions.

Option Awards (Column (f))

Represents the grant date fair value of option awards made under the LTIP computed in accordance with ASC Topic 718 applying the same model and assumptions as Cigna applies for financial statement reporting purposes, as described in Note 14 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (disregarding any estimates for forfeitures).

Non-Equity Incentive Plan Compensation (Column (g))

This column reflects performance-based compensation awarded under the MIP. Mr. Wentworth, Mr. Hocevar and Dr. Muney did not receive a MIP award for 2018.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

This column includes the aggregate change in the actuarial present value of accumulated benefits under the pension plans, which value increases and decreases from period to period and is subject to the assumptions discussed in connection with the Pension Benefits Table. Information regarding accumulated benefits under the pension plans is also discussed in the narrative to the Pension Benefits Table. In 2018, Mr. Hocevar received a full distribution of his Cigna Pension Plan (Part B) account, as reflected in the Pension Benefits Table. The amounts in this column do not include deferred compensation because we do not provide above market earnings to our executive officers. The “†” symbol in the table represents a negative change in pension value. The table below details the net change in present value as of December 31, 2018:

NAME	NET CHANGE TO PRESENT VALUE($)
David M. Cordani	(68,774)
Eric P. Palmer	(23,049)
Nicole S. Jones	(9,985)
Christopher J. Hocevar	(45,851)
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 61

COMPENSATION MATTERS

All Other Compensation (Column (i))

This column includes:

•	Cigna’s matching contributions to the NEOs’ accounts under its 401(k) and supplemental 401(k) plans in the following amounts: Mr. Cordani — $95,904; Mr. Palmer — $38,905; Ms. Jones — $39,058; Mr. Hocevar — $17,875; and Dr. Muney — $32,110;
•	Cigna’s contributions of $139,810 to Mr. Sadler’s Third Country National Pension Plan account and $1,151 to Mr. Sadler’s Mandatory Provident Fund account.
•	Dividends paid in 2018 on the vesting of restricted stock units of $554 for Mr. Sadler.
•	A contribution of $8.25 million to Mr. Wentworth’s nonqualified deferred compensation account at closing of the Express Scripts merger pursuant to his Retention Agreement and a contribution of $567,654, consistent with Express Scripts’ historical practices and as previously approved by the Express Scripts’ board of directors.
•	Payment of $116,346 to Mr. Hocevar pursuant to his A&R.
•	Payment of $4,208,000 to Dr. Muney pursuant to his A&R.
•	As permitted by SEC rules, we have included the perquisites and other personal benefits that we provided to certain named executive officers in 2018 where the aggregate amount of such compensation exceeds $10,000. 2018 perquisites valued at incremental cost (the cost incurred by Cigna due to the NEO’s personal use or benefit) are as follows:
○	For Mr. Cordani, perquisites included the use of the corporate aircraft for personal travel ($146,776), costs for security system monitoring and maintenance, fees for financial planning, tax preparation and legal services related to tax and estate planning and costs for personal umbrella liability coverage. The incremental cost for the use of the corporate aircraft is determined by dividing the annual variable costs by the total number of flight hours and multiplying the result by the number of personal flight hours during the year. Variable costs include fuel, crew travel, trip-related maintenance, landing fees and hangar costs and other similar costs. Fixed costs that do not change based on usage are excluded from the incremental cost calculation.
○	For Ms. Jones, perquisites included fees paid for financial planning, tax preparation and legal services related to tax and estate planning, costs for security system monitoring and maintenance and costs for personal umbrella liability coverage.
○	For Mr. Sadler, perquisites are consistent with market practice for executives in Hong Kong and the UAE, which included a housing allowance ($107,548), club memberships, a company car and a personal driver and fees paid for financial planning, tax preparation and legal services related to tax and estate planning.

Pay Ratio

The ratio of our CEO’s total annual compensation to our median employee’s total annual compensation (the CEO Pay Ratio) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For our 2017 CEO Pay Ratio, we identified our median employee as of October 1, 2017 to allow for additional time to determine the ratio and prepare our initial disclosure. For our 2018 CEO Pay Ratio, we identified our median employee using our global employee population as of December 31, 2018 and used taxable compensation for the full year as our consistently applied compensation measure, as permitted by SEC rules, which provided additional administrative ease. We believe this measure reasonably reflects the annual compensation of our employees.

Cigna is a global health service company with employees in over 30 countries. For purposes of the calculation of our 2018 CEO Pay Ratio, on December 31, 2018 our global employee population consisted of 39,620 U.S. and 8,182 non-U.S. employees. This population consisted of full-time, part-time and temporary employees. We did not include approximately 26,000 employees of Express Scripts, which we acquired on December 20, 2018. In accordance with SEC rules, we excluded all employees in the 23 countries with our smallest employee populations, totaling in the aggregate 2,184 employees (approximately 4.6% of our total employee population at December 31, 2018). Employees from the following countries were excluded: United Arab Emirates (290), Australia (4), Bahrain (1), Canada (16), Chile (5), China (229), France (3), Germany (2), Hong Kong (364), Indonesia (327), India (16), Italy (1), Kenya (31), Kuwait (2), Lebanon (22), Malaysia (89), Netherlands (4), Norway (1), Oman (9), Saudi Arabia (7), Singapore (54), Switzerland (2) and Turkey (705). After excluding employees in these countries, our employee population as of December 31, 2018 consisted of 45,618 employees (including 39,620 employees in the U.S. and 5,998 employees outside of the U.S.).

We calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Based on our calculation for 2018, our CEO’s annual total compensation for 2018 was $18,944,045

62 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

and our median employee’s annual total compensation for 2018 was $63,526. Accordingly, we estimated our CEO Pay Ratio for 2018 to be 298:1. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may or may not be comparable to CEO pay ratios presented by other companies.

GRANTS OF PLAN-BASED AWARDS IN 2018

This table provides information about annual incentive targets for 2018 and grants of plan-based awards made in 2018 to the NEOs. The disclosed dollar and share amounts do not necessarily reflect the actual amounts that will be paid or issued to the NEOs. Those amounts will be known only if and when the awards vest or become payable.

NAME (a)	GRANT DATE (b)	COMMITTEE APPROVAL DATE (c)		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#) (k)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (l)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh) (m)	CLOSING MARKET PRICE ON DATE OF GRANT ($/Sh) (n)	GRANT DATE FAIR MARKET VALUE OF STOCK AND OPTION AWARDS ($) (o)
			AWARD TYPE (d)	THRESHOLD ($) (e)	TARGET ($) (f)	MAXIMUM ($) (g)	THRESHOLD (#) (h)	TARGET (#) (i)	MAXIMUM (#) (j)
David M. Cordani	—	—	MIP Target	—	3,000,000	6,000,000
	2/28/2018	2/28/2018	SPS				5,321	30,403	60,806					6,690,036
	2/28/2018	2/28/2018	Option								93,490	197.35	195.89	6,000,022
Eric P. Palmer	—	—	MIP Target	—	825,000	1,650,000
	2/28/2018	2/28/2018	SPS				998	5,701	11,402					1,254,478
	2/28/2018	2/28/2018	Option								17,530	197.35	195.89	1,125,044
Nicole S. Jones	—	—	MIP Target	—	680,000	1,360,000
	2/28/2018	2/28/2018	SPS				824	4,710	9,420					1,036,413
	2/28/2018	2/28/2018	Option								14,484	197.35	195.89	929,557
Jason D. Sadler	—	—	MIP Target	—	650,000	1,300,000
	2/28/2018	2/28/2018	SPS				698	3,991	7,982					878,201
	2/28/2018	2/28/2018	Option								12,271	197.35	195.89	787,531
Timothy C. Wentworth	—	—	MIP Target	—	—	—
			SPS				—	—	—					—
			Option								—	—	—	—
Christopher J. Hocevar	—	—	MIP Target	—	500,000	1,000,000
	2/28/2018	2/28/2018	SPS				781	4,460	8,920					981,402
	10/12/2018	9/5/2018	SPS Modification											2,903,627
	2/28/2018	2/28/2018	Option								13,712	197.35	195.89	880,012
Alan M. Muney, M.D.	—	—	MIP Target	—	500,000	1,000,000
	2/28/2018	2/28/2018	SPS				410	2,344	4,688					515,786
	2/28/2018	2/28/2018	Option								7,207	197.35	195.89	462,532

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Columns (f) and (g))

Amounts in column (f) represent annual incentive targets for the 2018 performance period paid in 2019. Individual award values can range from 0% to 200% of target (as reflected in column (g)). The actual amounts earned by each NEO are as follows: Mr. Cordani — $4,500,000; Mr. Palmer — $1,650,000; Ms. Jones — $1,360,000; Mr. Sadler — $942,500; Mr. Wentworth — $0; Mr. Hocevar — $0; and Dr. Muney — $0.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (h), (i) and (j))

Represents SPSs awarded for the 2018–2020 performance period. The People Resources Committee will determine payout amounts for the SPSs, if any, in 2021. The number of shares paid can range from 0% to 200% of the number of SPSs awarded. Threshold shares represent a threshold value for the SPS awards at 17.5% of target, which represents the lowest possible level of share payout under these awards assuming achievement at threshold for adjusted income from

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 63

COMPENSATION MATTERS

operations. Pursuant to the formula described in the LTIP, Dr. Muney’s SPSs for the 2018–2020 performance period will pay out at 139.8% of target. The timing of the payment of Dr. Muney’s SPS awards will be determined by the People Resources Committee of the Board of Directors in accordance with the terms of the LTIP.

All Other Option Awards (Column (l))

Represents stock option awards granted under the LTIP and approved by the People Resources Committee at its February 2018 meeting as part of each NEO’s long-term incentive award. Stock options represented 50% of the long-term incentive awards for executive officers in 2018.

Exercise or Base Price of Option Awards (Column (m))

Pursuant to the LTIP, the stock option exercise price is the average of the high and low trading price of Cigna common stock on the date of the award.

Grant Date Fair Value of Stock and Options Awards (Column (o))

These amounts represent the grant date fair value of equity awards computed in accordance with ASC Topic 718, applying the same model and assumptions Cigna uses for financial statement reporting purposes. The award values represented in the table are theoretical, and may not correspond to the actual value that will be recognized by the NEO. The grant date fair value of SPS awards granted in 2018 reflects the probable achievement level based on accounting assumptions of the TSR performance condition as of the grant date for the assumed award value of SPS awards as shown in the CD&A. TSR performance comprises 50% of the weighting of the SPS performance measures. This forecasted performance condition creates an accounting grant date fair value that differs from the assumed award value granted to each NEO (as reflected in the CD&A). For Mr. Hocevar, the value reported also includes the incremental fair value determined in accordance with ASC Topic 718 of his SPS awards for the 2016–2018, 2017–2019 and 2018–2020 performance periods, representing 2,506, 4,191 and 4,460 shares at target, respectfully, as modified by his A&R. No stock awards, other than SPSs, were granted to the NEOs by Cigna in 2018.

64 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

OUTSTANDING EQUITY AWARDS AT YEAR-END 2018

This table provides information about unexercised stock options and unvested stock awards (restricted stock, RSUs and SPSs) held as of December 31, 2018 by the NEOs.

	OPTION AWARDS				STOCK AWARDS
NAME (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (b)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) (1) UNEXERCISABLE (c)	OPTION EXERCISE PRICE ($) (d)	OPTION EXPIRATION DATE (e)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1) (f)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2) (g)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1) (h)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2) (i)
David M. Cordani	189,610		42.1900	3/1/2021	44,046	8,365,216	67,417	12,803,837
	200,229		44.4250	2/28/2022
	206,843		58.7300	3/5/2023
	229,443		78.0350	2/26/2024
	159,388		120.8950	2/25/2025
	95,200	47,601	139.2200	3/1/2026
	39,684	79,369	149.1350	2/28/2027
		93,490	197.3500	2/28/2028
Total	1,120,397	220,460			44,046	8,365,216	67,417	12,803,837

Eric P. Palmer	7,967		78.0350	2/26/2024	2,068	392,755	11,805	2,242,006
	6,417		120.8950	2/25/2025
	4,467	2,234	139.2200	3/1/2026
	2,024	4,049	149.1350	2/28/2027
		17,530	197.3500	2/28/2028
Total	20,875	23,813			2,068	392,755	11,805	2,242,006

Nicole S. Jones	17,163		58.7300	3/5/2023	6,275	1,191,748	10,203	1,937,754
	36,316		78.0350	2/26/2024
	22,509		120.8950	2/25/2025
	13,561	6,781	139.2200	3/1/2026
	5,888	11,778	149.1350	2/28/2027
		14,484	197.3500	2/28/2028
Total	95,437	33,043			6,275	1,191,748	10,203	1,937,754

Jason D. Sadler		4,562	139.2200	3/1/2026	4,222	801,842	7,847	1,490,302
	4,134	8,268	149.1350	2/28/2027
		12,271	197.3500	2/28/2028
Total	4,134	25,101			4,222	801,842	7,847	1,490,302

Timothy C. Wentworth	15,879		121.1371	3/6/2020	64,948	12,334,924
	45,206		160.6623	3/5/2021
	20,687		99.1462	2/24/2022
	51,016		176.6556	3/4/2025
	44,855	22,428	144.8772	3/9/2026
	39,396	19,699	151.4786	5/4/2026
	43,492	86,985	140.8164	3/8/2027
Total	260,531	129,112			64,948	12,334,924	0	0

Christopher J. Hocevar					2,561	486,385	8,651	1,642,998
Total	0	0			2,561	486,385	8,651	1,642,998

Alan M. Muney, M.D.	13,054		120.8950	3/21/2019
	11,306		139.2200	3/21/2019
	10,461		149.1350	3/21/2019
	7,207		197.3500	3/21/2019
Total	42,028	0			0	0	0	0
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 65

COMPENSATION MATTERS

(1)	The following table shows the vesting dates of stock options, restricted stock, RSUs and SPSs that have not vested, held as of December 31, 2018 by the NEOs.

	NUMBER OF STOCK OPTIONS THAT HAVE NOT VESTED (a)	VESTING DATE (b)	VESTING AMOUNT (c)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (i) (d)	VESTING DATE (i) (e)	VESTING AMOUNT (f)	NUMBER OF EQUITY INCENTIVE PLAN AWARD SHARES OR UNITS THAT HAVE NOT VESTED (ii) (g)	VESTING DATE (ii) (h)	VESTING AMOUNT (i)
David M. Cordani	47,601	3/1/2019	47,601	44,046	3/1/2019	44,046	67,417	2020	37,014
	79,369	2/28/2019	39,684					2021	30,403
		2/28/2020	39,685
	93,490	2/28/2019	31,163
		2/28/2020	31,163
		2/28/2021	31,164
Total			220,460			44,046			67,417

Eric P. Palmer	2,234	3/1/2019	2,234	2,068	3/1/2019	2,068	11,805	2020	6,104
	4,049	2/28/2019	2,024					2021	5,701
		2/28/2020	2,025
	17,530	2/28/2019	5,843
		2/28/2020	5,843
		2/28/2021	5,844
Total			23,813			2,068			11,805

Nicole S. Jones	6,781	3/1/2019	6,781	6,275	3/1/2019	6,275	10,203	2020	5,493
	11,778	2/28/2019	5,889					2021	4,710
		2/28/2020	5,889
	14,484	2/28/2019	4,828
		2/28/2020	4,828
		2/28/2021	4,828
Total			33,043			6,275			10,203

Jason D. Sadler	4,562	3/1/2019	4,562	4,222	3/1/2019	4,222	7,847	2020	3,856
	8,268	2/28/2019	4,134					2021	3,991
		2/28/2020	4,134
	12,271	2/28/2019	4,090
		2/28/2020	4,090
		2/28/2021	4,091
Total			25,101			4,222			7,847

Timothy C. Wentworth	22,428	2/28/2019	22,428	64,948	2/28/2019	4,410
	19,699	5/4/2019	19,699		5/4/2019	3,851
	86,985	2/28/2019	43,492		2/28/2019	9,074
		2/28/2020	43,493		2/28/2020	9,074
					2/28/2019	12,846
					2/28/2020	12,846
					2/28/2021	12,847
Total			129,112			64,948			—

Christopher J. Hocevar				2,561	3/1/2019	2,561	8,651	2020	4,191
								2021	4,460
Total			—			2,561			8,651
(i)	These columns include unvested restricted stock, RSUs and SPSs granted for the 2016–2018 performance period. The number of SPSs reported in these columns reflects the shares vested in March 2019 for the SPS 2016–2018 performance period at their actual payout percentage. As of December 31, 2018, the relevant performance conditions had been satisfied, but the awards were not fully vested until payout in March 2019.
(ii)	These columns include unvested SPSs granted for the 2017–2019 and 2018–2020 performance periods. The SPS awards are not fully vested until paid in the year following the close of the three-year performance period. The People Resources Committee determines payout, if any, in the year of vesting based on achievement of three-year performance goals. It is not possible to determine whether SPS awards will vest until the end of the three-year performance period. Notwithstanding this, the SPS
66 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

amounts reported in these columns assumes that each of the performance measures is achieved at target (100%). Because payment will be made in Cigna common stock, the actual value will be based on Cigna’s common stock price at the time of payment.

(2)	Based on the closing price of the Company’s common stock on December 31, 2018 ($189.92).

OPTION EXERCISES AND STOCK VESTED IN 2018

This table provides information about the number of shares of Cigna common stock acquired, and value realized by, the NEOs upon exercise of stock options and the vesting of restricted stock, RSUs and SPS awards during 2018. With the exception of Dr. Muney, no SPSs awarded for the 2016–2018, 2017–2019 or 2018–2020 performance periods vested in 2018.

	OPTION AWARDS		STOCK AWARDS
Name (a)	NUMBER OF SHARES ACQUIRED ON EXERCISE (#) (b)	VALUE REALIZED UPON EXERCISE ($) (c)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (d)		VALUE REALIZED UPON VESTING ($) (e)(1)
David M. Cordani	—	—	67,070(2)		12,906,951
Eric P. Palmer	—	—	2,701(2)		519,780
Nicole S. Jones	—	—	9,473(2)		1,822,984
Jason D. Sadler	9,830	821,441	10,104(2	)(3)	1,870,533
Timothy C. Wentworth	—	—	—		—
Christopher J. Hocevar	13,222	993,774	4,033(2)		776,111
Alan M. Muney, M.D.	—	—	18,089(2	)(4)	3,351,948
(1)	Value realized upon exercise of option awards is calculated by multiplying the number of shares acquired upon exercise by the difference between the market price at the time of the transaction and the option’s exercise price. For stock awards, the value realized upon vesting is calculated by multiplying the number of shares acquired upon vesting by the fair market value (FMV) per share of Cigna common stock. The LTIP defines FMV per share as the average of the high and the low trading price per share of Cigna common stock on the applicable vesting date.
(2)	Includes the vesting on March 2, 2018 of 2015–2017 SPS awards as follows: Mr. Cordani — 67,070; Mr. Palmer — 2,701; Ms. Jones — 9,473; Mr. Sadler — 6,650; Mr. Hocevar — 4,033; and Dr. Muney — 5,494. The FMV on March 2, 2018 was $192.44 per share.
(3)	Includes 3,454 shares acquired upon the vesting of restricted stock units for Mr. Sadler on June 4, 2018 (FMV of $171.05 per share).
(4)	Includes the vesting on December 21, 2018 of Dr. Muney’s 2016–2018 SPS award (4,770 shares), 2017–2019 SPS award (4,548 shares) and 2018–2020 SPS award (3,277 shares), all at a payout of 139.8% of target, as determined by the formula set forth in the LTIP. The FMV on December 21, 2018 was $182.19. Delivery of these shares, less 530 shares withheld for taxes due upon vesting, is deferred until the payout date for each award is determined by the Committee in accordance with the terms of the LTIP.
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 67

COMPENSATION MATTERS

PENSION BENEFITS FOR 2018

This table shows the present value as of December 31, 2018 of the estimated pension benefits payable upon retirement at age 65 to each of the NEOs, except for Mr. Wentworth, Mr. Sadler and Dr. Muney, who were not eligible to participate in the pension benefits plans. The amounts shown are present values and not necessarily the actual amounts that will be paid to the NEOs, because those amounts will not be known until the pension benefits become payable.

NAME (a)	PLAN NAME (b)	NUMBER OF YEARS CREDITED SERVICE (#) (c)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (d)(2)	PAYMENTS DURING THE LAST FISCAL YEAR ($) (e)
David M. Cordani	Cigna Pension Plan (Part B)	18	308,561	—
	Cigna Supplemental Pension Plan	18	177,751	—
	Cigna Supplemental Pension Plan of 2005	18	585,303	—
Eric P. Palmer	Cigna Pension Plan (Part B)	11	150,855	—
	Cigna Supplemental Pension Plan of 2005	11	11,757	—
Nicole S. Jones	Cigna Pension Plan (Part B)	3	51,623	—
	Cigna Supplemental Pension Plan of 2005	3	54,080	—
Christopher J. Hocevar	Cigna Pension Plan (Part B)	8	—	121,392
	Cigna Supplemental Pension Plan	8	3,766	—
	Cigna Supplemental Pension Plan of 2005	8	77,143	—
(1)	No employee has received additional credited years of service since 2009.
(2)	Assumptions used in the calculations of the amounts in this column are included in Note 13 to our audited financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2019. The actuarial present values of the prior period benefits were, in part, computed as a projected lump sum payout payable at normal retirement age (age 65) which was then discounted to the present value as of December 31, 2018 using the same assumptions as those used for financial reporting purposes. The assumptions are interest discount rates of 4.23% for the Cigna Pension Plan and 4.03% for the Cigna Supplemental Pension Plan and the Cigna Supplemental Pension Plan of 2005, and the RP 2014 mortality table (adjusted to 2006) with improvement scale MP 2017 on a generational basis for those plans.

Cigna Pension Plan

The Cigna Pension Plan (CPP), a tax-qualified plan, was frozen effective July 1, 2009, and does not cover employees hired after that date. From 2000 to July 2009, the CPP covered all U.S. based full-time employees, including the NEOs serving during that time. Cigna makes all the contributions necessary to fund CPP benefits for deposit into a trust fund. The annual contributions meet or exceed the amount required to meet the applicable minimum funding requirements. Benefits are payable only after the termination of an employee’s service with Cigna.

The CPP consists of Parts A and B, as described below. Part A covered certain employees hired before 1989, while Part B covered all other eligible U.S. employees. The CPP’s benefit formulas applied equally to NEOs and other employees. CPP benefits are based on an employee’s years of credited service and eligible earnings.

•	“Credited service” is generally the period of an employee’s service with a Cigna company while the individual participated in the CPP. An employee received credit for one year of credited service for any calendar year in which the employee was credited with at least 1,000 hours of service. No employee has received credit for any service after 2009.
•	“Eligible earnings” include base salary and annual incentive pay, but not payments under any long-term incentive compensation plans. Earnings after July 1, 2009 are not eligible earnings.

Part A

For credited service before April 1, 2008, Part A provides an annual retirement benefit stated in terms of a single life annuity payable at age 65. That annual benefit equals:

•	the employee’s years of credited service (up to a maximum of 30 years);
68 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

•	multiplied by 2% of the higher of the employee’s average annual eligible earnings over (a) the final 36 months of service, and (b) the three consecutive calendar years with the highest eligible earnings; and
•	minus an offset equal to approximately half of the employee’s annual Social Security benefits.

On March 31, 2008, this formula was frozen so that credited service after March 31, 2008 and eligible earnings after July 1, 2009 are not counted.

Part A benefits under the frozen formula are generally payable only in annuity form as early as age 55. An actuarial reduction applies if benefit payments begin before age 65. All Part A participants are 100% vested.

Effective April 1, 2008, Cigna adopted a new cash balance formula under Part A. For credited service on or after April 1, 2008, the plan provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee’s accumulated annual benefit credits and (2) quarterly interest credits.

For each year that an employee earned a year of credited service, the employee’s account received annual benefit credits equal to a percentage of eligible earnings: 8% for 2008 eligible earnings after March 31, 2008; 9% for 2009 eligible earnings through July 1, 2009; and 3% once an employee has 30 years of credited service.

On the last day of each calendar quarter until an employee’s benefit is paid, the employee’s account also received interest credits, which were based on an annual rate equal to the lesser of 9% or the yield on the five-year U.S. Treasury Constant Maturity Notes for the month of November of the preceding calendar year, plus 25 basis points. However, the annual rate would not be less than 4.5%.

The hypothetical account balance is payable as early as an employee’s termination of employment. Payments may be made in annuity form or lump sum, at the employee’s election subject to the terms of the CPP.

Part B

Part B provides a retirement benefit stated as a lump sum hypothetical account balance similar to the Part A cash balance benefit described above. However:

•	Annual Part B benefit credits range from 3% to 8.5% of eligible earnings, based on the employee’s age and accumulated years of credited service.
•	Effective July 1, 2009, when the Plan was frozen, any Part B participant employed by Cigna on April 1, 2009 became 100% vested.

Cigna Supplemental Pension Plan and Cigna Supplemental Pension Plan of 2005

The Cigna Supplemental Pension Plan (CSPP), an unfunded, nonqualified plan, was frozen effective December 31, 2004, and replaced with the Cigna Supplemental Pension Plan of 2005 (CSPP 2005), also an unfunded, nonqualified plan, which was frozen effective July 1, 2009.

The CSPP provides an additional pension benefit to any employee whose CPP benefit is limited by one or more federal income tax laws, including limitations on compensation recognition, limitations on retirement benefits amounts and an exclusion from eligible earnings of any compensation deferred under a nonqualified deferred compensation arrangement. The additional benefit equals the amount by which those limits reduce the pension benefit an employee would otherwise receive under the CPP. The same plan provisions, including the definitions of service and earnings, apply equally to all employees with compensation above the qualified plan limits, including the NEOs.

In calculating CSPP benefits, the above limits are ignored; otherwise, the regular CSPP formulas and other terms and conditions apply. CSPP benefits are paid in the year after an employee reaches age 55 or separates from service with Cigna, whichever is later. Pre-2005 benefits are ordinarily paid in a lump sum, based on the rules of the CSPP, but an employee who makes a timely election in compliance with applicable tax law may have all or part of the benefit that was earned and vested before 2005 paid in equivalent monthly installments. Any lump sum more than $100,000 is payable in two installments, with the second installment paid one year after the first. Supplemental pension plan benefits earned after 2004 are covered under the CSPP 2005, which provides only for payments in a lump sum in the year after an employee separates from service or reaches age 55, whichever is later.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 69

COMPENSATION MATTERS

NONQUALIFIED DEFERRED COMPENSATION FOR 2018

This table provides information about the contributions, earnings and balances for the NEOs under deferred compensation plans as of and for the year ended December 31, 2018.

NAME (a)	PLAN NAME (b)	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (c)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(1) (d)		AGGREGATE EARNINGS IN LAST FY ($) (e)	AGGREGATE WITHDRAWAL/ DISTRIBUTIONS ($) (f)	AGGREGATE BALANCE AT LAST FYE ($) (g)
David M. Cordani	Cigna Deferred Compensation Plan	—	—		(40,950)	—	592,674(2)
	Supplemental 401(k)	—	78,029		10,712	—	472,245(2	)(3)
Eric P. Palmer	Cigna Deferred Compensation Plan	—	—		4,218	—	144,025(2)
	Supplemental 401(k)	—	21,030		1,075	—	64,913(2	)(3)
Nicole S. Jones	Supplemental 401(k)	—	21,183		2,244	—	107,822(2	)(3)
Jason D. Sadler	Mandatory Provident Fund	1,151	1,151		(6,011)	—	38,624(2)
	Third Country National Pension Plan	—	139,810		(21,852)	—	1,074,390(2)
Timothy C. Wentworth	Express Scripts Executive Deferred Compensation Plan	—	8,817,654	(4)	81,264 (5)	—	9,680,653
Christopher J. Hocevar	Cigna Deferred Compensation Plan	—	—		(14,741)	110,185	244,488(2)
	Supplemental 401(k)	—	—		1,636	—	64,540(2	)(3)
Alan M. Muney, M.D.	LTIP	—	2,198,122	(6)	93,263	—	2,291,385(7)
	Supplemental 401(k)	—	14,235		2,648	—	115,554(3)
(1)	Cigna’s contributions to the Cigna Deferred Compensation Plan, the Supplemental 401(k) Plan, the Mandatory Provident Fund, the Third Country National Pension Plan and the Express Scripts Deferred Compensation Plan are included in the Summary Compensation Table.
(2)	Amounts contributed by a NEO and by the Company in prior years have been reported in the Summary Compensation Tables in the previously filed proxy statements in the year earned to the extent such person was a named executive officer for purposes of the SEC’s executive compensation disclosure.
(3)	Includes a contribution made to the NEO’s Supplemental 401(k) Plan or the Express Scripts Executive Deferred Compensation Plan account in 2019 with respect to 2018 compensation.
(4)	Reflects the contribution to Mr. Wentworth’s deferred compensation account as required by his Retention Agreement. For additional information on the vesting of this contribution, see “Employment Arrangements and Post-Termination Payments —Retention Agreement.” Also reflects the annual contribution with respect to his 2018 compensation, which was previously approved by the Express Scripts board of directors.
(5)	The aggregate earnings reflect the earnings on Cigna’s contributions during the time that Mr. Wentworth served as an executive officer of Cigna following the Express Scripts merger.
(6)	Reflects the value of Dr. Muney’s 2016–2018 SPS award (4,770 shares), 2017–2019 SPS award (4,548 shares) and 2018–2020 SPS award (3,277 shares) that vested upon his retirement on December 21, 2018, less the value of the shares withheld (530) to cover taxes due upon the vesting. Based on the Company’s fair market value on December 21, 2018 ($182.19). The LTIP defines the fair market value as the average of the high and low trading price per share of Cigna common stock on the vesting day.
(7)	Based on the Company’s closing price on December 31, 2018.

Cigna Deferred Compensation Plan

Cigna credits deferred compensation with hypothetical investment earnings during the deferral period as follows:

•	Deferred cash compensation is credited with amounts that equal the gains (or losses) on the actual investment options available under the Cigna 401(k) Plan. The 401(k) Plan investment options include a default fixed income
70 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

fund with an annual interest rate applicable for 2018 of 3.0%, which is not considered an “above market” interest rate as that term is defined by the SEC. The fixed income fund is the only hypothetical investment option available to non-executive employees.

•	Deferred shares of Cigna common stock are credited with amounts equal to any dividends that are paid on actual shares of Cigna common stock. These hypothetical dividends are treated as deferred cash compensation.

Generally, payments of deferrals after 2004 will be made or will begin during one of the following periods: July of the year following the year of an executive’s separation from service; the 90 day period beginning January 1 of the year following the year of an executive’s death; or a date specified by the officer or by Cigna. Deferred compensation balances represent a general unsecured and unfunded obligation of Cigna.

Subject to limitations under Section 16 of the Securities and Exchange Act of 1934 (the Exchange Act) and under Cigna’s Securities Transactions and Insider Trading Policy (the Insider Trading Policy), executive officers who participate in the Cigna Deferred Compensation Plan can defer up to 100% of their base salary and annual incentive award and may change their hypothetical investment allocations on deferrals once per quarter.

Express Scripts, Inc. Executive Deferred Compensation Plan

Amounts contributed to the EDCP by the participant are deemed to be invested in the hypothetical investment options selected by the participant from a defined set of investment options and a Company stock fund. Contributions made by the Company are allocated as follows: 75% of the contribution is allocated to the participant’s selected hypothetical investment options and 25% is allocated to the Company stock fund. Accounts under the EDCP are deemed to be invested in hypothetical investment options selected by the participant. Hypothetical investment options include a stable value option that provided a 2.2% return in 2018 and a stock fund that related to Cigna common stock as of December 20, 2018. Express Scripts historically made contributions to senior executives’ EDCP account in an amount equal to 6% of such senior executive’s annual cash compensation, with the contributions subject to three-year cliff vesting. The Express Scripts’ board of directors approved the contribution with respect to Mr. Wentworth’s 2018 compensation in 2017. When an executive becomes eligible for retirement under the EDCP (minimum age of 55 and a combined age plus years of service with the company of 65), or upon termination due to death or disability (as defined in the EDCP plan), all company-provided EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement, all unvested company-provided EDCP contributions are forfeited. Withdrawals and distributions of vested amounts are made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a previously specified fixed schedule. For information about the Company’s contribution to Mr. Wentworth’s EDCP account in connection with the closing of the Express Scripts merger and the vesting of such contribution, see “Employment Arrangements and Post-Termination Payments — Retention Arrangements.”

The EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation. Distribution of a participant’s EDCP account is made in cash, except for those amounts that are invested in the Company stock fund, which are distributed in whole shares of our common stock with fractional shares paid in cash.

Executive officers who participate in the EDCP can defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award. Participants in the EDCP may change their hypothetical investment allocations on deferrals at any time, subject to limitations under Section 16 of the Exchange Act and the Insider Trading Policy.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 71

COMPENSATION MATTERS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Contingent Payments Table reflects the estimated amount of incremental compensation that would become payable to each of the NEOs, except Mr. Hocevar and Dr. Muney, under existing plans and arrangements if the NEO’s employment had terminated in certain scenarios on December 31, 2018, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2018 ($189.92 per share). Mr. Hocevar’s employment ended on October 12, 2018 and Dr. Muney retired on December 21, 2018. The terms of their arrangements are described in the CD&A in the section titled “Employment Arrangements and Post-Termination Payments — Severance Arrangements.”

The Express Scripts merger constituted a change of control for both Cigna Holding Company (formerly Cigna Corporation) and Express Scripts Holding Company. Prior to the signing of the Express Scripts merger agreement, the executive officers that were named executive officers at the time — Mr. Cordani, Mr. Palmer, Ms. Jones, Mr. Sadler and Mr. Hocevar – waived any change of control rights under the Company’s compensation and benefit plans, including the Executive Severance Benefits Plan and the LTIP, as a result of the consummation of the Express Scripts merger. For purposes of the Contingent Payments Table, the information presented in the “Early Retirement or Retirement” and “Termination Upon Death or Disability” columns assume there has not been a change of control.

All change of control benefits are “double-trigger,” which means that they are payable only upon a change of control followed by termination of employment. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of the benefits described below, as the People Resources Committee, or for Mr. Cordani, the Board, determines appropriate.

The actual incremental amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on assumptions used in making the calculations. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and specific plan terms that govern administration of payments. See also “Employment Arrangements and Post-Termination Payments” in the CD&A for a description of Cigna’s policies on severance pay.

In calculating the hypothetical payment amounts, we have assumed that: (1) change of control and termination occur as of December 31, 2018; (2) payments of benefits are made in a lump sum on December 31, 2018 unless otherwise noted; and (3) the value of options would be equal to the value realized upon exercise of those options that accelerate as a result of the applicable event and that were in-the-money as of December 31, 2018. However, the actual exercise date of options is not known and payment dates would vary because of Internal Revenue Code rules relating to deferred compensation.

The table shown below does not include certain non-forfeitable payments or benefits, such as 401(k), supplemental 401(k), vested deferred compensation, pension plans and the value of previously vested in-the-money options, assuming exercise; in each case, the NEO would, subject to certain limitations, receive these payments or benefits upon termination, including voluntary termination or termination for cause.

Contingent Payment Descriptions

The aggregate amounts in the Contingent Payments Table appear under the following headings:

•	Severance, which refers to salary continuation upon involuntary termination, or salary continuation upon involuntary termination and change of control for the NEOs.
•	Annual Incentive, which refers to annual cash incentive awards payable to the NEOs.
•	Vesting of Previously Awarded Long-Term Incentives, which refers to accelerated vesting of in-the-money options and/or restricted stock, RSUs and SPSs.
•	Other Benefits, which includes the cost to the Company for outplacement services and/or Company-paid basic life insurance and, as further described below with respect to Mr. Wentworth, any acceleration of his nonqualified deferred compensation account and medical benefits.

Hypothetical payment amounts represent an approximation of the potential payment.

72 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

CONTINGENT PAYMENTS All Actions Assume a December 31, 2018 Termination Date
INVOLUNTARY TERMINATION NOT FOR CAUSE ($) (a)	TERMINATION UPON A CHANGE OF CONTROL ($) (b)	EARLY RETIREMENT OR RETIREMENT ($) (c)	TERMINATION UPON DEATH OR DISABILITY ($) (d)

David M. Cordani
Severance	1,500,000	16,500,000	—	—
Annual Incentive	3,000,000		—	—
Vesting of Previously Awarded Long-Term Incentives	14,796,287	34,993,075	—	26,639,444
Other Benefits	29,670	19,670	—	—
TOTAL	19,325,957	51,512,745	—	26,639,444

Eric P. Palmer
Severance	850,000	5,475,000	—	—
Annual Incentive	825,000	—	—	—
Vesting of Previously Awarded Long-Term Incentives	1,518,031	3,949,746	—	2,904,616
Other Benefits	26,202	16,202	—	—
TOTAL	3,219,233	9,440,948	—	2,904,616

Nicole S. Jones
Severance	750,000	5,412,000	—	—
Annual Incentive	680,000	—	—	—
Vesting of Previously Awarded Long-Term Incentives	2,159,770	5,163,455	—	3,928,025
Other Benefits	26,564	16,564	—	—
TOTAL	3,616,334	10,592,019	—	3,928,025

Jason D. Sadler
Severance	650,000	4,675,113	—	—
Annual Incentive	650,000	—	—	—
Vesting of Previously Awarded Long-Term Incentives	1,525,437	3,748,714	—	2,843,366
Other Benefits	25,000	15,000	—	—
TOTAL	2,850,437	8,438,827	—	2,843,366

Timothy C. Wentworth
Severance	—	—	—	—
Annual Incentive	—	—	—	—
Vesting of Previously Awarded Long-Term Incentives	18,373,678	32,761,678	13,474,024	27,084,365
Other Benefits	8,334,000	8,334,000	—	8,334,000
TOTAL	26,707,678	41,095,678	13,474,024	35,418,365
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 73

COMPENSATION MATTERS

Involuntary Termination not for Cause (Column (a))

NEOs other than Mr. Wentworth

Payments and benefits may be provided to NEOs whose employment is terminated because of job elimination or any other non-cause reason. If a NEO is terminated not for cause, there is no plan or formula that prescribes benefits that would be provided. Some of the benefits, such as severance payments or payments in the amount of the value of unvested restricted stock awards, would be subject to the discretion of the People Resources Committee or, for Mr. Cordani, the Board. In exercising such discretion, the Committee typically considers length of service, target total compensation, and career plans following termination of employment.

From the range of possible decisions the People Resources Committee may make about payments and benefits, we have assumed for purposes of this estimate that a NEO would receive:

•	An amount equal to one year of base salary;
•	A prorated portion of that individual’s annual incentive target for the year in which termination occurs. The total amount of the annual incentive payout for 2018 was included in the estimate because it assumes termination at year-end;
•	Payout of a prorated portion of previously awarded SPSs based on 100% of the 2016–2018 SPS award, 67% of the 2017–2019 SPS award and 33% of the 2018–2020 SPS award. The value shown for such NEO represents the number of SPSs multiplied by $189.92, the December 31, 2018 closing price of Cigna common stock;
•	A lump sum payment equal to the value of any unvested restricted stock, which would be calculated by multiplying the number of shares of restricted stock forfeited upon termination, by the closing price on the assumed termination date; and
•	Outplacement services and Company-paid basic life insurance, each for a period of one year. For purposes of this estimate, a cost of $25,000 for outplacement services was used.

Previous separation agreements with executive officers required the officer to make certain promises, covenants and waivers, including non-competition and non-solicitation obligations and a general release, in exchange for the benefits and payments provided by Cigna.

Mr. Wentworth

Mr. Wentworth’s retention agreement, which includes non-competition, non-solicitation, non-disparagement and confidentiality obligations, outlines the payments and benefits to which he would be entitled if he is terminated during the three-year period following the Express Scripts merger without cause or if he terminates for good reason. In the event of such a termination, Mr. Wentworth would receive:

•	A prorated portion of his annual incentive target for the year in which termination occurs. The agreement provides however, that because Express Scripts paid Mr. Wentworth an incentive award for 2018, such amount would offset this payment had a termination occurred in 2018;
•	Unvested stock options and restricted stock unit awards previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger would vest. The value shown was determined by subtracting the exercise price from the closing price of Cigna common stock on December 31, 2018 ($189.92);
•	Full vesting of any unvested portion of the amount credited to his deferred compensation account by Cigna at closing of the Express Scripts merger; and
•	Monthly payments in an amount equal to the cost for Mr. Wentworth and any eligible dependents, including his spouse, of continuing medical, dental, vision and EAP coverage under Cigna’s programs under COBRA for the applicable statutory COBRA period, and, if the applicable statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan for the duration of the 36 month period.

The retention agreement provides that Mr. Wentworth is entitled to receive a tax reimbursement in respect of any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.

74 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Termination upon a Change of Control (Column (b))

NEOs other than Mr. Wentworth

The payments and benefits discussed are hypothetical and contingent in nature. However, if a change of control were to occur, executive officers who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against Cigna) within two years after a change of control would be entitled to the following payments and benefits:

•	156 weeks of pay, at the base salary rate in effect at termination;
•	Three-times the higher of the executive’s last annual incentive payout and the amount of the executive’s annual incentive target immediately before the change of control;
•	The number of outstanding SPSs multiplied by the higher of: 100%; the vesting percentage from the preceding performance period; and the average vesting percentage for the last two performance periods. For purposes of this estimate, a vesting percentage of 139.8% of target was used. The value shown for each NEO represents the number of SPSs estimated to vest multiplied by $189.92, the closing price of Cigna common stock on December 31, 2018;
•	Unvested stock options and restricted stock awards would vest. Options would expire on the earlier of the original expiration date or three months after the termination date; and
•	Six months of outplacement services and life insurance for one year paid by the Company. For purposes of this estimate, a cost of $15,000 for outplacement services was used.

If, within two years after a change of control, any of the following changes affect an executive officer, and he or she then resigns following written notification to Cigna, the resignation will be treated as a termination upon a change of control: any reduction in compensation, any material reduction in authority, duties or responsibilities, or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.

Our LTIP and Executive Severance Benefits Plan provides that if any portion of the change of control benefits paid to an executive officer would be subject to an excise tax, then either (1) the executive will receive the full amount of the benefits and will pay any resulting excise tax or (2) the change of control benefits will be reduced enough to avoid the excise tax entirely, whichever alternative provides the executive with the greater amount of after-tax benefits. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.

Mr. Wentworth

During the three-year retention period, in the event there was a subsequent change of control of the Company, and Mr. Wentworth was terminated without cause or resigned for good reason following that change of control, Mr. Wentworth would receive:

•	A prorated portion of his annual incentive target for the year in which termination occurs. The agreement provides however, that because Express Scripts paid Mr. Wentworth an incentive award for 2018, such amount would offset this payment had a termination occurred in 2018;
•	The number of outstanding SPSs multiplied by the higher of: 100%; the vesting percentage from the preceding performance period; and the average vesting percentage for the last two performance periods. For purposes of this estimate, a vesting percentage of 139.8% of target was used;
•	Unvested stock options, restricted stock awards and restricted stock units would vest;
•	Full vesting of any unvested portion of the amount credited to his deferred compensation account by Cigna at closing of the Express Scripts merger; and
•	Monthly payments in an amount equal to the cost for Mr. Wentworth and any eligible dependents, including his spouse, of continuing medical, dental, vision and EAP coverage under Cigna’s programs under COBRA for the applicable statutory COBRA period, and, if the applicable statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan for the duration of the 36 month period.

Mr. Wentworth’s retention agreement provides for a sign on equity award of restricted stock and SPS awards with a grant date of the day following the closing of the merger or, if closing does not occur during an open window period, the first day of the open window period following closing of the merger. For purposes of the contingent payment table, in this column, we have assumed that the sign on equity award was granted as of December 31, 2018. Further, the retention agreement provides that Mr. Wentworth is entitled to receive a tax reimbursement in respect of any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 75

COMPENSATION MATTERS

Early Retirement or Retirement (Column (c))

At December 31, 2018, none of the NEOs serving as executive officers, other than Mr. Wentworth, were eligible for early retirement or retirement benefits.

NEOs other than Mr. Wentworth

Upon early retirement (on or after age 55 and at least five years of service) or retirement (on or after age 65 and at least five years of service), the amount of any benefits or payments to a NEO is subject to the discretion of the People Resources Committee and/or the terms of any agreement executed by the Company and the retiring NEO that has been approved by the Committee. From the range of possible decisions the People Resources Committee may make about payments and benefits, a reasonable assumption of payments or benefits that a NEO would receive upon retirement include:

•	A prorated portion of that individual’s annual incentive target;
•	Payout of a prorated portion of previously awarded SPSs based on 100% of the 2016–2018 SPS award, 67% of the 2017–2019 SPS award and 33% of the 2018–2020 SPS award;
•	Vesting of any unvested options would be accelerated and the options would become exercisable at retirement and expire on the original expiration date; and
•	Vesting of any unvested Cigna restricted stock awards upon retirement, subject to the People Resources Committee’s approval.

Mr. Wentworth

Mr. Wentworth’s employment agreement with Express Scripts provided for certain equity award treatment upon his “early retirement.” Eligibility for early retirement is defined as (1) being at least 54.5 years of age; (2) having served as a senior leader for 4.5 years continuously; and (3) the sum of age plus term of senior leadership equals at least 64. The merger agreement provided that Express Scripts equity awards converted into Cigna equity awards on the same terms and conditions as were applicable to the Express Scripts equity awards prior to closing of the merger. Therefore, if Mr. Wentworth’s employment ended due to early retirement, he would receive:

•	A pro-rated portion of the restricted stock units and stock options previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger (based on the number of months employed by the Company or its predecessors past age 55, divided by 60) that are scheduled to vest on or prior to the third anniversary of the retirement date with respect to restricted stock units and the fourth anniversary with respect to stock options shall continue to vest in accordance with their terms as if he was still employed by the Company.

Death or Disability (Column (d))

NEOs other than Mr. Wentworth

If a NEO dies while still an active employee, certain benefits are available to that individual’s estate or surviving spouse. Restrictions on restricted stock awards would lapse upon death or disability. In addition, vesting of any unvested options would be accelerated and the options would become exercisable and expire on the original expiration date.

Upon death, the NEO’s estate or the surviving spouse would also receive an immediate payout of 100% of the outstanding SPS awards for the 2016–2018, 2017–2019 and 2018–2020 performance periods. Upon disability, the NEO’s 2016–2018, 2017–2019 and 2018–2020 SPS awards would fully vest, but would not be paid out until the end of the performance period. In accordance with past practice, the estimates assume that the NEO’s estate or the surviving spouse would receive payment of 100% of the outstanding SPS awards.

Mr. Wentworth

In addition to the benefits described above for the other NEOs, Mr. Wentworth would receive:

•	A prorated amount of unvested restricted stock unit awards previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger would vest, prorated for the portion of the vesting period during which Mr. Wentworth has been employed by Cigna and/or Express Scripts past age 55, divided by 60. The value in the table above assumes that Mr. Wentworth or his estate, as applicable, elect to have the termination event treated as an early retirement;
•	All unvested stock options previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger would vest;
•	Any unvested portion of Mr. Wentworth’s deferred compensation account would immediately vest; and
•	Monthly payments in an amount equal to the cost for Mr. Wentworth and any eligible dependents, including his spouse, of continuing medical, dental, vision and EAP coverage under Cigna’s programs under COBRA for the applicable statutory COBRA period, and, if the applicable statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan.
76 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

AUDIT MATTERS

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2019. PricewaterhouseCoopers LLP has served as Cigna’s independent registered public accounting firm since 1983. In order to ensure continued auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chair of the Audit Committee and the Chairman of the Board are involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner.

The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider PricewaterhouseCoopers’ appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative from PricewaterhouseCoopers LLP is expected to attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.

The Board of Directors
unanimously recommends
that shareholders vote
FOR the ratification of
the appointment of
PricewaterhouseCoopers LLP
as Cigna’s independent
registered public
accounting firm.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 77

AUDIT MATTERS

Policy for the Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Specifically:

•	The full Audit Committee pre-approves all audit, review and attest services and their related fees. The Audit Committee has oversight of fee negotiations with the independent registered public accounting firm.
•	The Chief Risk Officer and General Auditor (a role held by one individual and referred to as the CRO) for the Company presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all audit and permissible non-audit services expected to be performed by the Company’s independent registered public accounting firm during the calendar year. In the case of any additional permissible non-audit services concerning internal control over financial reporting and any tax services, the independent registered public accounting firm includes a written description of the scope of service and other information about the proposed service. The Audit Committee reviews the schedule and documentation, and pre-approves the audit and permissible non-audit services it deems appropriate.
•	For additional audit and permissible non-audit services that arise during the calendar year, the CRO presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee. After the CRO’s presentation of the schedules as described above and, if applicable, a discussion with the Company’s independent registered public accounting firm regarding the potential effects of any permissible non-audit services related to internal control over financial reporting or permissible tax services on the independence of the Company’s independent registered public accounting firm, the Audit Committee will approve those audit and permissible non-audit services it deems appropriate and necessary.

•	The policy allows the pre-approval of additional audit and permissible non-audit services to be delegated to the Chair of the Audit Committee or, if the Chair is unavailable, to a majority of the remaining members of the Audit Committee, so long as the proposed services do not exceed $250,000 individually. Any services approved in this manner must be reported to the full Audit Committee at its next regularly scheduled meeting.
•	The CRO reports to the Audit Committee at each meeting on any non-audit services performed by the independent registered public accounting firm and on fees incurred for any services performed by the independent registered public accounting firm. At each in-person meeting, the CRO reports to the Audit Committee the projected ratio between audit and non-audit fees of the independent registered public accounting firm.
78 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

AUDIT MATTERS

Fees to Independent Registered Public Accounting Firm

The Audit Committee reviewed and approved the professional services rendered to Cigna by PricewaterhouseCoopers LLP consisting of the following:

	2018	2017
Audit Fees	$17,931,399	$12,388,000
Audit-Related Fees	6,070,497	2,036,000
Tax Fees	1,647,650	697,000
All Other Fees	1,738,880	605,000
TOTAL	$27,388,426	$15,726,000

Audit fees include the audit of annual financial statements; the review of quarterly financial statements; the performance of statutory audits; quarterly comfort letter work; and the evaluation of the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under Audit Fees. Audit-related fees include: employee benefit plan audits; internal control reviews (e.g., System and Organization Controls (SOC) Reporting); consultation concerning financial accounting and reporting standards; agreed upon procedures; due diligence; purchase accounting; pre- and post-close integration matters with respect to the Express Scripts merger; and regulatory examinations.

Tax fees include tax recovery services, tax consulting, tax compliance services and services related to tax matters with respect to the Express Scripts merger.

All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category and include pre-approved business process advisory and other services that, for 2018, relate primarily to financial and operational benchmarking, legal and regulatory integration and agile controls readiness assessment.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 79

AUDIT MATTERS

Report of the Audit Committee

Cigna maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. All of the members of the Audit Committee are independent (as defined in the listing standards of the NYSE, SEC regulations and Cigna’s independence standards).

Cigna’s management has primary responsibility for preparing Cigna’s financial statements and establishing and maintaining financial reporting systems and internal controls. Management also is responsible for reporting on the effectiveness of Cigna’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Cigna’s consolidated financial statements and issuing a report on these financial statements. The independent registered public accounting firm also is responsible for, among other things, issuing an attestation report on the effectiveness of Cigna’s internal control over financial reporting based on its audit. As provided in the Audit Committee’s charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets periodically with Cigna’s Chief Financial Officer, General Auditor and Chief Risk Officer, Chief Accounting Officer, General Counsel, Chief Information Officer and independent registered public accounting firm, with and without management present, to discuss the adequacy and effectiveness of Cigna’s internal controls and the quality of the financial reporting process.

In this context, before Cigna filed its Annual Report on Form 10-K for the year ended December 31, 2018 (Form 10-K) with the SEC, the Audit Committee:

•	Reviewed and discussed with Cigna’s management the audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of Cigna.
•	Reviewed and discussed with Cigna’s management and with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the effectiveness of Cigna’s internal control over financial reporting, as well as management’s report and PricewaterhouseCoopers LLP’s attestation on the subject.
•	Discussed with PricewaterhouseCoopers LLP matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of Cigna’s financial condition and results of operations, including critical accounting estimates and judgments.
•	Received the required written communications from PricewaterhouseCoopers LLP that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from Cigna.
•	Discussed with each of Cigna’s Chief Executive Officer and Chief Financial Officer their required certifications contained in Cigna’s Form 10-K.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee:

Roman Martinez IV, Chair
William DeLaney
Mark B. McClellan
John M. Partridge

80 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder Proposals

Shareholders have submitted the following proposals for the reasons stated within the proposal. The Company will promptly provide the names and addresses of the shareholders and the number of shares owned upon request directed to the Office of the Corporate Secretary. Each shareholder proposal will be voted on at our 2019 Annual Meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. As required by the SEC’s rules, we are presenting the proposals verbatim as they were submitted to us by the proponents. We have put a box around materials provided by each proponent so that readers can easily distinguish between materials provided by the proponents and materials provided by the Company. The Company is not responsible for the contents of the proposals. As described more fully in the statements in opposition, our Board of Directors unanimously recommends a vote AGAINST each of these shareholder proposals.

Shareholder Proposal — Increase Shareholder Rights to Include Action by Written Consent
(Proposal 4)

Proposal 4 - Increase Shareholder Rights to Include Action by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize a specific action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent according to applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if small shareholders had the same access to independent corporate governance data on these companies as large shareholders.

Taking action by written consent in place of a special meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle and avoid the cost of a special meeting.

Shareholders can act by written consent to elect a new director. The following negative events indicate that director refreshment is needed:

DOJ Investigation into alleged fraudulent Medicare payments. May 2018

Consumer Fraud/Abuse – Class Action over alleged overcharged co-payment amounts of prescription drugs. May 2018

Consumer Fraud/Abuse – Proposed Class Action suit over alleged failure to provide long-term and short-term disability claims, Pennsylvania. January 2018

Class Action over calculation of plan benefits based on cash balance formula conversion; alleged ERISA violation, Amara lawsuit December 2017

Consumer Fraud/Abuse – Litigation over alleged failure to reimburse out-of-network services. December 2017

Consumer Fraud/Abuse – Purported Class Action over alleged over-charging and price fixing of home patient care and durable medical equipment, Texas. November 2017

Investigation into policies of health insurers in prescribing opioid medications. November 2017

The expectation of this written consent proposal is that shareholders will not need to make use of written consent because its mere existence will be an incentive factor that will help ensure that our company is well supervised by the Board of Directors and management.

Please vote yes: Increase Shareholder Rights to Include Action by Written Consent - Proposal 4
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 81

SHAREHOLDER PROPOSALS

Board of Directors’ Statement in Opposition to the Proposal

Our Board of Directors is committed to robust corporate governance and responsiveness to Cigna’s shareholders and believes in maintaining policies and practices that serve the interests of all shareholders.

The Board understands that corporate governance is not static — and continually monitors trends and developments in corporate governance and compares and evaluates them against our current practices. We regularly seek and receive input from shareholders on our practices and policies, and the Board’s Corporate Governance Committee considers this input when reviewing proposals to change practices or policies. The Board recognizes that some shareholders may view the ability to act by written consent as an important right. However, the Board believes that Cigna’s existing shareholder rights offer a more transparent and equitable mechanism for shareholders to raise matters for consideration. Based on a careful review of the proposal and the Company’s current governance practices, the Board believes implementation of the proposal is unnecessary and contrary to the best interests of shareholders. In addition, we do not believe that certain assertions in the shareholder proposal about the Company are correct. We have not attempted to refute these inaccuracies. For the reasons set forth below, our Board unanimously recommends a vote AGAINST this proposal.

Shareholder meetings offer important protections and advantages that are absent from the written consent process under this proposal.

The Board strongly believes that Cigna’s shareholders are best served when important matters requiring a shareholder vote are the subject of shareholder meetings, which provide shareholders with important protections and procedural safeguards. We also believe that shareholders should have an opportunity for fair discussion and to exchange views with the Board before shareholder action is taken. Shareholder action by written consent, where there is no open meeting, advance notice, opportunity for discussion or debate, can result in secretive and unsound decision making by permitting holders of a simple majority of shares to act alone, outside of the open and transparent forum of a shareholders’ meeting.

All Cigna shareholders have the opportunity to participate in shareholder meetings. These shareholder meetings offer important protections and advantages that are absent from the written consent process:

•	The meeting and the shareholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all shareholders a chance to express their views and cast their votes.
•	The meeting provides shareholders with a forum for open discussion and consideration of the proposed shareholder action.
•	Accurate and complete information about the proposed action is widely distributed in the proxy statement before the meeting, which must contain information about the proposed action as specified by the SEC and promotes well-informed consideration on the merits of the proposed action.
•	All communications with respect to the proposed shareholder action are governed by SEC rules that require fair disclosure to all shareholders through amendments to a proxy statement and/or public releases of all solicitation material.
•	The Board is able to analyze and provide a recommendation to shareholders with respect to actions proposed to be taken at a shareholder meeting.

A written consent process does not promote transparent decision-making and could disenfranchise shareholders.

Matters that are so important as to require shareholder approval should be communicated in advance so they can be properly considered and voted upon by all shareholders. In contrast, this proposal would allow holders of a simple majority of shares to approve critical actions on their own, without notice to all of the other shareholders or to the Company and without the benefit of enabling all shareholders to consider arguments for and against, express their views, and vote on the matter. This approach would enable a small group of shareholders (including special interest investors and those who accumulate a short-term voting position through the borrowing of shares), with no fiduciary duties to the other shareholders, to approve their own proposed actions on a variety of potentially significant matters at any time and as frequently as they choose. Accordingly, shareholder action by written consent could be used by an individual shareholder or a group of shareholders — no matter how small of an ownership position they represent — to pursue individual agendas or significant corporate actions that are not in the best interests of all shareholders. This approach would effectively disenfranchise all of those shareholders who do not have, or are not given, the opportunity to participate in the written consent, and who may not be informed about the proposed action until after it has already been taken.

82 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Additionally, the written consent process has the potential to create confusion because multiple groups of shareholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting. The proposed arrangement may result in frequent special interest demands or complaints relating to the ordinary business of the Company that distract management and the Board. Addressing such actions could impose significant administrative and financial burdens on the Company with no corresponding benefit to shareholders.

The Board believes that these possible outcomes are contrary to principles of shareholder democracy, fair and accurate disclosure, and good corporate governance.

Our strong corporate governance practices demonstrate responsiveness, provide shareholders with means to express their views, and ensure Board accountability.

Cigna has meaningful shareholder rights in place, including the ability to propose actions for consideration at annual shareholder meetings and nominate directors through proxy access, in accordance with our By-Laws. Additionally, Cigna regularly engages with, and solicits the feedback of, its shareholders and is proud of its track record of implementing governance provisions that are particularly significant to shareholders. Cigna’s corporate governance practices provide transparency and accountability of the Board to all Cigna shareholders, and demonstrate that Cigna is responsive to shareholder concerns:

•	Annual Election of Board of Directors. Based on input from shareholders, Cigna declassified the Board and, beginning with the 2018 annual meeting, all of Cigna’s directors are elected annually by shareholders.
•	Board Refreshment. On an ongoing basis, the Corporate Governance Committee engages in Board succession planning, taking into account input from Board discussions and from the Board and committee evaluation process, including regarding the necessary backgrounds, skills and experience that would contribute to overall Board and committee effectiveness. In 2018, the Board added five new directors, including four that served as directors of Express Scripts prior to the merger. Each of these directors brings significant leadership experience and a diversity of backgrounds, skills and experiences to the Board. In planning for board refreshment, the Corporate Governance Committee also considers upcoming planned retirements.
•	Proxy Access for Director Nominations. In 2017, at the direction of the Board, the Office of the Corporate Secretary engaged with our largest shareholders to discuss proxy access and potential terms for a proxy access bylaw. The Corporate Governance Committee discussed and carefully considered all feedback from shareholders and adopted a proxy access provision that allows a shareholder (or group of shareholders) that complies with certain customary requirements to nominate candidates for service on the Board and have those candidates included in Cigna’s proxy materials.
•	Majority Voting Standard. Cigna has adopted a majority voting standard for the election of directors in uncontested elections.
•	Independent Board Leadership. We currently separate the roles of the Chairman of the Board and CEO. The Chairman of the Board is an independent director as are all of the members of the committees of the Board.
•	Voting for Charter and Bylaw Amendments. In 2018, the Board, with shareholder approval, removed all supermajority voting provisions from Cigna’s governing documents, allowing shareholders to amend all provisions of the Restated Certificate of Incorporation and the Restated By-Laws by the affirmative vote of a majority of the Company’s outstanding common stock.
•	Shareholder Engagement. Cigna regularly solicits shareholder views outside the context of formal shareholder meetings, considers that input and takes appropriate actions where the long-term interests of all shareholders are best served. Shareholders and interested parties may contact the Board of Directors, the Chairman, the independent directors, or specific individual directors directly, as described more fully on page 99.
•	No Shareholder Rights Plan. Cigna does not have a shareholder rights plan, or poison pill.

The Board will continue to evaluate governance standards and practices and will consider whether additional changes should be made to the Company’s current policies and practices. The Board believes that these and other corporate governance practices and policies enable shareholders to act in support of their interests while avoiding the risks associated with shareholder action by written consent.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 83

SHAREHOLDER PROPOSALS

Summary

The Board believes that the implementation of this proposal is not in the best interests of shareholders or the Company and is unnecessary, given the Company’s strong corporate governance practices and policies, including the ability of shareholders to nominate directors through proxy access. Unlike written consents, taking action at shareholder meetings allows for accurate and complete information about the proposed shareholder action to be widely distributed, ensuring an opportunity for well-informed discussion and consideration of the merits of the proposed action. This proposal would circumvent the protections, procedural safeguards and advantages provided to all shareholders by shareholder meetings. Accordingly, the Board unanimously recommends that you vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote
AGAINST the shareholder
proposal.

84 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder Proposal — Cyber Risk Report
(Proposal 5)

Cyber Risk Report

Prior to becoming the Chairman of the SEC, Jay Clayton wrote, “cyber-threats are among the most urgent risk to America’s economic and national security and the personal safety of its citizens.” In October 2017, the Co-Director of SEC Division of Enforcement identified cybersecurity disclosure as a priority and subject of potential enforcement “where there may be a cyber-related disclosure failure by a public company.” Earlier this year the SEC updated its interpretive guidance on cybersecurity disclosure, further underlining its focus on this topic.

A 2018 report sponsored by IBM and conducted by the Ponemon Institute, found that healthcare data breaches cost organizations $408 per compromised record, more than 2.5 times the global average across for all industries. In 2017, the Healthcare Industry Cybersecurity Task Force noted the industry experienced more cyber incidents resulting in data breaches than any of the other 15 critical infrastructure sectors. According to a 2016 report by the Ponemon Institute, data breaches in healthcare are increasingly costly and frequent, and continue to put patient data at risk. The report estimates that data breaches could be costing the healthcare industry $6.2 billion.

While Cigna Health Corporation’s 2017 10-K gives a cursory description of cyber risks, we believe it does not adequately disclose the full extent of those risks and how they are mitigated. Given the magnitude of cyber risk in the healthcare industry, shareholders need a full report that includes policies, procedures, or other information concerning how it mitigates this risk.

RESOLVED: The Company’s shareholders ask the Board to review and publicly report (at reasonable cost, in a reasonable timeframe, and omitting proprietary and confidential information) on its cyber risk and actions taken to mitigate that risk. A report adequate for investors to assess practices should include:

aspects of business or operations that give rise to material cyber risk;

the extent to which the Company outsources functions that have material cyber risks, descriptions of those functions and how the Company addresses those risks;

descriptions of cyber incidents experienced by the Company that individually or in the aggregate are material, including a description of costs and consequences;

risks related to cyber incidents that remain undetected for an extended period;

description of relevant insurance coverage;

compliance, regulatory or contractual obligations related to cyber risk;

certification to widely recognized standards; and

how cyber risks and cyber incidents are reflected in financial statements.

The report should also discuss the scope and frequency of the Board’s oversight of cyber risks which may include review of relevant systems, policies, and procedures, related to:

• determining critical assets (e.g., customer information);

• employee training on data security and privacy-related risks;

• due diligence for third party vendors and potential acquisitions;

• data breach and incident response plans;

• minimization of data collection and retention; and

• security policies and audit frequency

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 85

SHAREHOLDER PROPOSALS

Board of Directors’ Statement in Opposition to the Proposal

At Cigna, we respect our customers’ and clients’ right to privacy and value the trust they place in us. Our business depends on our customers’ and clients’ willingness to entrust us with their health-related and other sensitive personal information. We are committed to the responsible management, use and protection of our customers’ and clients’ personal information.

Every day, Cigna’s computer systems are used to collect, store and process high volumes of sensitive personal information in connection with the services we provide. We describe our cyber risks and the many steps we take to protect our customers’ personal information in our Annual Report on Form 10-K filed with the SEC and our annual corporate responsibility report, Cigna Connects, available on Cigna’s website at www.cigna.com/about-us/corporate-governance/. We also describe the Board’s oversight of risk, including with respect to cyber security risk, on pages 22 and 24 of this proxy statement. As the Company already provides comprehensive disclosure concerning our cyber security risks and data protection efforts and controls, the Board does not believe that preparing a separate “cyber security” report according to the terms of the proposal is necessary. For the reasons set forth below, our Board unanimously recommends a vote AGAINST this proposal.

Our Annual Report on Form 10-K provides comprehensive disclosure related to cyber security risks and data protection consistent with SEC rules and guidance.

The proponent’s assertion that Cigna’s Form 10-K disclosure is “cursory” is inaccurate — we believe our disclosure in these areas is specific and adequate and meets SEC rules and guidance. Our Form 10-K Business — Regulation and — Risk Factors sections provide comprehensive disclosure about aspects of our business or operations that relate to data protection and cyber security risks. Cigna already publicly discloses, for example, the following in its Form 10-K:

•	the privacy, security and data standards regulations to which Cigna is or may be subject, including the increase in international data privacy regulations, such as the European Union’s General Data Protection Regulation, and the importance to our business of compliance with these regulations;
•	our dependence on third parties for various services and the potential impact of any vendor security breach or any loss of access to data on our Company and our ability to meet customers’ demands;
•	the importance to our business of our ability to perform, in an efficient and uninterrupted fashion, necessary business functions and the potential impact of a cyber attack on our systems or those of third parties;
•	that achievement of the anticipated benefits of acquisitions depends on our ability to integrate the operations, resources and systems, including data security systems, of the acquired business in an efficient and effective manner;
•	the importance to our business of our information technology strategy and execution, including making investments that enable us to protect against cyber security risks and threats; and
•	a detailed risk factor addressing that, as a large health service company, we are subject to cyber attacks or other privacy or data security incidents, and our exposure if we are unable to prevent or contain the effects of any such attacks. This risk factor further describes the nature of our exposure to cyber risks — including acknowledging the risk of undetected attacks — and identifies our implementation of security technologies, processes and procedures to protect consumer identity and provide employee awareness training around phishing, malware and other cyber risks in an effort to mitigate risks.

The Company’s existing disclosures in its SEC filings provide investors with the types of cyber security-related information that we believe are useful for making an assessment of the Company’s risk profile and/or an investment decision regarding the Company’s securities. In fact, the proponent requests that the report include many of the disclosures Cigna already makes.

If a material cyber incident were to occur, Cigna would provide disclosure of the event consistent with SEC guidance.

The shareholder requests that the report describe “cyber incidents experienced by the Company that individually or in the aggregate are material, including a description of costs and consequences.” Yet, the SEC’s rules already require disclosure of material cyber incidents in company filings, as well as any material impact to the financial statements. The SEC has clarified how disclosures regarding cyber security threats and incidents should be considered when preparing various aspects of a company’s periodic reports, including the risk factors, management’s discussion & analysis (MD&A), the description of the business, legal proceedings and financial statements. For example, SEC guidance states that MD&A disclosure of cyber security matters may be necessary if the costs or other consequences associated with one or more cyber incidents represent a material event, trend or uncertainty that is reasonably likely to have a material effect on the

86 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

company’s operations, liquidity or financial condition or would cause reported financial information not to be necessarily indicative of future results. If a material cyber incident were to occur, we would provide disclosure of the event consistent with the SEC’s guidance. The proponent’s request is duplicative and overlaps with the SEC’s existing disclosure framework.

Because Cigna has an existing report in which it already discloses detailed supplemental information about information protection policies, practices and procedures related to information protection and cyber security — our annual Corporate Responsibility Report — a standalone cyber risk report is unnecessary and duplicative.

Our Cigna Connects Corporate Responsibility Report is published annually on Cigna’s website, the most recent of which was published in June 2018 covering the prior calendar year. Cigna published its first report for 2013. That report, and every report published since then, has included a section titled Global Privacy and Information Protection that details our information protection practices and our many precautions to safeguard the personal information transmitted through our computer systems and stored on our servers. For example, our June 2018 Corporate Responsibility Report discloses that:

•	Cigna has established a cyber security program and implemented corporate wide security policies and standards that align with internationally accepted cyber security frameworks such as NIST (National Institute of Standards) and ISO (International Standard Organization);
•	Protecting the privacy of our customers, clients, employees and other business partners is an inherent part of Cigna’s Code of Ethics and Principles of Conduct, and we train our employees to understand that privacy and information protection is “Everyone’s Responsibility,” including hosting our inaugural Cyber and Compliance week to increase awareness;
•	Cigna has U.S. and international privacy programs responsible for, among other things: developing policies that support our privacy governance programs; managing privacy risk and control assessments; creating and maintaining privacy training and privacy awareness efforts to educate Cigna associates; providing legal guidance on information incidents, breaches and complaints; monitoring the effectiveness of the privacy programs; and reporting privacy-related risks to Cigna management;
•	Our Cigna Information Protection unit focuses on technology and governance to help ensure that Cigna’s business and customer information and systems are secure, focusing on behaviors and technology needed to safeguard information from unauthorized or inappropriate access, use or disclosure. Specifically, a broad spectrum of technical controls — including data loss prevention, network, role based access, application/desktop logging, encryption and others — is deployed and continuously updated to help prevent, monitor, detect and remediate risks to information;
•	Cigna’s security controls are periodically evaluated to determine the effectiveness of Cigna’s security program. These control evaluations consist of independent controls assessments, security controls benchmarking and operational monitoring processes. The assessments are performed by reputable and independent firms with deep technical expertise in cyber security and include penetration tests, red team exercises, and a system and organization controls (SOC 2) audit report;
•	Our Cyber and Privacy Council (part of our privacy and information protection risk management framework) participated in table-top sessions that examined global information protection threats and simulated Cigna’s response to such threats;
•	Cigna increased testing of associates’ abilities to identify malicious e-mails, with a particular focus on educating employees about global ransomware threats. The report further describes that this training will be a continued focus, along with identifying other phishing attempts, as part of our employee training and awareness programs; and
•	Business liaisons, referred to as Privacy Stewards or International Privacy Leads/Officers and Information Protection Champions and Coordinators, support privacy and information protection implementation by providing guidance, assisting with answering questions, helping with issues and mitigating related privacy and information protection risks.

Since Cigna’s Corporate Responsibility Report already addresses many of the disclosures sought by the shareholder proponent, the report contemplated by this proposal would impose an unnecessary burden and expense on the Company and would not be an efficient use of resources. Because of the breadth of the proposal’s request, and our belief that existing disclosures provide the information we believe is sufficient for making an assessment of the Company’s risk profile and an investment decision regarding Cigna securities, preparation of such a report would result in increased expense and diversion of management’s attention away from more practical efforts to monitor and protect against cyber security risk. Moreover, we believe such a report is likely to be of limited value, if any, beyond the disclosures already available.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 87

SHAREHOLDER PROPOSALS

Further, the implementation of the proposal as set forth could be harmful to the Company and our stakeholders.

Due to the nature of Cigna’s business as a health service company, our operations inherently involve collecting, managing and protecting sensitive data from customers, clients and partners. As described in our public disclosures, we use multiple methods and processes to protect privacy and secure data, many of which could be compromised by the type of disclosures contemplated in the proposal. The prescriptive elements of the proposed report remove discretion and could constrain the Board and management and harm Cigna and our stakeholders through otherwise unnecessary or imprudent disclosures.

For these reasons, the Board unanimously recommends that you vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote
AGAINST the shareholder
proposal.

88 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder Proposal — Gender Pay Gap Report
(Proposal 6)

Cigna Gender Pay Gap – 2019

WHEREAS: The median income for women working full time in the United States is 80 percent of that of their male counterparts. The gap for African America and Latina women is 60 percent and 55 percent. At the current rate, women will not reach pay parity until 2059.

Mercer finds actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.” Research from Morgan Stanley, McKinsey, and Robeco Sam suggests more gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Regulatory risks associated with pay equity exist. The Paycheck Fairness Act, introduced in Congress, would improve company-level transparency and strengthen penalties for equal pay violations. California, Massachusetts, New York and Maryland have enacted significant changes to their equal pay laws.

In 2018 the United Kingdom required large businesses to provide annual gender pay gap reports. Cigna U.K. reported a 17 percent median pay gap and 38 percent median bonus pay gap between male and female employees. Women comprised 60.9 percent of the lower quartile of its employees but only 39 percent of the upper quartile.

Cigna does not report on the gender pay gap for its U.S. employees yet Payscale shows Cigna’s U.S. male employee’s median pay is $14,906 more than its female employees - a nearly 20 percent difference. Cigna male employee median bonus is $2442 more than its female employees – a 33 percent difference.

Leading large-cap companies across industry sectors including Apple, Starbucks and Bank of New York Mellon, among others, have publicly committed to pay equity and published the results of gender pay assessments.

With evidence linking pay equity to greater diversity and strong links between management diversity, financial performance and more robust decision-making, companies would be well served by understanding the equity attributes of their pay, at all levels of the corporation, by gender as well as other facets of diversity, such as race and ethnicity. Amid increasing regulatory and investor interest, it is apparent that companies should understand, manage, and report on pay equity to shareholders.

RESOLVED: Shareholders request that our company prepare a report (at reasonable cost, omitting proprietary and confidential information), identifying whether a gender pay gap exists among its employees, and if so, outline the steps being taken to reduce the gap. The Organization for Economic Cooperation and Development has defined the gender pay gap as the difference between male and female earnings expressed as a percentage of male earnings.

Supporting Statement: A report adequate for investors to assess our company’s strategy and performance would include the percentage pay gap between male and female employees (including base, bonus and equity compensation), a discussion of policies to address any gaps and quantitative reduction targets, and the methodology used to identify pay disparities.

Board of Directors’ Statement in Opposition to the Proposal

Cigna is committed to pay equity. We understand that our continued success depends on the collective strengths of our employees and we are dedicated to attracting, retaining and rewarding the performance of our diverse workforce to best meet the needs of our customers. Our ongoing commitment to diversity and inclusion, as evidenced by our robust programs and practices, has been recognized by leading organizations. Additionally, we proactively monitor our pay practices for potential disparities with respect to gender and race, including conducting an annual review directed by outside counsel.

Given the Company’s strong programs and practices, the Board believes that the adoption of this proposal is unnecessary as its implementation would not enhance Cigna’s already established commitment to pay equity and diversity and inclusion. For the reasons set forth below, our Board unanimously recommends a vote AGAINST this proposal.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 89

SHAREHOLDER PROPOSALS

The recruiting, training and compensation programs at Cigna are designed to prevent gender pay differences and reduce the risks identified in the proposal.

Cigna recruits, hires, trains and promotes persons in all job titles and works to ensure that all personnel actions are administered without regard to an employee’s race, ethnicity, gender, sexual orientation, religion, color, age, disability, veteran status, national origin, ancestry, gender identity, marital status, citizenship status, medical condition (including pregnancy and childbirth), or any other such characteristics. Additionally, Cigna has removed compensation inquiries from job applications and we rely heavily on market and benchmarking data in setting our compensation structure.

Cigna consistently seeks opportunities to increase representation of women and people of color, particularly in middle and senior management roles. For example, as part of our gender and leadership development, since 2014 we have been offering a training program for high potential female employees and their managers. Additionally, in 2018, Cigna developed and launched a virtual “Unconscious Bias” training program designed to ensure that decisions around hiring and promotions are focused on abilities and qualifications. The compensation programs at Express Scripts were designed, similarly to Cigna, to prevent gender pay differences and avoid disparate treatment based on gender, among other factors.

Cigna is committed to pay equity and performs regular pay equity data analysis to proactively review and address pay disparities not explained by objective factors.

Cigna is committed to pay equity, as further described on page 27 — 28. We proactively monitor our compensation programs for potential disparities, including by conducting a regular annual review of pay equity. Outside counsel directs the annual review process and analysis. The annual review considers multiple factors as determinants of compensation. We evaluate the results and take action as warranted. We report our progress to the People Resources Committee on an annual basis. We are committed to continue to find ways to prevent bias and to monitor our pay practices and diligently address any disparities that may not be explained by objective factors.

Cigna acquired Express Scripts on December 20, 2018. With this combination, Cigna’s employee base has grown significantly — from approximately 46,000 employees to 74,000 employees. Work to integrate the two companies’ different career architecture structures has begun, but will likely take through 2019. Our most recent analysis of pay equity at Cigna, conducted prior to this integration with Express Scripts, analyzed gender and race pay equity. Based on a review of job classifications and relevant non-discriminatory factors, we found no material differences in our pay data related to gender or race. The shareholder proponent cites limited or incomplete data in the supporting statement. Following integration of Express Scripts, we intend to perform this analysis on the combined company and are committed to addressing any potential concerns as warranted.

Cigna is committed to diversity and inclusion.

Cigna has dedicated itself to being an employer of choice for diverse talent. We seek to recruit diverse candidates at all stages of their careers and through a variety of venues and programs, including at national conferences for various diversity organizations. We also have multiple programs focused on advancing our diverse workforce, including women. Express Scripts has a similar commitment to diversity and inclusion and sponsors programs and partnerships designed to strengthen its commitment to diversity and inclusion. For example, both companies signed the CEO Action for Diversity and Inclusion pledge and are active in the CEO Action for Diversity and Inclusion alliance, which is the largest CEO-led alliance to champion the business community to advance diversity and inclusion within the workplace by working collectively.

Cigna’s and Express Scripts’ diversity and inclusion programs have resulted in multiple awards and recognitions, for example:

•	Cigna was named “One of the 50 Best Companies for Diversity” by Black Enterprise
•	Both Cigna and Express Scripts were named “One of the Best Places to Work for LGBT Equality” by Human Rights Campaign Corporate Equality Index
•	Cigna was listed as “Latino 100 Company — One of the Best Companies for Latinos” by Latino Magazine and “One of the Top 5 Companies for Hispanic Diversity” by Latino Leaders
•	Cigna received the top score in the employment, philanthropy and governance pillars by the Hispanic Association of Corporate Responsibility.
•	Express Scripts is among an elite list of businesses recognized as Top 50 Companies for Diversity by DiversityInc
•	Both Cigna and Express Scripts were named one of the “Best Places to Work for Disability Inclusion” by Disability Equality Index
•	Cigna received the Military Friendly® and Military Spouse Friendly® Award.
90 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Cigna’s nine Colleague Resource Groups (CRG) seek to empower employees to recognize the talents and distinct cultural attributes and needs of diverse communities within the Company, while also connecting our employees across the Company at a fundamental level to the communities Cigna serves. Express Scripts’ seven Employee Resource Groups (ERG) have a similar function, offering employees the opportunity to network, enhance personal development, contribute to a diverse and inclusive work environment and give back to the community. Each of these groups has a distinct focus. Both Cigna and Express Scripts have resource groups for female employees. Cigna’s Women’s CRG utilizes, among other things, Lean In Circles to provide the power of peer support through guided education and peer mentoring. Similarly, Express Scripts’ Women of Express Scripts Listen, Engage, Advocate and Develop (WE LEAD) ERG focuses on promoting the diversity of women, and creating an environment for professional and personal growth for women.

We provide additional information about our diversity and inclusion efforts, Cigna’s nine CRGs, as well as our workforce demographics, in our annual corporate responsibility report, Cigna Connects, available at www.cigna.com/about-us/corporate-responsibility/report/. Beginning with our report to be published in 2019 and going forward, we plan to include additional information about our compensation policies and practices.

Summary

The Board believes that the adoption of this proposal is unnecessary as it would not enhance Cigna’s already established commitment to pay equity and diversity and inclusion. As described above and on page 27 — 28, we are committed to pay equity and have robust programs and practices supporting our ongoing commitment. Accordingly, the Board unanimously recommends that you vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote
AGAINST the shareholder
proposal.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 91

OWNERSHIP OF CIGNA COMMON STOCK

Stock Held by Directors, Nominees and Executive Officers

The following table provides information as of January 31, 2019 about the amount of Cigna common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table (named executive officers) and the amount of Cigna common stock beneficially owned by the directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director, nominee or executive officer has the power to vote or transfer (even if another person is the record owner), and stock options that are exercisable as of January 31, 2019 or that may become exercisable within 60 days.

NAME	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Directors and Nominees
William J. DeLaney	20,787	*
Eric J. Foss	14,346	*
Elder Granger, M.D. (2)	9,289	*
Isaiah Harris, Jr. (2)	16,370	*
Roman Martinez IV (2)	22,996	*
Kathleen M. Mazzarella	201	*
Mark B. McClellan, M.D.	201	*
John M. Partridge	34,200	*
William L. Roper, M.D. (2)	21,181	*
Eric C. Wiseman (2)	4,200	*
Donna F. Zarcone (2)	13,500	*
William D. Zollars (2)	13,500	*
Named Executive Officers
David M. Cordani	1,589,537	*
Eric P. Palmer	42,993	*
Nicole S. Jones	147,223	*
Jason D. Sadler	46,481	*
Timothy C. Wentworth	395,119	*
Christopher J. Hocevar(3)	11,312	*
Alan M. Muney, M.D.	64,500	*
All Directors, Nominees and Executive Officers as a group including those named above (24 Persons)	3,038,447	0.8%
*	Less than 1% of the outstanding common stock.

None of the shares reported are pledged as security.

(1)	Includes, in addition to wholly owned shares owned on January 31, 2019:
•	13,500 vested restricted stock units that settle in common stock upon separation of service held by each of Mr. Harris, Mr. Martinez, Mr. Zollars and Ms. Zarcone;
•	shares acquirable within 60 days of January 31, 2019 by exercising stock options in the amount of 18,003 for Mr. DeLaney; 8,767 for General Granger; 19,102 for Dr. Roper; 1,238,845 for Mr. Cordani; 30,976 for Mr. Palmer; 112,935 for Ms. Jones; 16,920 for Mr. Sadler; 326,451 for Mr. Wentworth; 42,028 for Dr. Muney; and an aggregate of 434,729 for other executive officers;
•	holdings in the Cigna stock fund of Cigna’s 401(k) Plan in the amount of 1,640 for Mr. Cordani; 271 for Mr. Palmer; 1,313 for Ms. Jones; 1,069 for Dr. Muney; and an aggregate of 12,281 for other executive officers; and
•	shares paid upon the vesting of the 2016–2018 SPS program in the amount of 44,046 for Mr. Cordani; 2,068 for Mr. Palmer; 6,275 for Ms. Jones; 4,222 for Mr. Sadler; 2,561 for Mr. Hocevar; 4,569 for Dr. Muney; and an aggregate of 22,056 for other executive officers.
92 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

OWNERSHIP OF CIGNA COMMON STOCK

(2)	The table below details, as of January 31, 2019, certain other securities, the value of which is directly tied to the value of Cigna stock as described in “Non-Employee Director Compensation — Director Ownership.” Under SEC rules, deferred common stock and hypothetical shares of common stock are not considered beneficially owned and are therefore not included in the table.
Name	Deferred Common Stock	Restricted Stock Units	Hypothetical Shares of Common Stock
Elder Granger, M.D.	201	—	—
Isaiah Harris, Jr.	—	—	23,260
Roman Martinez IV	23,713	_	15,426
William L. Roper, M.D.	—	3,300	—
Eric C. Wiseman	13,050	—	4,145
Donna F. Zarcone	9,163	—	2,797
William D. Zollars	—	—	9,787
(3)	For Mr. Hocevar, beneficial ownership is based on his holdings as of October 12, 2018 and transactions subsequent to that date that are known to the Company.

Additional Information about Stock Held by Directors, Director Nominees and Executive Officers

Directors, director nominees and executive officers as a group beneficially own approximately 0.8% of the outstanding common stock, based on 380,058,967 shares of common stock outstanding on January 31, 2019.

On January 31, 2019, the Cigna stock fund of Cigna’s 401(k) plan held a total of 4,564,591 shares, or approximately 1.2% of the outstanding common stock on that date. A Cigna management advisory committee determines how the shares held in the Cigna stock fund will be voted only to the extent the plans’ individual participants do not give voting instructions.

The directors, director nominees and executive officers control the voting and investment of all shares of common stock they own beneficially.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 93

OWNERSHIP OF CIGNA COMMON STOCK

Stock Held by Certain Beneficial Owners

The following table and notes provide information about beneficial owners of more than five percent of Cigna’s common stock. The percent of class reported in the table below is based on 380,058,967 shares of Cigna common stock outstanding as of January 31, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,556,468(1)	7.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	27,433,436(2)	7.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	26,892,201(3)	7.1%
(1)	Based on information as of December 31, 2018 contained in a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has sole voting power with respect to 447,425 shares; shared voting power with respect to 96,597 shares; sole dispositive power with respect to 28,020,689 shares; and shared dispositive power with respect to 535,779 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., beneficially owns 329,119 of these shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., beneficially owns 320,730 of these shares.
(2)	Based on information as of December 31, 2018 contained in a Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. The Schedule 13G indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 10,151,662 shares and sole dispositive power with respect to 27,433,436 shares.
(3)	Based on information as of December 31, 2018 contained in an amended Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 23,250,723 shares and sole dispositive power with respect to 26,892,201 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Cigna directors, executive officers and beneficial owners of more than 10% of our common stock are required to file reports of their holdings and transactions in Cigna securities with the Securities and Exchange Commission. Based on a review of the copies of reports furnished to the Company and written representations from our directors and executive officers, the Company believes that all reports due in 2018 were timely filed except that one Form 4 for Mr. Wiseman with respect to the payment of his third quarter stock retainer was filed one business day late due to a change in his filing codes without our knowledge and without notice to us. On February 8, 2019, the Company filed amended Form 4s to correct the number of shares of Cigna common stock acquired by Mr. DeLaney, General Granger, Ms. Mazzarella and Dr. Roper pursuant to the Express Scripts merger.

94 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

Questions and Answers About the Proxy Materials

Why did I receive proxy materials? What is included in the proxy materials?

Cigna’s Board of Directors is soliciting your proxy to vote at the 2019 Annual Meeting of Shareholders. You received proxy materials because you owned shares of Cigna common stock at the close of business on February 25, 2019, the record date, and that entitles you to vote at the Annual Meeting.

Proxy materials include the notice of annual meeting of shareholders, this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2018. If you received paper copies, the proxy materials also include a proxy card or voting instruction form. The Proxy Statement describes the matters on which the Board of Directors would like you to vote, and provides information about Cigna that we must disclose under Securities and Exchange Commission regulations when we solicit your proxy.

Your proxy will authorize specified persons, each of whom also are referred to as a proxy, to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting in person. The written document by which you authorize a proxy to vote on your behalf is referred to as a proxy card.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed copies of the proxy statement and annual report?

Cigna has elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. On March 15, 2019, we mailed to shareholders a notice of the internet availability of proxy materials containing instructions on how to access our proxy materials online. We believe electronic delivery will lower costs and reduce the environmental impact of our Annual Meeting because we will print and mail fewer full sets of materials.

You may request to receive printed proxy materials by following the instructions contained in the notice of internet availability. You also may contact Cigna Shareholder Services. Written requests should be directed to Shareholder Services, Cigna Corporation, Two Liberty Place, 5th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550. You may also contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.

How can I get electronic access to the proxy materials?

The proxy materials are available for viewing at www.envisionreports.com/ci. The notice of internet availability of proxy materials also provides instructions on how to:

•	view our proxy materials on the internet;
•	vote your shares after you have viewed the proxy materials; and
•	select a future delivery preference of paper or electronic copies of the proxy materials.

For shareholders who received a printed copy of our materials, you may choose to receive proxy materials electronically in the future. If you choose to do so, you will receive an email with instructions containing electronic links to the proxy materials for next year’s annual meeting and the proxy voting site.

If you hold your shares through a bank, broker or other custodian, you also may have the opportunity to receive the proxy materials electronically. Please check the information contained in the documents provided to you by your bank, broker or other custodian.

We encourage you to take advantage of the availability of the proxy materials electronically to help reduce the environmental impact of the Annual Meeting.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 95

ANNUAL MEETING INFORMATION

Questions and Answers About Voting

What am I voting on at the Annual Meeting?

MANAGEMENT PROPOSAL	ITEM	BOARD RECOMMENDATION	MORE INFORMATION
1	Election of the thirteen director nominees named in this Proxy Statement	Vote FOR each of the nominees	Page 7
2	Advisory approval of executive compensation	Vote FOR	Page 33
3	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019	Vote FOR	Page 77

SHAREHOLDER PROPOSAL	ITEM	BOARD RECOMMENDATION	MORE INFORMATION
4	Increase shareholder rights to include action by written consent	Vote AGAINST	Page 81
5	Cyber risk report	Vote AGAINST	Page 85
6	Gender pay gap report	Vote AGAINST	Page 89

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be presented and voted upon at the Annual Meeting. The proxies will have discretionary authority, to the extent permitted by law, to decide how to vote on other matters that may come before the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of Cigna common stock is entitled to one vote on each of the thirteen directors nominees named in this Proxy Statement and one vote on each of the other matters properly presented at the Annual Meeting. We had 379,672,315 shares of common stock outstanding and entitled to vote as of the close of business on February 25, 2019.

How many votes must be present to hold the Annual Meeting?

At least two-fifths of the issued and outstanding shares entitled to vote, or 151,868,926 shares, present in person or by proxy, are needed for a quorum to hold the Annual Meeting. Abstentions and broker non-votes (discussed below) are included in determining whether a quorum is present. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know that enough votes will be present to hold the meeting.

How many votes are needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes). When a beneficial owner does not provide voting instructions to the institution that holds the shares in street name, brokers may not vote those shares in matters deemed non-routine. Only Proposal 3 is a routine matter.

MANAGEMENT PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
1	Election of the thirteen director nominees named in this Proxy Statement	Majority of votes cast	No effect	Not voted/No effect
2	Advisory approval of executive compensation	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
96 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

MANAGEMENT PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
3	Ratification of the appointment of independent auditor	Majority of shares present and entitled to vote on the subject matter	Counted “against”	No broker non-votes; shares are voted by brokers in their discretion

SHAREHOLDER PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
4	Increase shareholder rights to include action by written consent	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
5	Cyber risk report	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
6	Gender pay gap report	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect

Signed but unmarked proxy cards will be voted “for” Proposals 1, 2 and 3 and “against” Proposals 4, 5 and 6. Shares held by the Cigna stock fund of the Cigna 401(k) Plan that are not voted timely or properly will be voted by the plan trustees as instructed by Cigna’s Retirement Plan Committee.

How do I vote if I own shares as a record holder?

If your name is registered on Cigna’s shareholder records as the owner of shares, you are the “record holder.” This may include shares held at Computershare prior to October 2014 from restricted stock that has vested, shares acquired through an option exercise and shares issued in settlement of SPS awards. If you hold shares as a record holder, there are four ways that you can vote your shares.

Over the Internet. Vote at www.envisionreports.com/ci. The internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on Tuesday, April 23, 2019. Once you enter the internet voting system, you can record and confirm (or change) your voting instructions.

By telephone. Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on Tuesday, April 23, 2019. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

By mail. If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. If you received only a notice of internet availability but want to vote by mail, the notice includes instructions on how to request a paper proxy card. For your mailed proxy card to be counted, we must receive it before 8:00 a.m. Eastern Time on Wednesday, April 24, 2019.

In person. Attend the Annual Meeting, or send a personal representative with a valid legal proxy.

Please note that you cannot vote using the notice of internet availability of proxy materials. The notice identifies the items of business and describes how to vote, but you cannot vote by marking the notice and returning it.

How do I vote if my Cigna shares are held by a bank, broker or custodian (including a Fidelity brokerage account)?

If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the holder of your shares will provide you with a copy of this Proxy Statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone. Unless you provide voting instructions, your shares will not be voted on any matter except for the ratification of the appointment of our independent auditors (Proposal 3). To ensure that your shares are counted in each of the other matters, we encourage you to provide instructions on how to vote your shares.

If you hold shares in street name and want to vote in person at the Annual Meeting, you will need to ask your bank, broker or custodian to provide you with a valid legal proxy. You will need to bring the proxy with you to the Annual Meeting in order to vote. Please note that if you request a legal proxy from your bank, broker or custodian, any previously executed proxy will be revoked and your vote will not be counted unless you vote in person at the Annual Meeting or appoint another valid legal proxy to vote on your behalf.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 97

ANNUAL MEETING INFORMATION

How do I vote if my Cigna shares are held by Fidelity in an employee stock account?

Employee stock accounts maintained by Fidelity include unvested restricted stock that is votable if held on the record date. You should follow the rules above for voting shares held as a record holder.

How do I vote shares held in the Cigna stock fund of the Cigna 401(k) Plan?

If you have money invested in the Cigna stock fund of the Cigna 401(k) Plan, you may provide voting instructions as to the number of shares allocated to your account on the record date. However, you have an earlier deadline for submitting voting instructions. Your voting instructions must be received by 11:59 p.m. Eastern Time on Thursday, April 18, 2019. You may vote over the internet, by telephone or by mail (as described above), but you may not vote shares allocated to your 401(k) accounts in person at the Annual Meeting. The plan trustees will vote such shares in accordance with your voting instructions if they are received timely. If you do not send instructions by the April 18, 2019 deadline, you do not vote or you return your proxy card with unclear voting instructions or no voting instructions, the plan trustees will vote the number of shares allocated to your 401(k) account as instructed by Cigna’s Retirement Plan Committee. Your voting instructions will be kept confidential under the terms of the plan.

Shares allocated to your 401(k) account, shares held in an employee stock account with Fidelity or shares held at Computershare may be aggregated on one proxy card. Please note that if voting instructions are submitted after 11:59 p.m. Eastern Time on Thursday, April 18, 2019, your vote will be counted for any shares held in your employee stock account at Fidelity or Computershare, but not with respect to shares allocated to your 401(k) account.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials if your shares are registered differently or are in more than one account. Please provide voting instructions for all of the Notices and proxy and voting instruction cards you receive.

Can I change my vote?

Yes. If you are a record holder, you may:

•	Enter new instructions by telephone or internet voting before 11:59 p.m. Eastern Time on Tuesday, April 23, 2019;
•	Send a new proxy card with a later date than the card submitted earlier. We must receive your new proxy card before 8:00 a.m. Eastern Time on Wednesday, April 24, 2019;
•	Write to the Corporate Secretary at the address listed below. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before 8:00 a.m. Eastern Time on Wednesday, April 24, 2019; or
•	Vote in person (or send a personal representative with a valid proxy) at the Annual Meeting, which will automatically cancel any proxy previously given.

If you hold your shares in street name, you may:

•	Submit new voting instructions in the manner provided by your bank, broker or other custodian; or
•	Contact your bank, broker or other custodian to request a proxy to vote in person at the Annual Meeting.

Written notices of revocation and other communications about revoking Cigna proxies should be addressed to Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

Who will count the votes? Is my vote confidential?

Computershare has been appointed Inspector of Election for the Annual Meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

All votes are confidential. Your voting records will not be disclosed to us, except as required by law, in contested Board elections or certain other limited circumstances.

Who pays for the proxy solicitation and how will Cigna solicit votes?

Cigna pays the cost of preparing our proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Georgeson, Inc. to assist in soliciting proxies. Cigna will pay Georgeson a fee of approximately $15,000 plus reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC within four business days following the end of our Annual Meeting.

98 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

How can I communicate with the Board of Directors?

Shareholders and interested parties may contact the Board of Directors, the Chairman, the independent directors, or specific individual directors by submitting an e-mail to DirectorAccessMailbox@cigna.com. Shareholders and interested parties also may send written correspondence to Director Access, Attention: Office of the Corporate Secretary. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation, including the name and other pertinent information for the nominee to the Office of the Corporate Secretary. Written correspondence may be sent to the Office of the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550.

The Corporate Secretary will compile all communications other than routine commercial solicitations and opinion surveys sent to Board members and periodically submit them to the Board. Communications addressed to individual directors at the director address will be submitted to such individual directors. The Corporate Secretary also will promptly advise the appropriate member of management of concerns, and the Corporate Secretary will notify the Board of the resolution of those concerns.

How does a shareholder submit a proposal or nomination of a director candidate for the 2020 annual meeting?

Proposals

If you intend to submit a proposal to be included in next year’s proxy statement pursuant to SEC Rule 14a-8, the Corporate Secretary must receive your proposal on or before November 16, 2019. Submitting a shareholder proposal does not guarantee that Cigna will include the proposal in the proxy statement if the proposal does not satisfy the SEC’s rules.

If you want to present your proposal at the 2020 annual meeting but are not proposing it pursuant to SEC Rule 14a-8, the Corporate Secretary must receive your proposal no earlier than December 26, 2019 and no later than the close of business on January 25, 2020, and it must satisfy the requirements set forth in Article II, Section 12 of Cigna’s By-Laws. If, however, the 2020 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.

Director Nominations

The Board has implemented a proxy access provision in our By-Laws, which allows a shareholder or group of up to 20 shareholders owning in aggregate three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in our By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2020 annual meeting of shareholders pursuant to the proxy access provisions in Article II, Section 13 of our By-Laws, we must receive proper written notice of any such nomination no earlier than October 17, 2019 and no later than the close of business on November 16, 2019, and the nomination must otherwise comply with our By-Laws. If, however, the 2020 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.

If you would like to otherwise nominate a candidate for director at the 2020 annual meeting, the Corporate Secretary must receive your notice no earlier than the close of business on December 26, 2019 and no later than the close of business on January 25, 2020, and it must satisfy the requirements set forth in Article II, Section 11 of Cigna’s By-Laws. If, however, the 2020 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.

Correspondence to the Corporate Secretary may be addressed to: Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550.

How do I obtain copies of Cigna’s corporate governance and other company documents?

The Guidelines, committee charters and Cigna’s Code of Ethics and the Director Code of Business Conduct and Ethics are posted at www.cigna.com/about-us/corporate-governance/. In addition, these documents are available in print to any shareholder who submits a written request to the Corporate Secretary at the address listed above.

The Company’s filings with the SEC, including its annual report on Form 10-K, are available through www.cigna.com/about-us/investors/.

If you are a shareholder and did not receive an individual copy of this year’s Proxy Statement, annual report or notice of internet availability of proxy materials, we will send a copy to you if you address a written request to Shareholder Services, Cigna Corporation, Two Liberty

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement 99

ANNUAL MEETING INFORMATION

Place, 5th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550. You may also contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.

What is householding and how does it affect me?

If you and other residents at your mailing address own shares of Cigna stock in “street name,” your broker or bank may have notified you that your household will receive only one proxy statement and annual report or notice of internet availability of proxy materials, but each shareholder who resides at your address will receive a separate proxy card or voting instruction form. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and Cigna because it reduces the volume of duplicate information received at your household and helps Cigna reduce expenses and conserve natural resources.

If you would like to receive your own set of Cigna’s proxy statement and annual report or your own notice of internet availability of proxy materials in the future, or if you share an address with another Cigna shareholder and together both of you would like to receive only a single set of Cigna’s proxy materials, please notify your broker or bank. If you are a record holder, please contact our transfer agent, Computershare, at P.O. Box 505000, Louisville, KY 40233-5000 or 1-800-952-9245.

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

You must have an admission ticket, as well as a valid form of government-issued photo identification, in order to be admitted to the Annual Meeting. If you are a Cigna shareholder of record and received a printed copy of Cigna’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Annual Meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Cigna common stock as of the close of business on the Cigna record date of February 25, 2019, to the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Cigna common stock held by you on the Cigna record date or a letter from your broker, bank or other custodian certifying the amount of your beneficial ownership interest as of the close of business on the Cigna record date.

If you wish to appoint a representative to attend the Annual Meeting in your place, you must provide to the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550, the name of your representative, the admission ticket portion of your proxy card if you are a Cigna shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A Cigna shareholder may only appoint one representative. Requests from Cigna shareholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after April 8, 2019, may not be able to be processed in time to allow you to receive your admission ticket before the date of the Annual Meeting, so you should mail your request early.

For directions to the Annual Meeting, please contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.

Please note that cameras, recording equipment, electronic devices, large bags, briefcases or packages are not permitted in the meeting. Recording of the meeting is expressly prohibited.

100 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNEX A – NON – GAAP FINANCIAL INFORMATION

Adjusted Income from Operations

Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income. This consolidated measure is not determined in accordance with accounting principles generally accepted in the United States (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income.

Adjusted income from operations is defined as shareholders’ net income, excluding realized investment gains and losses, amortization of acquired intangible assets, special items and, following the Express Scripts merger, the results of transitioning pharmacy benefit management clients, Anthem Inc. and Coventry Health Care, Inc. (the “transitioning clients”).

Effective December 31, 2018, our results are reported in the following segments: Integrated Medical, Health Services and International Markets. The remainder of our business is reported in Group Disability and Other. This organization reflects how we evaluate our business performance and manage our operations following the Express Scripts merger. Financial measures within our 2018 Management Incentive Plan (MIP), our cash-based annual incentive program, and our Strategic Performance Share (SPS) program for the 2016-2018 performance period are tied to the performance of the three business segments in place prior to the Express Scripts merger — Global Health Care, Global Supplemental Benefits and Group Disability and Life. Prior to the Express Scripts merger and for purposes of determining performance relative to the pre-defined goals under the 2018 MIP and 2016-2018 SPS performance period, we calculated adjusted income from operations at the segment level on an after-tax basis. Adjusted income from operations for the three business segments in place prior to the Express Scripts merger largely reflects the Company’s 2018 consolidated adjusted income from operations, excluding the adjusted loss from operations for corporate and contributions from the Express Scripts business (a period of 11 days). Following the merger, at the segment level, we report adjusted income from operations on a pre-tax basis.

Consolidated Adjusted Income from Operations Reconciliation

CONSOLIDATED ADJUSTED INCOME FROM OPERATIONS RECONCILIATION (dollars in millions)
Year Ended December 31,	2018
Shareholders' net income	$2,637
After-tax adjustments to reconcile to adjusted income from operations:
Adjustment for transitioning clients	(47)
Net realized investment losses	104
Amortization of other acquired intangible assets	177
Special Items	686
Adjusted income from operations	$3,557

CONSOLIDATED ADJUSTED INCOME FROM OPERATIONS PER SHARE RECONCILIATION
Year Ended December 31,	2009	2018
Shareholders' net income	$4.69	$10.54
After-tax adjustments to reconcile to adjusted income from operations:
Results of guaranteed minimum income benefits	(0.76)	—
Adjustment for transitioning clients	—	(0.19)
Net realized investment losses	0.09	0.42
Amortization of other acquired intangible assets	0.13	0.71
Special Items	(0.08)	2.74
Adjusted income from operations	$4.07	$14.22
Annex A-1 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNEX A – NON – GAAP FINANCIAL INFORMATION

Adjusted Revenue

At the consolidated level, adjusted revenues is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “total revenues.” We define adjusted revenues as total revenues excluding revenue contributions from transitioning clients, certain realized investment results of joint ventures using the equity method of accounting, and special items. We exclude these items from this measure because they are not indicative of past or future underlying performance of the business.

Adjusted Revenue Reconciliation

TOTAL REVENUES RECONCILIATION (dollars in millions)
Year Ended December 31,	2018
Total revenues	$48,650
Adjustment for transitioning clients	(459)
Net realized investment losses from equity method investments	43
Special Items	(123)
Adjusted revenues	$48,111
Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement Annex A-2

ANNEX B – SURVEY DATA

AFLAC Inc.	MetLife, Inc.
Allianz Life Insurance Company	New York Life Insurance Company
Anthem, Inc.	Northwestern Mutual Pacific Life
Assurant, Inc.	Pacific Life Insurance Company
AXA Group	Principal Financial Group, Inc.
Brighthouse Financial, Inc.	Protective Life Corporation
Chubb Limited	Prudential Financial, Inc.
Genworth Financial, Inc.	Sun Life Financial, Inc.
Great West Financial	The Allstate Corporation
Humana Inc.	The Hartford Financial Services Group, Inc.
Lincoln Financial Corporation	Transamerica Corp.
Manulife Financial Corporation	UnitedHealth Group, Incorporated
Marsh & McLennan Companies	Unum Group
Massachusetts Mutual Life Insurance Company	Voya Financial

Annex B-1 Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNEX C – 1 – 2018 GENERAL INDUSTRY PEER GROUP

Abbott Laboratories	HCA Holdings, Inc.
AbbVie Inc.	Humana Inc.
Accenture plc	Kimberly-Clark Corporation
Aetna Inc.	Medtronic, Inc.
AFLAC Inc.	Merck & Co. Inc.
American Express Company	MetLife, Inc.
American International Group, Inc.	Progressive Corp.
Amgen Inc.	Prudential Financial, Inc.
Anthem, Inc.	Sprint Corporation
Bristol-Myers Squibb Company	T-Mobile US, Inc.
Capital One Financial Corporation	The Allstate Corporation
Centene Corp.	The Bank of New York Mellon Corporation
CenturyLink, Inc.	The Hartford Financial Services Group, Inc.
Chubb Limited	The PNC Financial Services Group, Inc.
Citigroup Inc.	The Travelers Companies, Inc.
Colgate-Palmolive Co.	Thermo Fisher Scientific, Inc.
Eli Lilly and Company	U.S. Bancorp
Gilead Sciences Inc.

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement Annex C-1-1

ANNEX C – 2 – POST – MERGER GENERAL INDUSTRY PEER GROUP

Abbott Laboratories	Oracle Corporation
AbbVie Inc.	Pfizer Inc.
AFLAC Inc.	Progressive Corp.
American Airlines Group Inc.	Prudential Financial, Inc.
American Express Company	Southwest Airlines Co.
American International Group, Inc.	Sprint Corporation
Amgen Inc.	Starbucks Corporation
AT&T, Inc.	T-Mobile US, Inc.
Bristol-Myers Squibb Company	The Allstate Corporation
Chubb Limited	The Bank of New York Mellon Corporation
Citigroup Inc.	The Proctor & Gamble Company
Eli Lilly and Company	The Travelers Companies, Inc.
Gilead Sciences Inc.	Thermo Fisher Scientific, Inc.
HCA Healthcare, Inc.	U.S. Bancorp
International Business Machines Corp.	United Continental Holdings, Inc.
Merck & Co. Inc.	United Parcel Service, Inc.
MetLife, Inc.	Verizon Communications Inc.
NIKE, Inc.	Wells Fargo & Company

Cigna 2019 Notice of Annual Meeting of Shareholders and Proxy Statement Annex C-2-1

In memoriam James E. Rogers 1947 – 2018

Jim Rogers, former Chairman, President and Chief Executive Officer of Duke Energy Corporation, served as a director of Cigna Corporation from 2007 until his passing in December 2018. Beyond his contributions to our Board, Jim was a champion for the good that companies can do to improve the world. His vision continues to inspire us at Cigna to put our resources to work for the greater societal good in all that we do.

His collaborative spirit sparked his passion for clean, sustainable energy for everyone. In a similar way, Jim shared with us his leadership experience, deep understanding of commercial and consumer financial services, and keen insights on how to successfully navigate heavily regulated industries.

During his tenure on the Cigna Board, Jim served on the Audit, Finance and People Resources Committees. Jim was a man of extraordinary character, a great leader, a valued board member and a trusted advisor.

919683 03/2019 © 2019 Cigna. Some content provided under license.

FSC www.fsc.org MIX Paper from responsible sources FSC® C127009

Cigna.

Together, all the way.®

900 Cottage Grove Road Bloomfield, CT 06002

Cigna.com

Your vote matters - here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on April 23, 2019.

Online
Go to www.envisionreports.com/ci or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ci

Annual Meeting Proxy Card
 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR each of the nominees named in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6.

1. Election of Directors:
		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
01 -	David M. Cordani	☐	☐	☐	02 -	William J. DeLaney	☐	☐	☐	03 -	Eric J. Foss	☐	☐	☐

04 -	Elder Granger, MD, MG, USA	☐	☐	☐	05 -	Isaiah Harris, Jr.	☐	☐	☐	06 -	Roman Martinez IV	☐	☐	☐

07 -	Kathleen M. Mazzarella	☐	☐	☐	08 -	Mark B. McClellan, MD, PhD	☐	☐	☐	09 -	John M. Partridge	☐	☐	☐

10 -	William L. Roper, MD, MPH	☐	☐	☐	11 -	Eric C. Wiseman	☐	☐	☐	12 -	Donna F. Zarcone	☐	☐	☐

13 -	William D. Zollars	☐	☐	☐

	For	Against	Abstain			For	Against	Abstain
2. Advisory approval of Cigna’s executive compensation.	☐	☐	☐	3.	Ratification of appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2019.	☐	☐	☐

4. Shareholder proposal - Increase shareholder rights to include action by written consent.	☐	☐	☐	5.	Shareholder proposal - Cyber risk report	☐	☐	☐

6. Shareholder proposal - Gender pay gap report	☐	☐	☐		Note: Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Your vote is important. Please validate your vote by signing your proxy card on the reverse side.

030B6E

Admission Ticket

Cigna Corporation 2019 Annual Meeting of Shareholders

Wednesday, April 24, 2019
8:00 a.m.
Windsor Marriott Hotel, Ballroom IV
28 Day Hill Road
Windsor, Connecticut 06095

Please bring a valid government issued photo ID to be admitted to the meeting. In addition, if you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the meeting so that we can verify your ownership of common stock.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search. Cigna will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the Cigna annual meeting once the meeting has commenced.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ci

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy/Voting Instruction Card

Cigna Corporation
Annual Meeting of Shareholders
April 24, 2019, 8:00 a.m.
This proxy/voting instruction card is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Julia Brncic and Marguerite C. Geiger, or either of them, as proxies with full power of substitution. Each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on February 25, 2019 at the Annual Meeting of Shareholders, to be held at the Windsor Marriott Hotel, Ballroom IV, 28 Day Hill Road, Windsor, Connecticut 06095, on Wednesday, April 24, 2019 at 8:00 a.m., or at any postponements or adjournments thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If the undersigned has voting rights with respect to shares of the Corporation’s common stock under the Cigna 401(k) Plan, the undersigned hereby directs the trustee of the Cigna 401(k) Plan to vote shares equal to the number of shares allocated to the undersigned’s accounts under the plan in accordance with the instructions given herein. If the trustee does not receive instructions by 11:59 p.m. Eastern time on Thursday, April 18, 2019, the trustee will vote such shares in the manner instructed by the Corporation’s Retirement Plan Committee.

You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy. If you use this card to vote, you must sign it on the reverse side for your vote to be counted.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4, 5 AND 6.
B	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.
The shares represented by this proxy will be voted as directed by the undersigned.  Where no direction is given when a duly executed proxy is returned, such shares will be voted “For” each of the nominees named in Proposal 1, “For” Proposals 2 and 3, and “Against” Proposals 4, 5 and 6; and will grant authority to the proxy holder to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CIGNA CORPORATION.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
☐